EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TVI CORPORATION

TVI SUB, INC.

SAFETY TECH INTERNATIONAL, INC.

AND

THE COMPANY STOCKHOLDERS

November 8, 2005

AGREEMENT AND PLAN OF MERGER

i

2.16	Powers of Attorney.	23

2.17	Insurance.	23

2.18	Litigation.	23

2.19	Warranties.	24

2.20	Employees.	24

2.21	Employee Benefits.	24

2.22	Environmental Matters.	26

2.23	Legal Compliance.	27

2.24	Customers and Suppliers.	27

2.25	Permits.	27

2.26	Certain Business Relationships With Affiliates.	27

2.27	Brokers’ Fees.	28

2.28	Books and Records.	28

2.29	Company Stockholder Representations.	28

2.30	Government Contract Matters.	28

2.31	Disclosure.	31

2.32	No Company Material Adverse Effect.	31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PARENT		31

3.1	Organization and Corporate Power.	31

3.2	Authorization of Transaction.	32

3.3	Noncontravention.	32

3.4	Litigation.	32

3.5	Valid Issuance of Shares.	32

3.6	Authorized and Outstanding Stock.	33

3.7	SEC Filings.	33

3.8	Disclosure.	33

3.9	Material Adverse Change.	34

3.10	Requirements Under Code Section 368.	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MERGER SUB		34

4.1	Organization and Corporate Power.	35

4.2	Authorization of Transaction.	35

4.3	Noncontravention.	35

4.4	Litigation.	35

AGREEMENT AND PLAN OF MERGER

4.5	Disclosure.	36

ARTICLE V PRE-CLOSING AND POST-CLOSING COVENANTS		36

5.1	Governmental and Third-Party Notices and Consents.	36

5.2	Expenses.	36

5.3	Operation of Business.	36

5.4	Proprietary Information.	38

5.5	Confidentiality.	38

5.6	Parent Board of Directors.	38

5.7	Notice of Breaches.	38

5.8	Exclusivity.	39

5.9	Company Stockholder Approval.	39

5.10	Covenants Regarding Current Government Contracts.	39

ARTICLE VI CONDITIONS TO CONSUMMATION OF MERGER		40

6.1	Conditions to Obligations of the Parent and Merger Sub.	40

6.2	Conditions to Obligations of the Company Stockholders and the Company.	42

ARTICLE VII INDEMNIFICATION		43

7.1	Indemnification by the Company Stockholders.	43

7.2	Indemnification by the Parent.	44

7.3	Indemnification Claims.	44

7.4	Survival of Representations and Warranties.	46

7.5	Set Off.	47

7.6	Treatment of Indemnity Payments.	47

7.7	Limitations of Indemnity.	47

7.8	Knowledge.	48

7.9	Insurance Set Off.	48

ARTICLE VIII TAX MATTERS		48

8.1	Tax Indemnification.	48

8.2	Allocation of Certain Taxes.	49

8.3	Preparation and Filing of Tax Returns; Payment of Taxes.	49

8.4	Audits, Assessments, Etc.	50

8.5	Termination of Tax Sharing Agreements.	50

8.6	Indemnification Claims.	50

AGREEMENT AND PLAN OF MERGER

8.7	Dispute Resolution.	51

8.8	Set-Off; Other Rights and Limitations.	52

ARTICLE IX TERMINATION		52

9.1	Termination of Agreement.	52

9.2	Effect of Termination.	53

ARTICLE X DEFINITIONS		53

ARTICLE XI MISCELLANEOUS		64

11.1	Press Releases and Announcements.	64

11.2	No Third Party Beneficiaries.	64

11.3	Entire Agreement.	64

11.4	Succession and Assignment.	64

11.5	Counterparts and Facsimile Signature.	65

11.6	Headings.	65

11.7	Notices.	65

11.8	Governing Law; Consent to Jurisdiction and Venue.	66

11.9	Amendments and Waivers.	66

11.10	Severability.	67

11.11	Construction.	67

11.12	Attorneys Fees.	67

Attachments:

Disclosure Schedule

Exhibit A	[OMITTED]
Exhibit B	[OMITTED]
Exhibit C	Form of Opinion of Counsel to the Company and the Company Stockholders
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Restricted Stock Agreement
Exhibit F	Form of Confidentiality, Innovations and Non-Solicitation Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of R&D Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of November 8, 2005 by and among TVI CORPORATION, a Maryland corporation (the “Parent”), TVI SUB, INC., a Maryland corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), SAFETY TECH INTERNATIONAL, INC., a Maryland corporation (the “Company”), and the stockholders of the Company who are signatories hereto (the “Company Stockholders”).

This Agreement contemplates a merger of the Company with and into the Merger Sub. In such merger, the Company Stockholders will receive cash and shares of the common stock of Parent in exchange for their capital stock of the Company. The parties intend that the business combination contemplated herein be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 as amended.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger.

Upon and subject to the terms and conditions of this Agreement, the Company shall merge with and into the Merger Sub at the Effective Time. From and after the Effective Time, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law (the “MGCL”).

1.2 The Closing.

The Closing shall take place at the offices of Whiteford, Taylor & Preston L.L.P. in Baltimore, Maryland, or at such other place as the Parties may mutually agree in writing, commencing at 10:00 a.m. local time on the Closing Date.

1.3 Actions at the Closing.

(a) At the Closing:

(i) the Company shall deliver to the Parent the various certificates, instruments and documents referred to in Section 6.1 of this Agreement;

(ii) the Parent and/or Merger Sub shall deliver to the Company the various certificates, instruments and documents referred to in Section 6.2 of this Agreement;

(iii) the Surviving Corporation and the Company shall file with the Maryland State Department of Assessments and Taxation the Articles of Merger; and

(iv) the Parent, the Surviving Corporation, the Stockholder Representative, and the Escrow Agent shall execute and deliver the Escrow Agreement.

AGREEMENT AND PLAN OF MERGER

(b) Upon confirmation from the Maryland State Department of Assessments and Taxation that the Articles of Merger have been filed and accepted:

(i) Each Company Stockholder shall deliver to the Parent for cancellation the certificate(s) representing his Company Shares endorsed in blank;

(ii) the Parent shall deliver to each Company Stockholder the Closing Amount into which his Company Shares are exchanged pursuant to Section 1.5(a); and

(iii) the Parent shall deliver the Escrow Shares to the Escrow Agent on behalf of the Company Stockholders in accordance with Section 1.8.

(c) The payments of the Aggregate Merger Consideration as set forth in the foregoing subsection (b) shall be calculated using Estimated Debt and Estimated Working Capital for Closing, which payments will be subject to the post-closing adjustments specified in Section 1.6 hereof.

1.4 Additional Action.

The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company, in order to consummate the series of transactions contemplated by this Agreement.

1.5 Conversion of Shares.

(a) Each Company Share shall be converted into the right to receive the portion of the Aggregate Merger Consideration, which shall be payable without interest, at any time in which a portion of the Aggregate Merger Consideration is distributed in accordance with the provisions of this Agreement and the Escrow Agreement (each a “Payment Date”).

(i) At the Effective Time, by virtue of the Merger, and without any further action on the part of any Party or the holder of any of the Company Shares, each Company Share shall be converted into the right to receive a pro-rata portion of the Closing Amount and a pro-rata portion of the Escrow Shares (which shall be delivered to and be held by the Escrow Agent pursuant to Section 1.8 hereof and the Escrow Agreement).

(ii) Notwithstanding (a)(i) above, if the Parent Share Price exceeds the closing price of the Parent Shares on the day of the Effective Time (or if the Effective Time does not occur on a trading day, the immediately preceding trading day) (“Effective Time Price”), the Closing Stock Amount and the number of Escrow Shares shall be recalculated using the lower Effective Time Price and the Closing Cash Amount shall decreased by a proportional amount determined by subtracting (x) the value, based on the Parent Share Price, of the Closing Stock Amount and Escrow Shares calculated using the Effective Time Price, less (y) the value, using the Parent Share Price, of the Closing Stock Amount and Escrow Shares calculated using the Parent Share Price. The forgoing recalculation of the components of the Closing Stock Amount and Closing Cash Amount will be effected on a per share basis by making the appropriate adjustment to the Cash Percentage and Stock Percentage. An example of the recalculation is included on Exhibit A.

AGREEMENT AND PLAN OF MERGER

(b) Whenever cash payments are due by the Parent under this Agreement, Parent shall pay (by wire transfer of immediately available funds) to the Company Stockholders, the amount determined in accordance with the preceding provisions of Section 1.5(a), less any withholding applicable to such payment.

(c) No certificates or scrip representing fractional shares of Parent Shares shall be issued as part of any amount of the Aggregate Merger Consideration that a Company Stockholder has a right to receive. Notwithstanding any other provision of this Agreement, a Company Stockholder who would otherwise have been entitled to receive a fraction of a share of Parent Shares shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Shares, determined using the Parent Share Price as of the Payment Date.

(d) For illustrative purposes only, a spreadsheet showing the calculations for the assumed distributions to each Company Stockholder is set forth on Exhibit A attached hereto.

(e) The Parties hereby agree that the amounts of the Aggregate Merger Consideration to which the Company Stockholders are entitled to receive (i) upon release from the Escrow Shares pursuant to Sections 1.6 and 1.8 hereof, and (ii) pursuant to the Earnout Payment, if any, under Section 1.7 hereof, by reason and operation of the Merger are potentially subject to adjustment as contemplated under Articles VII and VIII hereof and by the Escrow Agreement.

(f) All Parent Shares delivered to the Company Stockholders (whether held in escrow or not) as part of the Aggregate Merger Consideration shall be restricted pursuant to the terms of the Restricted Stock Agreements executed by each of the Company Stockholders in accordance with the terms of this Agreement.

1.6 Post-Closing Adjustment.

(a) Closing Payment Adjustment. Subject to the provisions of Section 7.5(a) hereof, within five (5) Business Days after the final determination of the Final Balance Sheet pursuant to Section 1.6(b) of this Agreement, the Closing Payment will be adjusted (the amount of any such adjustment, the “Closing Payment Adjustment”) and the Parent, the Company Stockholders or the Escrow Agent, as the case may be, will make whatever payments to each other as are necessary, if any, such that the Closing Payment is what it would have been had (i) the Estimated Debt equaled the Debt reflected on such Final Balance Sheet; and (ii) the Estimated Working Capital equaled the Closing Date Working Capital reflected on such Final Balance Sheet. In the event a Closing Payment Adjustment becomes payable to the Parent hereunder, the Parent shall seek such payment (i) first out of the Escrow Shares (using the Parent Share Price calculated as of the Closing Date), (ii) to the extent the Escrow Shares is insufficient to pay in full such Closing Payment Adjustment, out of any other amounts of the Aggregate Merger Consideration payable to the Company Stockholders hereunder, whether by right of setoff (as contemplated under Section 7.5(a) and Section 8.8) or otherwise or (iii) only if (i) and (ii) are insufficient, from the Company Stockholders. Notwithstanding the foregoing sentence, if legal counsel for the Stockholder Representative determines that an adjustment to the method of payment of the Closing Payment Adjustment is necessary in order to preserve the treatment of the Merger as a “reorganization” under Section 368 of the Code, the Stockholder Representative shall have the option (to be exercised in writing delivered to Parent) of tendering Cash in payment of a Closing Payment Adjustment to be paid to Parent by wire transfer within thirty (30) days after the Final Balance Sheet has become final and binding on all Parties.

AGREEMENT AND PLAN OF MERGER

(b) Adjustment Procedures. The adjustments described in Section 1.6(a) will be implemented as follows:

(i) Within thirty (30) days after the Closing Date, the Parent shall prepare and deliver to the Stockholder Representative a balance sheet of the Company as of the Closing Date (the “Final Balance Sheet”). The parties acknowledge and agree that for purposes of determining the Closing Payment Adjustment pursuant to this Section 1.6(b)(i) the Final Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with and utilizing the same principles, practices and policies of the Company as those used in preparing the unaudited financial statements referenced in subsection (b) of the definition of “Financial Statements” in Article X hereof.

(ii) The Stockholder Representative shall have the right to review the Surviving Corporation’s books and records relating to, and the work papers of the Parent and its advisors utilized in preparing the Final Balance Sheet. The Final Balance Sheet shall be binding on the Company Stockholders unless the Stockholder Representative presents to the Parent within fifteen (15) Business Days after receipt of the Final Balance Sheet from the Parent written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

(iii) If the Stockholder Representative delivers a timely notice of disagreement, the Parent and the Stockholder Representative shall attempt in good faith during the thirty (30) days immediately following the Parent’s receipt of timely notice of disagreement to resolve any disagreement with respect to the Final Balance Sheet. If, at the conclusion of such thirty (30) day period, the Parent and the Stockholder Representative have not resolved their disagreements regarding the Final Balance Sheet, the Parent and the Stockholder Representative shall refer the items of disagreement for final determination to a mutually acceptable accounting firm with no prior relationship to the parties hereto (the “Accountants”). The Parent and the Stockholder Representative shall be reasonably available to the Accountants, who shall be instructed to render a final determination within the twenty (20) days immediately following their receipt of the referral. The Final Balance Sheet shall be deemed to be conclusive and binding on the Parent and the Company Stockholders upon (A) the failure of the Stockholder Representative to deliver to the Parent a notice of disagreement within fifteen (15) Business Days of his receipt of the Final Balance Sheet prepared by the Parent, (B) resolution of any disagreement by mutual agreement of the Parent and the Stockholder Representative after a timely notice of disagreement has been delivered to the Parent, or (C) notification by the Accountants of their final determination of the items of disagreement submitted to them.

(iv) The fees and disbursements of the Accountants under this Section 1.6(b) shall be shared equally by the Parent and the Company Stockholders.

(c) Payment of Closing Date Working Capital Excess. If there is a Closing Date Working Capital Excess it shall be distributed to the Company Stockholders on a pro rata basis within thirty (30) days after the Final Balance Sheet has become final and binding on all Parties. Such payment shall be made by Parent in the same proportion of Parent Shares and Cash set forth in Section 1.5(a) hereof, with the number of Parent Shares being determined based on the Parent Share Price calculated as of the Closing Date.

AGREEMENT AND PLAN OF MERGER

1.7 Earnout Payments; Revenue Shortfall Payments.

(a) Subject to the provisions of Section 7.5(a) hereof and the last sentence of Section 1.7(d), within one hundred twenty (120) days after each of the twelve (12) month periods ended June 30, 2006 and June 30, 2007 (each, an “Earnout Period”), the Parent will determine and calculate either a contingent payment for each respective Earnout Period (each an “Earnout Payment”) or, in the event of a Revenue Shortfall for either Earnout Period, a Revenue Shortfall Payment. Any Earnout Payments shall be paid to the Company Stockholders by delivering the applicable Earnout Amount to each Company Stockholder as set forth herein. On the other hand, if the Parent determines that there is a Revenue Shortfall for any Earnout Period the applicable Revenue Shortfall Payment set forth in Section 1.7(c) hereof shall be paid to Parent as set forth herein.

(b) The Earnout Payment for fiscal 2006, if any, will be an amount equal to the product of (i) four (4), multiplied by (ii) Excess EBITDA for fiscal 2006; the Earnout Payment for fiscal 2007 will be an amount equal to the product of (iii) three (3), multiplied by (ii) Excess EBITDA for fiscal 2007; provided, however, that notwithstanding anything else to the contrary contained in this Agreement, the amount of an Earnout Payment for fiscal 2006, if any, shall not exceed Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) and, subject only to upward adjustment as set forth in subsection (c) below, the total amount of the Earnout Payments, if any, shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Earnout Cap”). One-half ( 1/2) of the Earnout Payments will be paid in cash, and one-half ( 1/2) of the Earnout Payments will be paid in restricted Parent Shares determined using the Parent Share Price calculated as of the trading day immediately preceding the last day of the applicable Earnout Period.

(c) Alternatively, in the event of a Revenue Shortfall for either Earnout Period, a payment shall to be made to the Parent therefor (a “Revenue Shortfall Payment”). For fiscal 2006 the Revenue Shortfall Payment, if any, will be One Million Dollars ($1,000,000); the Revenue Shortfall Payment for 2007, if any, will be Two Million Dollars ($2,000,000). In the event of a Revenue Shortfall Payment for 2006, the amount of said One Million Dollars ($1,000,000) payment to the Parent shall be added to the Earnout Cap so that the total amount of both possible Earnout Payments, as adjusted thereby, shall not exceed Six Million Five Hundred Thousand Dollars (6,500,000). Any Revenue Shortfall Payment shall be paid to Parent solely from the Escrow, and in no event will any Revenue Shortfall Payment exceed the aggregate value of all cash and all Escrow Shares then subject to the Escrow Agreement (using the Parent Share Price calculated as of the trading day immediately preceding the last day of the applicable Earnout Period).

(d) As soon as reasonably practicable following Parent’s determination of an Earnout Payment or Revenue Shortfall Payment, as the case may be, Parent will deliver to the Stockholder Representative (A) a statement that includes each element of the calculation of the Earnout Payment or Revenue Shortfall Payment; and (B) a certificate of the Parent’s Chief Financial Officer certifying on behalf of the Parent that the calculation of the Earnout Payment or Revenue Shortfall Payment was made in accordance with the terms of this Section 1.7 (such statement and

AGREEMENT AND PLAN OF MERGER

certificate being referred to as the “Earnout Certificate”). The Stockholder Representative and his professional advisors will be given reasonable access to the books and records of the Surviving Corporation that are necessary to confirm the calculation of the Earnout Payment or Revenue Shortfall Payment. All information obtained by the Stockholder Representative shall be deemed to be Confidential Information of the Parent subject to the restrictions of Section 5.5. Notwithstanding the foregoing, no Company Stockholder who is a Key Employee shall be entitled to receive any Earnout Payment unless he remains continuously employed under his Employment Agreement with the Parent through the end of the applicable Earnout Period; provided, however, that a Company Stockholder shall continue to be eligible for an Earnout Payment notwithstanding the earlier termination of the Company Stockholder’s employment with the Parent if such termination was by the Company Stockholder for “Good Reason,” by Parent without “Cause,” or attributable to the death or “Disability” of said Company Stockholder (as such terms are defined in the Employment Agreement). Notwithstanding the foregoing, Mr. Hans Hauser shall not be entitled to receive an Earnout Payment for an Earnout Period if Surviving Corporation terminates the R&D Agreement for Cause (as defined in the R&D Agreement) prior to the end of that Earnout Period. The stock portion of any Earnout Payment payable to Mr. Hauser shall be placed in Escrow with the Escrow Agent (solely and exclusively to secure the obligation under this Section 1.7(d) until the expiration of the Initial Term (as defined in the R&D Agreement) or the earlier death or Disability (as defined in the R&D Agreement) of Mr. Hauser or the termination of the R&D Agreement by Surviving Corporation without Cause or by Mr. Hauser for Cause (as defined in the R&D Agreement). If, prior to the expiration of the Initial Term (as defined in the R&D Agreement), Surviving Corporation terminates the R&D Agreement for Cause (as defined in the R&D Agreement), Mr. Hauser will pay any an amount equal to the value of the stock portion of any Earnout Payment as of the date of termination as liquidated damages. Such amount shall be paid from and limited to the amount held by the Escrow Agent and attributable to the stock portion of any Earnout Payment, including any proceeds from the sale of such stock. For purposes of clarification, Mr. Hauser’s entitlement to an Earnout Payment, if any, shall be unaffected by his death or Disability (as defined in the R&D Agreement) or termination of the R&D Agreement by Surviving Corporation other than for Cause (as defined in the R&D Agreement). In the event any Party is not entitled to receive any Earnout Payment hereunder, the same shall be immediately and automatically forfeited to, and retained by, the Parent.

(e) Manner of Computation. For purposes of this Agreement, “EBITDA” shall mean, for each Earnout Period, the net income of the Company and the Surviving Corporation, as determined in accordance with GAAP, plus interest, income taxes, depreciation and amortization of the Company and the Surviving Corporation for such period; provided, however, that for purposes of calculating EBITDA:

(i) such calculations shall be determined in a manner consistent with the Accounting Policies;

(ii) any other extraordinary gain or loss (as defined under APB Opinion No. 30 or SFAS No. 144) shall be excluded; and

(iii) the effect of any change in GAAP during the Earnout Period shall be excluded, provided that the following accounting changes required to begin January 1, 2006 shall not be excluded: (a) Statement of Financial Accounting Standards Board (“SFAS”) No. 123, revised,

AGREEMENT AND PLAN OF MERGER

“Share-based Payment”; (b) SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4”; (c) SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29”; and (d) SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.”

For purposes of clarification, in determining EBITDA, direct expenses incurred by Parent or any of its Affiliates on behalf of the Surviving Corporation (e.g., salary, bonuses and related employment expenses for any personnel of Parent or its Affiliates directly attributable to the Surviving Corporation, and the insurance coverage obtained with respect to the Surviving Corporation under policies maintained by Parent or any of its Affiliates) will be included among the expenses of the Surviving Corporation. No general corporate overhead of Parent will be allocated to the Surviving Corporation in determining EBITDA. An example of the calculation of EBITDA is set for the on Exhibit B.

(f) Dispute Resolution.

(i) The amount of an Earnout Payment or Revenue Shortfall Payment set forth in an Earnout Certificate shall be binding on the Company Stockholders unless the Stockholder Representative presents to the Parent within fifteen (15) Business Days after receipt of an Earnout Certificate written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement with respect to the Parent’s determination of an Earnout Payment or Revenue Shortfall Payment. The Parent and the Stockholder Representative shall attempt in good faith during the thirty (30) days immediately following the Parent’s receipt of the Stockholder Representative’s timely notice of disagreement to resolve any disagreement with respect to such Earnout Payment or Revenue Shortfall Payment.

(ii) If, at the end of the thirty (30) day period referenced in subsection (i) above, Parent and the Stockholder Representative have not resolved all disagreements with respect to whether the calculation of an Earnout Payment or Revenue Shortfall Payment is in accordance with the terms of Section 1.7 of this Agreement, such disagreement, regardless of the legal theory upon which it is based, will be settled by final, binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq., in accordance with the applicable rules of the American Arbitration Association (“AAA”) in effect at such time, which will be the sole and exclusive procedures for any such disagreement. The arbitration will be heard before a sole neutral arbitrator mutually agreed upon by Parent and the Stockholder Representative. If Parent and the Stockholder Representative cannot agree upon such an arbitrator within ten (10) Business Days after the date referenced in the first sentence of this subsection (iii), AAA will appoint an arbitrator with expertise in the general industry of the business engaged in by the Company. All arbitration proceedings will take place in Baltimore, Maryland. If the arbitrator finds in favor of the Company Stockholders, the arbitrator will have no authority to award amounts to the Company Stockholders in excess of the amounts the Company Stockholders would have been entitled to receive for an Earnout Payment in the absence of the actions taken by Parent and determined by the arbitrator to be in violation of Section 1.7. Alternatively, if the arbitrator finds in favor of the Parent, the arbitrator will have no authority to award amounts to the Parent in excess of the amounts the Parent would have been entitled to receive for a Revenue Shortfall in the absence of the actions taken by Parent and determined by the arbitrator to be in violation of Section 1.7. Without limiting the generality of the foregoing, the arbitrator will have no authority to award any

AGREEMENT AND PLAN OF MERGER

interest, special, punitive, exemplary, consequential, incidental or indirect losses or Damages. Judgment upon any award granted in a proceeding brought pursuant to this subsection (ii) may be entered in any court of competent jurisdiction. Should it become necessary to resort or respond to court proceedings to enforce a Party’s compliance with this Section 1.7(c), such proceedings will be brought only in the federal or state courts located in Baltimore, Maryland, which will have exclusive jurisdiction to resolve any disputes with respect to this Section 1.7(c), with each Party irrevocably consenting to the jurisdiction thereof.

(g) Conduct of Business. For each applicable Earnout Period, the President of the Parent shall present an annual budget to the President of Surviving Corporation for discussion and consultation. The President of Parent shall consider in good faith the comments and observations of the President of Surviving Corporation regarding the annual budget and shall make such adjustments, if any, based on such consultation and discussion as the President of Parent shall determine are appropriate in light of the then-current business needs of Surviving Corporation. It is the current intention of Parent that Surviving Corporation will continue to offer the same products to customers of Surviving Corporation as are currently offered and that product sales will not be diverted from Surviving Corporation to the Parent. Further, neither the Parent nor Surviving Corporation will take any action in bad faith in order to reduce the amount of or delay the payments, if any, to the Company Stockholders pursuant to subsection (a) of this Section 1.7 or to cause to occur a shortfall pursuant to subsection (c) of this Section 1.7. The Stockholder Representative acknowledges that he is not authorized to, and will not, take (and will not attempt to cause the Surviving Corporation or any of its other employees to take) any action in bad faith in order to increase the amount of or accelerate the payments, if any, pursuant to subsection (a) under this Section 1.7. Notwithstanding the foregoing, the Company Stockholders understand, acknowledge and agree (as evidenced by the adoption of this Agreement and the approval of the Merger by the Company Stockholders) that the Parent is entitled to manage and operate the Surviving Corporation and its businesses in a manner that is consistent with its fiduciary duties to maximize Parent stockholder value. Any sale of the business, stock or all or substantially all of the assets of the Surviving Corporation prior to June 30 2007, shall be made expressly subject to the assumption by the purchaser of the balance of any Earnout obligation hereunder.

(h) Payment. Each Earnout Payment will be paid to the Company Stockholders on a pro rata basis within thirty (30) days after the amount of EBITDA has been determined conclusively for a particular Earnout Period, and as contemplated under Section 1.5.

1.8 Escrow.

(a) On the Closing Date, the Parent shall deposit with the Escrow Agent the Escrow Shares. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. Distributions to the Company Stockholders of the Escrow Shares shall be allocated to the Company Stockholders on a pro rata basis. The Escrow Shares shall be held for two (2) years in accordance with the Escrow Agreement; provided that one-half (1/2) of the Escrow Shares (not then subject to claims) shall be released to the Company Stockholders on the first (1st) anniversary of the Closing Date, the remaining one-half (1/2) of the Escrow Shares (not then subject to claims) shall be released to the Company Stockholders on the second (2nd) anniversary of the Closing Date. The Escrow Shares shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

AGREEMENT AND PLAN OF MERGER

(b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Shares in escrow.

1.9 Articles of Incorporation and By-laws.

(a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

(b) The by-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the by-laws of the Merger Sub immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.10 No Further Rights.

From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

1.11 Company Stockholder Releases.

(a) Effective as of the Closing, each Company Stockholder agrees not to sue and fully releases and discharges the Company and its stockholders, directors, officers, assigns and successors, past and present (collectively, “Releasees”), with respect to and from any and all claims, issuances of Company’s stock, notes or other securities, any demands, rights, liens, contracts, covenants, proceedings, causes of action, obligations, debts, and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which the Company Stockholder now owns or holds or has at any time owned or held against Releasees connected with or relating to any matter occurring on or prior to the Closing Date. Nothing in this Section 1.11 will be deemed to constitute a release by any Company Stockholder of any right of the Company Stockholder under this Agreement or other agreements comprising the exhibits and deliveries hereunder or for reimbursement of substantiated reimbursable business expenses incurred in the Ordinary Course of Business.

(b) It is the intention of the Company Stockholders that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each Company Stockholder hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him by the provisions of applicable law, rule and regulation, and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any.

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1.12 Nature of Payments; Withholding.

A portion of the Aggregate Merger Consideration may be considered to be taxable income in accordance with the Code and Treasury regulations promulgated thereunder and shall be taken into account in accordance with such provisions. The Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any of the Company Stockholder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.13 Appointment of Stockholder Representative.

(a) The Company Stockholders, in accordance with the MGCL, hereby make, constitute and appoint the Stockholder Representative to act as the Company Stockholders’ representative and agent for all purposes under this Agreement (the “Stockholder Representative”). The Stockholder Representative is hereby authorized to execute on behalf of each Company Stockholder any and all documents and agreements referred to herein upon the Closing.

(b) Should the Stockholder Representative resign or be unable to serve, the Company Stockholders having received a majority of the Aggregate Merger Consideration distributed as of the latest Payment Date shall appoint a single substitute agent to take on the responsibilities of such Stockholder Representative, whose appointment shall be effective on the date of the prior Stockholders Representative’s resignation or incapacity.

(c) By way of illustration only, and without limitation, the Stockholder Representative shall have the authority to (i) execute on behalf of each Company Stockholder, as fully as if the Company Stockholders were acting on their own behalf, any and all documents and agreements referred to herein, including executing the Escrow Agreement as the Company Stockholders’ representative, (ii) give and receive notice or instructions permitted or required under this Agreement or the Escrow Agreement, (iii) authorize the release of the amounts held in the Escrow Fund to pay any Claimed Amount, or (iv) to undertake any actions with respect to the resolution of a Dispute or any disagreement with respect to the amount of any Earnout Payment, including partaking in any dispute resolution process.

(d) Any notice, direction or communication received by Parent, Merger Sub or the Surviving Corporation from the Stockholder Representative, or delivered to the Stockholder Representative by Parent, Merger Sub or the Surviving Corporation, shall be binding upon the Company Stockholders, and each of them. The Stockholder Representative shall act in all matters on behalf of the Company Stockholders and Parent and Merger Sub and, after the Effective Time, the Surviving Corporation shall be entitled to rely on the actions of the Stockholder Representatives hereunder acting in concert or alone as the actions of the Company Stockholders. Parent, Merger Sub and the Surviving Corporation may deliver notices and communications to the Company Stockholders hereunder through the Stockholder Representative at the address set forth

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in this Agreement for notices, and such delivery shall be deemed to have been made to any or all of the Company Stockholders. None of Parent, Merger Sub or the Surviving Company shall pay any costs or expenses incurred by the Stockholder Representative in carrying out their obligations hereunder. Each of Parent, Merger Sub and the Surviving Corporation consents to the appointment of the Stockholder Representative to act as described hereunder.

(e) The Stockholder Representative shall not be liable for any action taken or admitted to be taken or suffered in good faith by him except that the Stockholder Representative shall be liable for his own gross negligence or willful misconduct. The Stockholder Representative shall not be liable in any manner for the effectiveness, enforceability, collectibility, genuineness, validity, sufficiency or the due execution of this Agreement, the Escrow Agreement, or any other documents executed in connection herewith or any other certificate, report, notice, consent, opinion, statement or other document furnished or to be furnished hereunder and shall be entitled to rely on any of the foregoing believed by him to be genuine and correct and to have been signed and sent or made by the proper person.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY

STOCKHOLDERS

The Company and the Company Stockholders severally (and not jointly or joint and severally) represent and warrant to the Parent that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct in all material respects, as of the date of this Agreement. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The disclosures in any section or subsection of the Disclosure Schedule shall not qualify as a disclosure in any other section or subsection in this Article II unless it is clear from a reading of the disclosure that such disclosure is applicable to such other section or subsection.

2.1 Organization, Qualification and Corporate Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so authorized, qualified or licensed would not result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Parent true, complete and correct copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.

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2.2 Capitalization.

(a) The authorized capital stock of the Company consists of Two Hundred Thousand (200,000) shares of common stock, $.01 par value per share, of which, as of the date of this Agreement, Ninety-nine Thousand (99,000) shares were issued and outstanding and no shares were held in the treasury of the Company.

(b) Section 2.2(b)(i) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the Company Stockholders, showing the number of shares of Company Shares held by each Company Stockholder. Section 2.2(b)(ii) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding securities of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) The Company has no Company Stock Plans.

(d) Except as set forth in Section 2.2(d)(i) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) There is no outstanding agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.3 Authorization of Transaction.

The Company has all requisite power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the series of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including the approval of the holders of all of the issued and outstanding shares of the Company’s stock. This Agreement has been duly and validly executed and delivered by the Company and the Company Stockholders and constitutes a valid and binding obligation of

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the Company and the Company Stockholders, enforceable against the Company and the Company Stockholders in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.4 Noncontravention.

Except for the filing of the Articles of Merger as required by the MGCL, neither the execution and delivery by the Company and the Company Stockholders of this Agreement, nor the consummation by the Company and the Company Stockholders of the series of transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company, (b) require on the part of the Company or the Company Stockholders any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as expressly set forth in Section 2.4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, novation, consent or waiver under, any contract or instrument to which the Company or the Company Stockholders is a party or by which the Company or the Company Stockholders is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or the Company Stockholders or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Stockholder or any of his or its respective properties or assets.

2.5 Subsidiaries.

The Company has no subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.6 Financial Statements.

The Company has provided to the Parent the Financial Statements, copies of which are attached to Section 2.6 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes. There are no material differences from the information included in the footnotes to the audited Financial Statements that would be disclosed in footnotes to the unaudited Financial Statements if such footnotes had been prepared.

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2.7 Absence of Certain Changes.

Since the Most Recent Balance Sheet Date, the Company has operated its business only in the Ordinary Course of Business, and, except as set forth in Section 2.7 of the Disclosure Schedule:

(a) the Company has not incurred any Debt;

(b) the Company has not made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;

(c) the Company has not created any Security Interest on any of its assets, tangible or intangible;

(d) except for sales to customers of the Company’s products and services in the Ordinary Course of Business, the Company has not sold, assigned or transferred any of its tangible assets;

(e) the Company has not entered into or amended (i) any customer agreement with a Person that is or would be a Significant Person or (ii) any agreement, other than a customer agreement, that is or would be a Material Contract;

(f) the Company has not (i) entered into or amended any employment or severance or similar agreement with any employee or any collective bargaining agreement, (ii) adopted or amended, or increased the payments to or benefits under, any profit sharing, bonus, thrift, stock option, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any of its directors, officers or employees or (iii) granted any increase in compensation payable or to become payable or the benefits provided to its directors, officers or employees;

(g) the Company has not (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;

(h) the Company has conducted and reflected in its books and records each transaction referenced in Section 2.26 of the Disclosure Schedule on an arm’s-length basis;

(i) there has been no change, event or development that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(j) there has not been any material casualty, loss, damage or destruction (whether or not covered by insurance);

(k) the Company has not made any expenditure or commitment to purchase personal property or for additions to property, plant and equipment in excess of $20,000;

(l) the Company has not issued, sold or otherwise disposed of any debenture, note, stock, or equity interest or modified or amended any right of any holder thereof;

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(m) the Company has not amended, terminated, waived, disposed of, or permitted to lapse, any material license or Permit; and

(n) there has not been any amendment to the Articles of Incorporation or By-laws of the Company.

2.8 Undisclosed Liabilities.

The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet or that would not otherwise be required to be disclosed in the footnotes of the Company’s financial statements if such footnotes had been prepared.

2.9 Taxes.

(a) The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns, that were due and payable. All Taxes that the Company is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b) The unpaid Taxes of the Company for periods through the date of the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Company of its operations in the Ordinary Course of Business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.

(c) The Company is not and has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns. The Company does not have any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise for any Taxes of any Person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Taxable period). The Company is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

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(d) The Company has delivered to the Parent (i) complete and correct copies of all income Tax Returns of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. The Company has delivered or made available to the Parent complete and correct copies of all other Tax Returns of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated, and the Company does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

(e) The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

(f) The Company is not a party to any Tax litigation. The Company is not and never has been a party to any reportable transaction as defined in Treasury Regulation Section 301.6011-4(b). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) There are no Security Interests or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) Section 2.9(i) of the Disclosure Schedule lists all the states and localities with respect to which the Company is required to file any corporate, income or franchise tax returns. The Company has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(j) None of the issued and outstanding Company Shares are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to the Company Stockholders of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to the Company Stockholders with respect to which the Parent or the Company would be required to deduct or withhold any Taxes.

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(k) None of the assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

(m) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(n) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.

(o) Section 2.9(q) of the Disclosure Schedule sets forth each jurisdiction in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(p) To the Company’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Security Interest on the assets of the Company, or would reasonably be expected to result in a Company Material Adverse Effect.

2.10 Assets.

(a) Except as set forth on Section 2.10(a) of the Disclosure Schedule, the Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

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(b) Section 2.10(b) of the Disclosure Schedule lists (i) all fixed assets (within the meaning of GAAP) of the Company having a book value greater than $5,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company whose book value exceeds $5,000.

(c) Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner to maintain such item will have been discharged in full.

2.11 Owned Real Property.

The Company does not own, and has never owned, any real property.

2.12 Real Property Leases.

Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Parent true, complete and correct copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease and to the Knowledge of the Company, each parcel of Leased Real Property is in compliance in all material respects with all applicable Laws and Governmental Orders. The Lease for each parcel of Leased Real Property is in full force and effect, there are no defaults under such leases by the Company or, to the Knowledge of the Company, any other party to such leases;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

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(g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto; and

(h) other than the rental payment amounts set forth in Section 2.12 of the Disclosure Schedule, to the Knowledge of the Company, no other amounts are owed or reasonably likely to be owed by the Company with respect to any parcel of Leased Real Property.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, invention disclosures, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark, trade name, corporate name, and domain name registration or application therefor of the Company, and of any employees or contractors of the Company that are intended for assignment to the Company (collectively referred to herein as “Company Intellectual Property”).

(b) The Company, the Company owns or has the right to use all Company Intellectual Property necessary (i) to use, create, have made, sell, implement, market, reproduce and distribute its products and services as currently and contemplated and (ii) to operate the Internal Systems as currently and contemplated. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company immediately prior to the Closing, except as described in Section 2.13(b) of the Disclosure Schedule. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule) and, to the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property, except as described in Section 2.13(b) of the Disclosure Schedule.

(c) None of the Company Intellectual Property or the Company’s products and services, or the manufacturing, importation, sale, marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Parent true, complete and correct copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Parent true, complete and correct copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

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(d) Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party (other than end-user customers in the Ordinary Course of Business related solely to their use of the products sold by the Company to such customers) with respect to, any Company Intellectual Property. Except as described in Section 2.13(d) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any of its products and services.

(e) Section 2.13(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses same (excluding only off-the-shelf software programs licensed by or to the Company pursuant to nonnegotiable standard form, mass marketed licenses).

(f) The Company has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any Person, except pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule, and the Company has taken all reasonable measures to prevent disclosure of such source code. To the extent the Company owns any proprietary Software, such Software does not embed, integrate, bundle, aggregate, link, or otherwise include any open source software.

(g) Except as set forth in Section 2.13(g) of the Disclosure Schedule, all of the copyrightable materials (including Software) embedded in, integrated in or incorporated in the Company’s products and services have been created by employees of the Company within the scope of their employment by the Company, or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or is otherwise used with permission of the Company’s vendors supplying components or services to the Company providing necessary legal authority to permit such use. No portion of such copyrightable materials was jointly developed with any third party. Further, except as set forth in Section 2.13(g) of the Disclosure Schedule, all patent rights in the Company’s products and services have been created by employees or contractors of the Company all of whom have executed agreements expressly assigning all right, title and interest in such patent rights to the Company. No portion of such patent rights was jointly developed with any third party, or include patentable contributions from any third party. Section 2.13(g) of the Disclosure Schedule identifies each agreement between the Company and (i) an employee; and/or (ii) an independent contractor, relating to the Intellectual Property.

(h) The Internal Systems and the Company Intellectual Property are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor if any.

(i) The Internal Systems and Company Intellectual Property currently used by the Company to provide products and services to its customers (i) are fully adequate for the business of the Company as of the Effective Date, and (ii) meet all of the requirements of customers under the customer contracts (including Holdover Agreements) of the Company.

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2.14 Contracts.

(a) Section 2.14 of the Disclosure Schedule lists the following agreements, arrangements or understandings (written or oral) to which the Company is a party as of the date of this Agreement (each, a “Material Contract”):

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than six (6) months;

(ii) any agreement (or group of related agreements) with customers to which the Company is delivering products or services or contemplating delivering products or services;

(iii) any agreement (or group of related agreements) with vendors, distributors or sales agents allowing for the resale, marketing or distribution of the Company’s services or products;

(iv) any agreement concerning confidentiality or containing covenants restraining or limiting the freedom of the Company or the Stockholder to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that could reasonably be expected, following the Closing, to restrain or limit the freedom of the Parent or any Affiliate thereof to engage in any line of business or compete with any Person;

(v) any agreement containing a right of first refusal;

(vi) any agreement (or group of related agreements) that is terminable upon or prohibits a change in ownership or control of the Company, or that requires consent in connection with a change in ownership or control of the Company;

(vii) any agreement (or group of related agreements) that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind;

(viii) any agreement (or group of related agreements) that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company, or the exclusive or a preferred recipient of any product or service of the Company during any period of time or that otherwise involves the granting by the Company to any Person of exclusive or preferred rights of any kind;

(ix) any agreement (or group of related agreements) in which the Company has granted manufacturing rights, “most favored nation” or similar pricing provisions or marketing or distribution rights relating to any products or territory;

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(x) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Debt or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(xi) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(xii) any employment or consulting agreement;

(xiii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

(xiv) any agreements that, by their terms bind Affiliates of the Company or will bind Affiliates of the Surviving Corporation after the Closing;

(xv) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xvi) any agreement which contains any provisions requiring the Company to indemnify any other party; and

(xvii) any other agreement (or group of related agreements) either (A) involving more than $20,000, (B) not entered into in the Ordinary Course of Business or (C) that is otherwise material to the Company.

(b) The Company has delivered to the Parent a true, complete and correct copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule, or with respect to each such unwritten agreement, the Company has provided a detailed description of the terms of such unwritten agreement. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any material provision of such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default of any material provision of such agreement by the Company or, to the Knowledge of the Company, of any other party under such agreement; and (iv) neither the Company nor, to the Knowledge of the Company, any other party, has made any misrepresentation under any provision of such agreement.

2.15 Accounts Receivable.

All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which it first became due

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and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A true, complete and correct list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

2.16 Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of the Company.

2.17 Insurance.

Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft/crime, casualty, comprehensive general liability, workers compensation, business interruption, environmental, errors and omissions, directors and officers fiduciary liability, employment practices liability, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect including the name of the insurer and policy numbers. There is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts were questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company will not be liable for retroactive premiums or similar payments and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not been denied insurance coverage at any time during the past five (5) years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five (5) years. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Company has not failed to timely give any notice required or failed to satisfy any requirements under such insurance policies or binders of insurance.

2.18 Litigation.

There is no Legal Proceeding which is pending or, to the Knowledge of the Company, has been threatened against the Company, and to the Knowledge of the Company, no event has occurred or circumstance exists that would be reasonably likely to give rise to or serve as the basis for any Legal Proceeding. There are no judgments, orders or decrees outstanding against the Company.

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2.19 Warranties.

Section 2.19 of the Disclosure Schedule describes the products, services and warranties provided by the Company. Section 2.19 of the Disclosure Schedule sets forth (a) the aggregate potential warranty expense of the Company as of the Closing Date, and (b) the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of credit and other indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company has no Knowledge of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.20 Employees.

(a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States. No employee of the Company has announced any plans to terminate employment with the Company.

(b) The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to employees of the Company.

2.21 Employee Benefits.

(a) Section 2.21(a) of the Disclosure Schedule contains a true, complete and correct list of all Company Plans. True, complete and correct copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five (5) plan years for each Company Plan, have been delivered to the Parent.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan.

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(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

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(k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the series of transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation rights plan, phantom stock plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the series of transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the series of transactions contemplated by this Agreement.

(l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date of this Agreement. The information set forth in Section 2.21(l) of the Disclosure Schedule shall be updated by the Company as of the Closing Date.

(m) The Company has classified all individuals who perform services for the Company correctly under the Company Plans, ERISA and the Code as common law employees, independent contractors, leased employees, and exempt or non-exempt employees.

2.22 Environmental Matters.

(a) The Company has complied in all material respects with all applicable Environmental Laws and Environmental Permits. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law and Environmental Permits involving the Company or any properties owned or leased by them.

(b) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

(c) There has been no Release of any Hazardous Material on any of the Leased Real Property or, during the period of the Company’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company.

(d) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company on any of the Leased Real Property, and to the Knowledge of the Company, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(e) The Company is not aware of any actual or alleged liability, whether fixed or contingent, under any Environmental Law.

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2.23 Legal Compliance.

The Company is currently conducting, and has at all times since its inception conducted, its businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.24 Customers and Suppliers.

Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company (each such customer or supplier, a “Significant Person”). Except as set forth in Section 2.24 of the Disclosure Schedule, neither the Company nor the Stockholder has received any written notice from any Significant Person, nor to the Knowledge of the Company has any Significant Person threatened, that such Person will not continue its relationship with the Surviving Corporation or the Parent after the Closing or that such Person intends to terminate or materially modify existing agreements with the Company, or materially reduce the amount paid to the Company for products or services. Neither the Company nor the Stockholder has received written notice from any Significant Person that it intends to file a petition under applicable bankruptcy laws or otherwise seek relief from or make an assignment for the benefit of its creditors, and to the Company’s Knowledge, no such notice or action has been threatened.

2.25 Permits.

Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted. Each such Permit is in full force and effect; the Company is in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing. With specific respect to export-import control Permits, the following additional representations and warranties are made. With regard to U.S. Department of State-issued export licenses, there are no unshipped balances. The U.S. Department of Commerce has issued no export licenses to the Company whatsoever. With regard to supplies and other materials which are the subject of the Company’s existing BATF importer registration (A-36-267-1017), as of the Closing Date the Company will have in its actual physical possession such supplies and materials it believes to be sufficient and reasonable under the circumstances to permit it to conduct business in an orderly fashion for a period of eight (8) weeks thereafter.

2.26 Certain Business Relationships With Affiliates.

Except as set forth in Section 2.26 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to,

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or is owed any money by, the Company. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.27 Brokers’ Fees.

Neither the Company nor any Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the series of transactions contemplated by this Agreement.

2.28 Books and Records.

The minute books and other similar records of the Company contain true, complete and correct records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all accounts and safe deposit boxes of the Company (including the name of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box) and the names of persons having signature authority with respect thereto or access thereto.

2.29 Company Stockholder Representations.

Each Company Stockholder has good and marketable title, free and clear of any and all liens or Security Interests, to all of the shares of capital stock of the Company owned by him, and he has the full right, power and authority to deliver the certificates representing such shares to the Parent pursuant to the Merger.

2.30 Government Contract Matters.

(a) Section 2.30(a) of the Disclosure Schedule identifies all of the Company’s Current Government Contracts, segregated by Completed Current Government Contracts and Uncompleted Current Government Contracts. Except as set forth in Section 2.30(a) of the Disclosure Schedule, and in addition to the representations made by the Company in Section 2.14 hereof, with respect to each and every such Current Government Contract or Bid which, if accepted, would result in a Government Contract (a “Government Bid”) to which any Company, is a party:

(i) the Company has complied with all terms and conditions of such Current Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;

(ii) the Company has complied with all requirements of all Rules or agreements pertaining to such Current Government Contract or Government Bid;

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(iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Current Government Contract or Government Bid were, to the Company’s Knowledge, complete and correct as of their effective date, and the Company has, to the Company’s Knowledge, complied with all such representations and certifications;

(iv) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company, either in writing or, to the Company’s Knowledge, orally, that the Company has breached or violated any Rule, certification, representation, clause, provision or requirement pertaining to such Current Government Contract or Government Bid;

(v) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Current Government Contract or Government Bid;

(vi) to the Company’s Knowledge, no cost incurred by the Company pertaining to such Current Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the United States Government;

(vii) no Governmental Entity has issued any performance ratings in connection regarding the Company’s performance of its duties and obligations under any Government Contract;

(viii) with regard to the Current Completed Government Contracts, all deliverables and other materials or information required to be delivered thereunder have been made; all such deliveries have been both received and accepted by the applicable contracting Governmental Entity; the Company has issued (and the applicable Governmental Entity has accepted) an appropriate invoice therefore and otherwise complied fully with all related applicable billing procedures; the Company is diligently prosecuting the payment of such invoices and knows of no reason why the same would not be paid in the Ordinary Course of Business; and

(ix) to the Company’s Knowledge, no money due to the Company pertaining to such Current Government Contract or Government Bid has been withheld or set off nor has any claim been made to withhold or set-off money and the Company is entitled to all progress payments received with respect thereto. Each Current Government Contract is valid and subsisting.

(b) Except as set forth in Section 2.30(b) of the Disclosure Schedule:

(i) neither the Company nor, to the Company’s Knowledge, any of its managers, officers, employees, consultants, agents or Affiliates is (or during the last three (3) years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity, or any audit or investigation by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and have not entered into any plea or settlement agreement with respect thereto; and

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(ii) during the last three (3) years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid. To the Company’s Knowledge, there exists no irregularity, misstatement or omission arising under or relating to any Current Government Contract or Government Bid that has led or could lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(c) Except as set forth in Section 2.30(c) of the Disclosure Schedule, there exist:

(i) no outstanding claims, demands or requests for equitable adjustment against the Company either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Current Government Contract or Government Bid; and

(ii) no disputes between the Company and the United States Government under the Contract Disputes Act or any other Federal statute or to the Company’s Knowledge, between any Company Stockholder and any prime contractor, subcontractor or vendor arising under or relating to any Current Government Contract or Government Bid. To the Company’s Knowledge, except as set forth in Section 2.30(c) of the Disclosure Schedule, the Company has no interest in any pending or potential claim against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Current Government Contract or Government Bid. Section 2.30(c) of the Disclosure Schedule lists each Current Government Contract which is currently under audit (other than routine audits conducted in the Ordinary Course of business) by the United States Government or any other Person that is a party to such Current Government Contract.

(d) Except as set forth in Section 2.30(d) of the Disclosure Schedule, during the last three (3) years, the Company has not been debarred or suspended from participation in the award of contracts with the United States or any Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), nor has the Company entered into any administrative settlement agreement with respect to any actual or threatened suspension or debarment. To the Company’s Knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company with respect to the Business or any director, officer, manager or employee of the Company in respect of the Business. To the Company’s Knowledge, no payment has been made by the Company, or by any person on behalf of the Company, in connection with any Current Government Contract in violation of applicable procurement laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. Except as set forth in Section 2.30(d) of the Disclosure Schedule, the Company’s cost accounting and procurement systems and the associated entries reflected in the Company’s financial statements with respect to the Current Government Contracts are in compliance in all respects with all Rules.

(e) Except as set forth in Section 2.30(e) of the Disclosure Schedule, all goods and services provided by the Company to the United States Government pursuant to any Current

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Government Contract or to any other Person pursuant to any Current Government Contract or as a part of the delivery to the United States Government or to any other Person pursuant to any Current Government Contract of any article designed, engineered or manufactured in the Business were complete and correct in all respects as of the date so provided. Except as set forth in Section 2.30(e) of the Disclosure Schedule, the Company has provided all goods and services to the United States Government or to any other Person pursuant to the Current Government Contracts as required by rule and/or the terms of the applicable Current Government Contracts.

(f) Except as set forth in Section 2.30(f) of the Disclosure Schedule, the Company has not, within the three (3) years prior to the date hereof, received any adverse or negative assessment of its performance under any Current Government Contract.

(g) No government security clearances are necessary for the conduct of the Company’s business as currently conducted.

2.31 Disclosure.

No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Company Stockholders pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Parent all material information relating to the business of the Company or the series of transactions contemplated by this Agreement.

2.32 No Company Material Adverse Effect.

Since June 30, 2005, there have been neither any Company Material Adverse Effect, nor any transactions, conditions or events which, individually, or in the aggregate have had a material adverse effect upon the ability of the Company to consummate the series of transactions contemplated under this Agreement or otherwise perform fully its obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Company and the Company Stockholders that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

3.1 Organization and Corporate Power.

The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

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3.2 Authorization of Transaction.

The Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the series of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against it in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 Noncontravention.

Except for the filing of the Articles of Merger as required by the MGCL, neither the execution and delivery by the Parent of this Agreement, nor the consummation by the Parent of the series of transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or by-laws of the Parent, (b) require on the part of the Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the series of transactions contemplated hereby, or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the series of transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or any of its properties or assets.

3.4 Litigation.

As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against or, to the Parent’s Knowledge, threatened against or affecting Parent or any of its respective officers or directors in their capacity as officers or directors of Parent before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the series of transactions contemplated hereby.

3.5 Valid Issuance of Shares.

The Parent Shares delivered to the Company Stockholders hereunder (as adjusted) will, when issued and delivered to the Company Stockholders in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with applicable federal and state securities laws.

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3.6 Authorized and Outstanding Stock.

Immediately prior to the consummation of the transactions to be effected at the Closing, the authorized capital stock of the Parent will consist of (i) 98,000,000 shares of its common stock, par value $0.01 per share, approximately 30,103,607 of which will be issued and outstanding; and (ii) 1,200,000 shares of its preferred stock, par value $1.00 per share, none of which will be issued and outstanding, excepting Parent’s Stockholder Rights Plan adopted December 2, 2003 (“Parent’s Poison Pill”). There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Parent’s capital stock, other than rights set forth herein, in its Charter, its 1998 Amended and Restated Stock Option Plan or Parent’s Poison Pill. There are no rights to have the Parent’s capital stock registered for sale to the public pursuant to the laws of any jurisdiction other than either as contemplated hereunder or as set forth in Parent’s Poison Pill. Excepting only its direct, wholly-owned subsidiary, CAPA Manufacturing Corp., a Maryland corporation, and the Merger Sub Parent does not own any controlling equity security or other controlling interest in any other corporation, limited partnership or other business entity.

3.7 SEC Filings.

(a) Since December 31, 2003 and through the date of this Agreement, the Parent has timely filed with the SEC all required reports and forms and other documents (the “Parent SEC Filings”). As of their respective dates and except to the extent modified by subsequent disclosure in the Parent SEC Filings, the Parent SEC Filings complied in all material respects with the line item reporting requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Filings. As of their filing dates, each Parent SEC Filing filed pursuant to the Exchange Act concerning periods on and after December 31, 2004 did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as my be indicated in the notes thereto) and except to the extent modified by subsequent disclosure in the Parent SEC Filings, each fairly presents the consolidated financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

3.8 Disclosure.

No representation or warranty by the Parent contained in this Agreement, and no statement contained in any schedule hereto or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

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3.9 Material Adverse Change.

Since December 31, 2004, there have been no transactions, conditions or events which, individually, or in the aggregate have had a material adverse effect upon the business or financial condition of the Parent, or the ability of the Parent to consummate the series of transactions contemplated under this Agreement or perform its obligations under this Agreement. Since December 31, 2004, the Parent has not received written notice from the SEC that it will require the Parent to restate any of the financial statement of the Parent included in the Parent SEC Filings or that the SEC is making an investigation of the Parent’s financial statements or accounting practices.

3.10 Requirements Under Code Section 368.

(a) Parent has no present intention to cause or permit the merger or liquidation of Merger Sub with or into any other entity after completion of the transaction contemplated by this Agreement, to cause or permit Merger Sub to transfer more than a de minimis amount of assets to Parent after such transaction, or to cause or permit the transfer, contribution or any other disposition of the stock of Merger Sub to any other entity after such transaction. If at the time of the Closing Date Working Capital is equal to at least Normalized Working Capital, Parent has no present intention of contributing additional working capital assets to Merger Sub after the Closing

(b) Parent has no present plan or intent to make (or cause Merger Sub to make), and will use commercially reasonable efforts to avoid making (or causing Merger Sub to make) any contribution, disposition or other transfer of the stock or assets of Merger Sub (including the assets of the Company acquired by Merger Sub in and as a result of the transaction contemplated by this Agreement) that would cause this transaction to fail to meet the requirements of Code Sections 368(a)(1)(A) and 368(a)(2)(D). Parent is expending significant resources in order to acquire the Company and believes that the business operations and prospects of the Company are valuable and significant and, accordingly, it is Parent’s present plan and intent that Merger Sub continue at least one significant, historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d)(i) or (ii), except that, to the extent not inconsistent with or contrary to paragraph (a) of Section 3.10, Merger Sub may transfer the Company’s historic business assets (i) to a corporation that is a member of Merger Sub’s “qualified group,” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) or (ii) to a partnership if (A) one or more members of Merger Sub’s “qualified group” have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Merger Sub’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in Merger Sub’s historic business, in each case within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MERGER SUB

The Merger Sub represents and warrants to the Company and the Company Stockholders that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

AGREEMENT AND PLAN OF MERGER

4.1 Organization and Corporate Power.

The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Merger Sub has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction.

The Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Merger Sub of this Agreement and the consummation by the Merger Sub of the series of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Merger Sub. This Agreement has been duly and validly executed and delivered by the Merger Sub and constitutes a valid and binding obligation of the Merger Sub, enforceable against it in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Noncontravention.

Except for the filing of the Articles of Merger as required by the MGCL, neither the execution and delivery by the Merger Sub of this Agreement, nor the consummation by the Merger Sub of the series of transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or by-laws of the Merger Sub, (b) require on the part of the Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Merger Sub is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the series of transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the series of transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Merger Sub or any of its properties or assets.

4.4 Litigation.

As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against or, to the Merger Sub’s Knowledge, threatened against or affecting Merger Sub or any of its respective officers or directors in their capacity as officers or directors of Merger Sub before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the series of transactions contemplated hereby.

AGREEMENT AND PLAN OF MERGER

4.5 Disclosure.

No representation or warranty by the Merger Sub contained in this Agreement, and no statement contained in any schedule hereto or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Merger Sub pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

PRE-CLOSING AND POST-CLOSING COVENANTS

5.1 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the series of transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the series of transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

5.2 Expenses.

Except as expressly set forth in Articles VII and VIII hereof, and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the series of transactions contemplated hereby whether or not the merger is consummated.

5.3 Operation of Business.

Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Parent:

(a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities, or amend any of the terms of (including the vesting of) any options, warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company;

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(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases), other than changes in the principal balance of the Company line of credit; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.21 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its Articles of Incorporation, By-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.14 of the Disclosure Schedule;

(k) make or commit to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate;

(l) institute or settle any Legal Proceeding;

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(m) take any action of a nature required to be listed in Section 2.7 of the Disclosure Schedule;

(n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied; or

(o) agree in writing or otherwise to take any of the foregoing actions.

5.4 Proprietary Information.

From and after the Closing, the Company Stockholders shall not disclose or make use of, and the Company Stockholders shall cause all of their Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Company, or the Merger Sub and the Parent and their respective businesses (including the financial information, technical information or data relating to the Company’s services and names of customers of the Company), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Stockholder or his Affiliates.

5.5 Confidentiality.

Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the series of transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement, dated as of December 4, 2004, between the Company and Parent.

5.6 Parent Board of Directors.

Parent shall take all action necessary to appoint or elect, effective no later than thirty (30) days following the Closing Date, Don Yount, Jr. as a director of Parent to fill a vacancy on the Parent Board of Directors as a Class B director to serve until the 2006 annual meeting of stockholders of Parent and until his successor is elected and qualifies.

5.7 Notice of Breaches.

(a) From the date of this Agreement until the Closing, the Company shall promptly deliver to the Parent supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule unless Parent expressly agrees in writing.

AGREEMENT AND PLAN OF MERGER

(b) From the date of this Agreement until the Closing, the Parent shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement unless the Company Stockholders expressly agree in writing.

5.8 Exclusivity.

(a) From the date of this Agreement until the Closing or otherwise upon termination of this Agreement, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives, stockholders and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Parent or its representatives) or (iii) engage in discussions or negotiations with any party (other than the Parent) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company or any Company Stockholder receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one Business Day after such receipt, notify the Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.9 Company Stockholder Approval.

The Company shall obtain, as promptly as practicable, the unanimous approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated hereby in accordance with the applicable requirements of the MGCL and shall make appropriate disclosures of the terms of the Merger and Merger Agreements as may be required by law.

5.10 Covenants Regarding Current Government Contracts.

(a) To the extent not previously completed, as soon as practicable following the execution of this Agreement, the Company shall contact the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Paragraph 42.1202(a)) with regard to each Current Government Contract and inform same of the series of transactions contemplated hereby. With regard to the Current Uncompleted Government Contracts, the Company shall additionally prepare (with Parent’s assistance, as necessary), a written request for the novation of such Current Uncompleted Government Contracts meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer

AGREEMENT AND PLAN OF MERGER

and any applicable agency regulations or policies. The request for novation shall be submitted by the Company to each Responsible Contracting Officer, for the Governmental Entity (or, in the case of Current Uncompleted Government Contracts not subject to the Federal Acquisition Regulations, Parent and the Company shall cooperate in seeking to cause the applicable Governmental Entity) to (i) recognize Merger Sub as the Company’s successor in interest to the Current Uncompleted Government Contracts and (ii) enter into one or more novation agreements (collectively, “Novation Agreements”) in form and substance reasonably satisfactory to Parent and the Company and their respective counsel.

(b) The Company and Parent will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required, if any, for the purpose of completing the Novation Agreements with regard to any of the Current Uncompleted Government Contracts. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.10 shall require the Company or Parent to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval, waiver or novation. If any and all consents, approvals or waivers necessary for the assignment, transfer or novation of any Current Uncompleted Government Contract, shall not have been obtained prior to the Closing Date, then as of the Closing Date, as permitted by Law, the parties shall take all necessary steps and actions to provide Parent with the benefits of such Current Uncompleted Government Contracts.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF MERGER

6.1 Conditions to Obligations of the Parent and Merger Sub.

The obligation of the Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Parent) all of the waivers, permits, consents, approvals, novations or other authorizations whatsoever, and effected all of the registrations, filings and notices which are required on the part of the Company to consummate the series of transactions contemplated by this Agreement, including, but not limited to, the consents set forth in Section 2.4(c) of the Disclosure Schedule, and to otherwise comply with all applicable laws and regulations in connection with the consummation of the series of transactions contemplated by this Agreement;

(b) the representations and warranties of the Company and the Company Stockholders set forth in this Agreement shall be true and correct in all material respects as of the Closing except to the extent they pertain to a different date;

(c) the Company and the Company Stockholders shall each have performed or complied with in all material respects its or his agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

AGREEMENT AND PLAN OF MERGER

(d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the series of transactions contemplated by this Agreement, (ii) cause the series of transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Company and the Company Stockholders shall have delivered to the Parent the Company Certificate;

(f) the Parent shall have received the resignations, effective as of the Closing, of each director and officer of the Company specified by the Parent;

(g) the Parent shall have received the written consent of Rager, Lehman & Houck, P.C. and Company to the inclusion of its audit report, dated June 30, 2005, in filings made by Parent with the SEC under the Securities Act, and a written representation by Rager, Lehman & Houck, P.C. and Company to provide one or more consents to the incorporation by reference of its audit report in registration statements filed by Parent under the Securities Act.

(h) the Parent shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit C, addressed to the Parent and dated as of the Closing Date;

(i) each of the Key Employees shall have entered into an Employment Agreement (including noncompete and non-solicitation provisions) with the Surviving Corporation substantially in the form attached hereto as Exhibit D (the “Employment Agreements”) containing compensation provisions acceptable to each;

(j) the Stockholder Representative and the Escrow Agent shall have executed the Escrow Agreement;

(k) each of the Company Stockholders shall have entered into a Restricted Stock Agreement with the Parent substantially in the form attached hereto as Exhibit E (the “Restricted Stock Agreements”);

(l) the Parent shall have been satisfied with the successful completion of the audit of the Company’s financial statements in connection with the Parent’s compliance with applicable provisions of the Securities Act and the Exchange Act;

(m) all Company Stock Plans shall have been terminated;

(n) the Company shall have obtained at its own expense (and shall have provided to the Parent) Tax good standing certificates or other documentation satisfactory to the Parent with respect to each jurisdiction in which the Company may be subject to Tax authority;

(o) The Parent shall have received certificates from the Company and the Company Stockholders regarding Estimated Debt and Estimated Working Capital;

AGREEMENT AND PLAN OF MERGER

(p) since the date of this Agreement, there will not have occurred and there will have been no change, event or development that has had or may reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(q) the Parent shall have received from not less than 80% of the employees of the Company an executed Confidentiality, Innovations and Non-Solicitation Agreement, substantially in the form attached hereto as Exhibit F; and

(r) the R&D Agreement among the Company, SafetyTech AG and Hans Hauser shall have been executed, in the form attached hereto as Exhibit H.

6.2 Conditions to Obligations of the Company Stockholders and the Company.

The obligation of the Company Stockholders and the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Parent shall have obtained at its own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of the Parent and/or the Merger Sub to consummate the series of transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the series of transactions contemplated by this Agreement;

(b) the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing except to the extent they pertain to a different date;

(c) the Parent shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the series of transactions contemplated by this Agreement or (ii) cause the series of transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Parent shall have delivered to the Company the Parent Certificate;

(f) the Company Stockholders shall have completed their due diligence review of the Parent and Merger Sub, and such review shall be satisfactory to the Company Stockholders in their sole discretion in all respects;

(g) the Parent or Surviving Corporation shall have executed the Employment Agreements for each of the Key Employees containing compensation provisions acceptable to each Key Employee;

(h) the Parent shall have executed each of the Restricted Stock Agreements;

AGREEMENT AND PLAN OF MERGER

(i) the Parent shall have deposited the Escrow Shares, and executed and delivered to the Company Stockholders the Escrow Agreement; and

(j) the Company shall have received such other certificates and instruments (including certificates of good standing of the Parent and Merger Sub in their respective jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Company Stockholders.

Subject to the limitations of indemnity set forth in Section 7.7 below, the Company Stockholders shall indemnify the Parent (on a pro-rata basis among the Company Stockholders in proportion to the Merger Consideration received by each such Company Stockholder) in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Parent or any Affiliate thereof, whether or not involving any third party, resulting from, relating to or constituting:

(a) any breach or alleged breach of any representation or warranty of the Company or the Company Stockholders contained in this Agreement (other than any breach or alleged breach of Section 2.9 of this Agreement which shall be resolved pursuant to Article VIII of this Agreement) or any other agreement or instrument furnished by the Company or the Company Stockholders to the Parent pursuant to this Agreement), as though such representations and warranties were restated and made at and as of the Closing Date;

(b) any failure to perform any covenant or agreement of the Company or any Company Stockholder contained in this Agreement or any agreement or instrument furnished by the Company or any Company Stockholder to the Parent pursuant to this Agreement;

(c) any failure of a Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares, registered in such Company Stockholder’s name, free and clear of all Security Interests (it being understood that the indemnification obligation in this Section 7.1(c) shall apply only to the Company Stockholder with respect to whom the failure has occurred); or

(d) any claim by a Company Stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company which differ from those set forth in the Disclosure Schedule; (ii) any rights of a stockholder (other than the right to receive the Aggregate Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or by-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

AGREEMENT AND PLAN OF MERGER

7.2 Indemnification by the Parent.

The Parent shall indemnify the Company Stockholders in respect of, and hold him harmless against, any and all Damages incurred or suffered by such Stockholder, whether or not involving any third party, resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Parent or the Merger Sub contained in this Agreement or any other agreement or instrument furnished by the Parent and the Merger Sub to the Stockholder and the Company pursuant to this Agreement, as though such representations and warranties were restated and made at and as of the Closing Date; or

(b) any failure to perform any covenant or agreement of the Parent or the Merger Sub contained in this Agreement or any agreement or instrument furnished by the Parent and the Merger Sub to the Stockholder and the Company pursuant to this Agreement.

7.3 Indemnification Claims.

(a) Notice of Third Party Actions. An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

(b) Indemnification by the Company Stockholders of Third Party Actions. The obligations and liabilities of the Company Stockholders, with respect to a Third Party Action for which the Parent is entitled to indemnification pursuant to this Article VII, will be subject to the following terms and conditions. The Parent will have the right (including the selection of counsel) to defend against, direct the defense of, or settle any such Third Party Action and any related Legal Proceeding, but the Company Stockholders must reasonably cooperate in the defense thereof. In connection therewith, the Parent agrees (i) to keep the Company Stockholders reasonably informed of its defense and resolution of the Third Party Action, (ii) to report to the Company Stockholders in writing, at least quarterly, as to the amount of Damages (including attorneys’ fees and expenses) incurred as of the date of such report, together with a good faith estimate of the amount of any additional Damages that the Parent expects may be incurred in the future based upon the status of such matters as of such date, and (iii) that it will make reasonable judgments with respect to incurring costs and expenses (including the selection of outside counsel) in a similar matter and based on similar factors as it does for similar third party claims for which it has no claim against the Company Stockholders for indemnification. No compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Parent without the written consent of the Stockholder Representative (which consent will not be unreasonably withheld or delayed), unless the Parent has waived any right to indemnification therefor by the Company Stockholders. So long as the Parent is conducting the defense of the Third Party Action in accordance with clause (ii) of this Section 7.3(b), the Company Stockholders may retain separate co-counsel at their sole cost and expense and participate in the defense of the Third Party Action.

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(c) Indemnification by the Parent of Third Party Actions. The obligations and liabilities of Parent hereunder with respect to a Third Party Action for which the Company Stockholders are entitled to indemnification pursuant to this Article VII will be subject to the following terms and conditions.

(i) The Parent will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at the Parent’s sole cost and expense and with counsel of Parent’s choosing (subject to the approval of the Stockholder, which will not be unreasonably withheld or delayed) and the Company Stockholders will reasonably cooperate in the defense thereof. The Company Stockholders may participate in such defense with counsel of its own choosing, provided that the Parent will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Company Stockholders under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Company Stockholder in connection with the defense of such Legal Proceeding unless the Company Stockholders are also a party to such Third Party Action and the Company Stockholders determines in good faith that he has available to him one or more defenses or counterclaims that are inconsistent with those of the Parent. If the Parent assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Parent without the written consent of the Stockholder Representative (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Stockholder, and (y) the sole relief provided is monetary damages that are paid in full by the Parent. The Parent will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed).

(ii) Notwithstanding the provisions of Section 7.3(b) or 7.3(c)(i) of this Agreement, if the Parent fails or refuses to undertake the defense of such Third Party Action within ten (10) days after delivery of written notification to the Parent of the commencement of such Third Party Action or if the Parent later withdraws from such defense, the Company Stockholders will have the right to undertake the defense of such claim with counsel of their own choosing, with the Parent responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Company Stockholders.

(d) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(e) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case

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the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Parent), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Parent), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. Notwithstanding anything in this Article VII or Article VIII to the contrary, the Stockholder Representative may elect to satisfy any indemnification obligation under this Agreement by directly paying to Parent any amount due hereunder (rather than utilizing the cash or Parent Shares held by the Escrow Agent) in which case, upon such payment, the parties hereto shall instruct the Escrow Agent to release to the Company Stockholders from the Escrow an amount equal to the amount directly paid by the Company Stockholders.

(f) During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30) day period, such Dispute shall be resolved in a state or federal court sitting in Maryland. If the Indemnified Party is the Parent and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be disbursed to the Parent and/or the Company Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

7.4 Survival of Representations and Warranties.

All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) of this Agreement shall (a) survive the Closing and (b) shall expire on the date which is two (2) years following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1 and 3.2 of this Agreement shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9, 2.21 and 2.22 of this Agreement shall survive until the last to occur of (A) three (3) years following the Closing Date, or (B) thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only to the extent of, and for purposes of the resolution of, the specific matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved, or is not being actively

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pursued by the third party, the Indemnified Party shall promptly so notify the Indemnifying Party and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds in accordance with the resolution of such matter pursuant to the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any Closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5 Set Off.

(a) The Parent shall have the right to set off any amounts owed to it under this Agreement by the Company Stockholders against any amounts payable by it to the Company Stockholders hereunder or otherwise, including, without limitation, any additional consideration payable under Section 1.6 and Section 1.7 of this Agreement.

(b) The rights of the Parent under this Article VII shall not be limited to the Escrow Shares nor shall the Escrow Agreement be the exclusive means for the Parent to enforce such rights; provided, however, that the Parent may not recover against the Company Stockholders until the Escrow Shares have been exhausted.

(c) The Company Stockholders shall have no right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

7.6 Treatment of Indemnity Payments.

Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes.

7.7 Limitations of Indemnity.

No party may make a claim for indemnity under this Agreement unless the amount of the indemnifiable Damages incurred with respect to such claim exceeds Five Thousand Dollars ($5,000). In addition, no party may make a claim for indemnity under this Agreement unless the aggregate amount of all such claims for indemnifiable Damages exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”) at which point such indemnity claim shall include the full amount of indemnifiable Damages including the Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, the total indemnification obligation of each Company Stockholder under Sections 7.1, 7.2 or 8.1, as the case may be, shall not exceed the Aggregate Merger Consideration payable to such Company Stockholder hereunder.

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7.8 Knowledge.

Each party shall have the absolute right to rely on the representations, warranties, covenants and obligations of the other party or parties hereto. The right to indemnification, payment or reimbursement of Damages, or any other remedy whatsoever based on any representations, warranties, covenants or obligations of a party or parties hereunder shall not be affected or waived by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by the party or parties to whom the representation, warranty, covenant or obligation is expressed or made.

7.9 Insurance Set Off.

The Company Stockholders shall be entitled to a credit against any amount otherwise due under this Article VII to the extent of any amounts actually recovered by the Surviving Corporation or the Parent under any insurance policy maintained by the Parent or the Surviving Corporation or any other contractual indemnification benefiting the Parent or the Surviving Corporation that directly relate to the Damages suffered by Parent, less the costs associated with obtaining such insurance recovery or contractual indemnification, including but not limited to reasonable attorneys’ fees. The Parent shall continue to maintain general liability and product liability insurance coverage on a basis and with limits consistent with the past practices of the Company, for so long as the Company Stockholders’ indemnity obligation remains in effect. The Parent and the Surviving Corporation will use commercially reasonable efforts to avail themselves of and to obtain the benefits of any insurance policy or other contractual indemnification providing coverage for the obligations or liabilities indemnified hereunder if, in the Parent’s and Surviving Corporations reasonable business judgment, obtaining an insurance recovery or contractual indemnification will not expose the Parent or Surviving Corporation to unreasonable costs or expenses or business or litigation risks, including but not limited to the risk of loss of insurance coverage due to a claim on policies of insurance. Parent and/or Surviving Corporation will provide prior written notice to the Purchaser Representative if either Parent or Surviving Corporation release any claims or rights under any insurance policy maintained by the Company or the Surviving Corporation or under any contractual indemnification benefiting Parent.

ARTICLE VIII

TAX MATTERS

8.1 Tax Indemnification.

The Company Stockholders shall indemnify and hold harmless the Parent (on a pro-rata basis among the Company Stockholders in proportion to the Merger Consideration received by each such Company Stockholder) and the Surviving Corporation, and any successors thereto or Affiliates thereof in respect of and against Damages resulting from, relating to, or constituting (x) a breach of any representation contained in Section 2.9 of this Agreement, (y) the failure to perform any covenant or agreement set forth in this Article VIII, and (z) without duplication, the following Taxes:

(a) Any Taxes for any Taxable period ending (or deemed pursuant to Section 8.2(b) of this Agreement to end) on or before the Closing Date due and payable by the Company, except to the extent reflected on the Final Balance Sheet as a current liability; and

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(b) Any Taxes for any Taxable period ending (or deemed pursuant to Section 8.2(b) of this Agreement to end) on or before the Closing Date for which the Company has any liability as a transferee or successor, or pursuant to any contractual obligation or otherwise, except to the extent reflected on the Final Balance Sheet as a current liability.

8.2 Allocation of Certain Taxes.

(a) The Parent and the Company Stockholders agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Parent and the Company shall treat such day as the last day of a taxable period. Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by the Parent or its Affiliates. To the extent not reflected on the Final Balance Sheet as a current liability, the Company Stockholders shall pay to the Parent the portion of any such Taxes allocable to the portion of such period ending on the Closing Date which shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable if the Taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.1 of this Agreement, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

8.3 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Parent shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for the Company that are required to be filed (taking into account extensions) after the Closing Date. Any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending on or after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return to the extent permitted under applicable law. The Parent shall make or cause to be made all payments required with respect to any such Tax Returns.

(b) The Parent shall permit the Stockholder Representative to review and comment on any Tax Return for a period beginning on or before the Closing Date prior to filing to the extent that any item thereon may have an adverse effect on the Company Stockholders and for which the Company Stockholders are liable thereunder or under applicable law. The Parent shall provide such Tax Returns to the Stockholder Representative at least twenty-five (25) days before such Tax Returns are required to be filed (together with such additional information regarding such Tax Returns as may reasonably be requested by the Stockholder Representative ). The Stockholder Representative may comment on such Tax Returns within ten (10) calendar days following receipt of the returns. The failure of the Stockholder Representative to propose any

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changes to such Tax Returns within such ten (10) day period shall be deemed to constitute the Company Stockholders’ approval thereof. If the Stockholder provides comments within the ten (10) calendar day period, the Parent shall either make such revisions as are requested by the Stockholder Representative or notify the Stockholder Representative within five (5) calendar days following receipt of the Stockholder Representative’s comments of the revisions which it disputes. Within a further period of ten (10) calendar days from the delivery of such notice to the Stockholder Representative, the accountants for each of the parties will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved disputed items will be resolved pursuant to Section 8.7 below.

(c) The Company Stockholders shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the series of transactions contemplated by this Agreement.

8.4 Audits, Assessments, Etc.

Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes for which the Company Stockholders are or may be liable under this Agreement, the Parent shall promptly inform the Company Stockholders. The failure of the Parent to notify the Company Stockholders promptly shall not relieve the Company Stockholders of any obligations under this Agreement except to the extent such failure materially prejudices the Company Stockholders. The Parent shall have the exclusive right to control any resulting proceedings. Each Company Stockholder shall have the right to participate at his own expense, in such proceeding, or portion thereof, only to the extent such proceeding, or portion thereof, or determination, or portion thereof, affects the amount of Taxes for which such Company Stockholder is liable under this Agreement, and the Parent may settle any such proceeding or determination, or portion thereof, to the extent such proceeding or determination affects the amount of Taxes for which the Company Stockholder is liable under this Agreement only with the prior written consent of the Company Stockholder, which consent shall not be unreasonably withheld.

8.5 Termination of Tax Sharing Agreements.

All Tax sharing, Tax indemnity or Tax distribution agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Parent, the Company, the Surviving Corporation and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

8.6 Indemnification Claims.

(a) Scope of Article VIII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims set forth in this Article VIII, and shall not otherwise be subject to the terms and conditions, set forth in Article VII. To the extent there is any inconsistency between the

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terms of Article VII and this Article VIII with respect to the allocation of responsibility between the Company, the Company Stockholders and the Parent for Taxes relating to the business of the Company, the provisions of this Article VIII shall govern.

(b) Claim Procedure. For purposes of clarification, (i) claims for a breach of an obligation under this Article VIII may be made by a Party at any time prior to the thirtieth (30th) day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates, (ii) in order to seek indemnification under this Article VIII, the Parent shall deliver a Claim Notice to the Stockholder and, if the Parent is seeking to enforce such claim pursuant to the Escrow Agreement, the Parent shall deliver a copy of the Claim Notice to the escrow agent in the form prescribed by the Escrow Agreement, (iii) upon delivery of any Claim Notice hereunder, the applicable representation or warranty shall survive until, but only to the extent of, and for purposes of the resolution of, the specific matter covered by such notice, (iv) if funds have been retained in Escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Claim Notice, the Parent and the Stockholder Representative shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds pursuant to the terms of the Escrow Agreement in accordance with the resolution of the matter, and (v) within twenty (20) days after delivery of a Claim Notice, the Stockholder Representative shall deliver to the Parent a Response in which the Stockholder Representative shall: (1) agree that the Parent is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Company Stockholders to the Parent of the Claimed Amount, by check or by wire transfer; provided that if Escrow Shares have not been fully disbursed and the Parent is seeking to enforce such claim pursuant to the Escrow Agreement, the Stockholder Representative and the Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by the Stockholder Representative and the Parent instructing the Escrow Agent to disburse the Claimed Amount (or, if lesser, the remaining Escrow Shares) to the Parent), (2) agree that the Parent is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Company Stockholders to the Parent of the Agreed Amount, by check or by wire transfer; provided that if the Escrow Shares have not been fully disbursed and the Parent is seeking to enforce such claim pursuant to the Escrow Agreement, the Stockholder Representative and the Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by the Stockholder Representative and the Parent instructing the Escrow Agent to disburse the Agreed Amount (or, if lesser, the remaining Escrow Shares) to the Parent), or (3) dispute that the Parent is entitled to receive any of the Claimed Amount. In the event the Parent seeks to enforce a claim pursuant to the Escrow Agreement and the Escrow Shares are insufficient to pay the full amount of the amount required to be paid under this Article VIII, the payment from the Escrow Shares shall be supplemented by a payment by the Company Stockholders to the Parent of the remaining balance of such amount by check or wire transfer.

8.7 Dispute Resolution.

During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Parent and the Stockholder Representative shall attempt in good faith to resolve the Dispute. If, at the end of the thirty (30) day period, the Parent and the Stockholder Representative have not resolved such Dispute, the Parent and the Stockholder Representative shall refer the

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Dispute for determination to the Accountants who shall act as experts, not as arbitrators, and the parties will be reasonably available and work diligently to facilitate the Accountants to render a determination within a twenty (20) day period immediately following the referral to them. A determination by the Accountants with respect to any item of Dispute submitted to them will be binding on the Parent and the Company Stockholders. The fees and expenses of the Accountants shall be borne equally by the Company Stockholders on the one hand and the Parent on the other hand.

8.8 Set-Off; Other Rights and Limitations.

The Parent shall have the right to set off any amounts owed to it under this Agreement by the Stockholder against any amounts payable by it to the Company Stockholders hereunder or otherwise, including, without limitation, any additional consideration payable under Section 1.6 and Section 1.7 of this Agreement. The rights of the Parent under this Article VIII shall not be limited to the Escrow Shares nor shall the Escrow Agreement be the exclusive means for the Parent to enforce such rights; provided, however, that the Parent may not recover against the Company Stockholders until the Escrow Shares have been exhausted. The Company Stockholders shall have no right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. Any payments made to the Parent pursuant to this Article VIII shall be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes. Notwithstanding any provision of this Agreement to the contrary, the total indemnification obligations of each Company Stockholder under Sections 7.1, 7.2, and 8.1 hereunder, as the case may be, shall not exceed the Aggregate Merger Consideration allocated to such Company Stockholder hereunder.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement.

The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Parent may terminate this Agreement by giving written notice to the Company in the event the Company or the Company Stockholders is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 6.1 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Parent to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Parent in the event the Parent or the Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) and (c) of Section 6.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to the Parent of written notice of such breach;

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(d) the Parent may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before November 15, 2005 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Parent or the Merger Sub of any representation, warranty or covenant contained in this Agreement); or

(e) the Company may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before November 15, 2005 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Stockholder or Company of any representation, warranty or covenant contained in this Agreement).

9.2 Effect of Termination.

If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that each Party shall remain liable for any willful breach of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.4 and 5.5 hereof and Article XI hereof, and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

ARTICLE X

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall have the meaning set forth in Section 1.7(c)(ii) of this Agreement.

“Accountants” shall have the meaning set forth in Section 1.6(b)(iii) of this Agreement.

“Accounting Policies” shall mean the cost accounting policies established by the Parent from time to time in the exercise of its sole discretion and consistently applied by the Parent to the Surviving Corporation.

“Adjusted Earnout Payment” shall mean any Earnout Payment less any amounts offset against an Earnout Payment pursuant to Sections 1.6, 1.7, 1.8, 7.5 and 8.8.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Aggregate Merger Consideration” shall mean the sum of (a) the Closing Payment, (b) any Closing Payment Adjustment payable to the Company Stockholders in accordance with Section 1.6 hereof less any amounts offset against such Closing Payments pursuant to Sections 1.6, 1.7, 1.8, 7.5(a) and 8.8, (c) any amounts released from the Escrow Shares, both previously paid and then currently payable as of the applicable Payment Date, and (d) all of the Adjusted Earnout Payments payable to the Company Stockholders.

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“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Articles of Merger” shall mean the articles of merger or other appropriate documents prepared and executed in accordance with Section 3-110 of the MGCL in form and substance reasonably satisfactory to the Parties.

“Base Merger Consideration” shall mean Sixteen Million Five Hundred Thousand Dollars ($16,500,000) adjusted by the estimated Closing Date Working Capital Deficiency or the estimated Closing Date Working Capital Excess, as the case may be.

“Bid” shall mean any quotation, bid or proposal made by the Company, in writing or otherwise, that if accepted or awarded would lead to a contract with the United States Government or any other Person for the provision of services by the Company.

“Business” shall mean all business operations of the Company, including but not limited to the following products and services provided by the Company: (a) designing, manufacturing, installing and maintaining specialized proprietary powered air purifying respirators (PAPRs) and Chemical, Biological, Radiological, Nuclear (CBRN) equipment and products, and commercial and industrial air and products; and (b) and Nuclear, Biological and Chemical (NBC) protective suits, wraps and kits.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of Baltimore, Maryland are required or authorized by law to be closed.

“Cash Percentage” shall mean fifty percent (50%), subject to Section 1.5(a)(iii).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the series of transactions contemplated by this Agreement.

“Closing Amount” shall mean the sum of the Closing Cash Amount and the Closing Stock Amount.

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“Closing Cash Amount” shall mean cash equal to one-half ( 1/2) the Base Merger Consideration less Debt.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Working Capital” shall mean, as of the Closing Date and giving effect to the consummation of the Merger, the excess of the Company’s total current assets (including accounts receivable, prepaid expenses and cash) minus total current liabilities (excluding the current portion of any Debt).

“Closing Date Working Capital Deficiency” shall mean the extent to which Closing Date Working Capital is less than the Normalized Working Capital.

“Closing Date Working Capital Excess” shall mean the extent to which Closing Date Working Capital is greater than the Normalized Working Capital.

“Closing Payment” shall mean the sum of (a) the Closing Cash Amount, and (b) the Closing Stock Amount.

“Closing Payment Adjustment” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Closing Stock Amount” shall mean that number of Parent Shares with an aggregate value, determined using the Parent Share Price as of the Closing Date, equal to one-half (1/2) the Base Merger Consideration, less the Escrow Shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in of Section 6.1 of this Agreement is satisfied in all respects.

“Company Closing Expenses” shall mean the expenses incurred by the Company in connection with the consummation of the series of transactions contemplated hereby, including, without limitation, transaction-related expenses of counsel and accountants (but not including regular audit fees), printing, filing, investment banking and financial advisory fees and commissions.

“Company Intellectual Property” shall mean the Intellectual Property owned or used by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Business and the Internal Systems of the Company.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company, or (ii) the ability of the Parent to operate the business of the Company in the manner in which it is conducted at the time of the Closing or contemplated to be conducted in the future. For

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the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.

“Company Shares” shall mean the shares of common stock, $.01 par value per share, of the Company.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Current Government Contracts” shall mean any Government Contract, in writing or otherwise: (a) under which the Company has a contractual obligation to provide goods or services after the Closing Date (“Current Uncompleted Government Contracts”), or (b) under which the Company has completed providing goods or services but under which the Company has an account receivable owing from the Governmental Entity and/or under which the Company has an outstanding warranty obligation (“Current Completed Government Contracts”).

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Debt” shall mean the sum of (a) all obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, (b) all obligations of the Company evidenced by bonds, debentures, notes, preferred stock or similar instruments, (c) all obligations of the Company upon which interest charges are customarily paid, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (e) all obligations of the Company issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (f) all capitalized lease obligations of the Company, (g) all obligations of others secured by any lien on property or assets owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (h) all obligations of the Company under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of the Company, (j) all guarantees and arrangements having the economic effect of a guarantee by the Company of any indebtedness of any other person, and (k) the Company Closing Expenses. For the purposes of clarification, Debt includes all accrued but unpaid interest on any of the obligations set forth herein but does not include any negative cash and bank overdraft and accounts payable to the extent taken into account in calculating Closing Date Working Capital as contemplated under Section 1.6 of this Agreement.

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“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Earnout Cap” shall have the meaning set forth in Section 1.7(a) of this Agreement.

“Earnout Certificate” shall have the meaning set forth in Section 1.7(a) of this Agreement.

“Earnout Payment” shall have the meaning set forth in Section 1.7(a).

“Earnout Periods” shall have the meaning set forth in Section 1.7(a) of this Agreement.

“EBITDA” shall have the meaning set forth in Section 1.7(b) of this Agreement.

“EBITDA Milestones” mean Two Million One Hundred Thousand Dollars ($2,100,000) for fiscal 2006 and Three Million One Hundred Thousand Dollars ($3,100,000) for fiscal 2007.

“Effective Time” shall mean the time at which the Surviving Corporation files the Articles of Merger with the Maryland State Department of Assessments and Taxation.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(3) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, rights to vacation, personal or sick leave, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employment Agreements” shall have the meaning as set forth in Section 6.1(h) of this Agreement.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with

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respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Environmental Permits” shall mean all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit G.

“Escrow Agent” shall mean the escrow agent under the Escrow Agreement, which shall initially be M&T Trust Company of Delaware.

“Escrow Shares” shall mean that number of Parent Shares with a value, determined using the Parent Share Price as of the Closing Date, equaling thirty percent (30%) the Base Merger Consideration.

“Estimated Debt” shall mean the amount (which shall not be less than zero) of Debt estimated to exist as of the Closing Date, as set forth in a certificate delivered by the Company and the Stockholder to the Parent not fewer than two (2) business days prior to the Closing. The amount of Debt will be broken down by creditor, with supporting detail.

“Estimated Working Capital” shall mean the amount of Closing Date Working Capital estimated to exist as of the Closing Date as set forth in a certificate delivered by the Company and the Stockholder to the Parent not fewer than two (2) business days prior to the Closing, with supporting detail.

“Excess EBITDA” shall mean, for each Earnout Period, the amount by which actual EBITDA for the Earnout Period exceeds the EBITDA Milestone for the Earnout Period.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a Legal Proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Final Balance Sheet” shall have the meaning set forth in Section 1.6(b) of this Agreement.

AGREEMENT AND PLAN OF MERGER

“Financial Statements” shall mean:

(a) the balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last two fiscal years (June 30, 2004 and June 30, 2005), which shall be audited by Rager, Lehman & Houck, P.C. as the Company’s independent auditing firm; and

(b) the unaudited balance sheets and unaudited statements of income, changes in stockholders’ equity and cash flows of the Company for the three (3) months ended as of September 30, 2005 and the comparable prior year period, which shall have been reviewed by Rager, Lehman & Houck, P.C.

“GAAP” shall mean generally accepted accounting principles in the United States of America applied on a consistent basis.

“Government Bid” shall have the meaning set forth in Section 2.31(a) of this Agreement.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other agreement of any kind relating to the Business between the Company and (a) the United States Government (including contracts under the foreign military sales program), (b) any prime contractor of the United States Government or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Governmental Entity” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” shall mean (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Holdover Agreements” shall have the meaning set forth in Section 2.14(c) of this Agreement.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

AGREEMENT AND PLAN OF MERGER

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrightable works, copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) copyright, confidential information and trade secrets embodied in computer software and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal computer systems of the Company that are used in its and in connection with business or operations, including computer hardware systems, software applications and embedded systems.

“Key Employees” shall mean Dale Kline and Jeff Paden.

“Knowledge” of the Company shall mean the knowledge of each of the Key Employees, after due inquiry. “Knowledge” of the Parent or the Merger Sub shall mean the knowledge of Richard V. Priddy, or information which any such individual should have known based on his primary or supervisory responsibility for the matter at issue with the Parent or the Merger Sub after due inquiry.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

AGREEMENT AND PLAN OF MERGER

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator.

“Material Contract” shall have the meaning set forth in Section 2.14 of this Agreement.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Company with and into the Merger Sub in accordance with the terms of this Agreement.

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“MGCL” shall have the meaning set forth in Section 1.1 of this Agreement.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of September 30, 2005.

“Normalized Working Capital” shall mean Eight Hundred Thirty-Seven Thousand Dollars ($837,000.00).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 6.2 of this Agreement is satisfied in all respects.

“Parent Shares” shall mean shares of the common stock, par value $0.01 per share, of the Parent.

“Parent Share Price” means the average closing prices of the Parent Shares on the Nasdaq Capital Market for the twenty (20) trading days immediately preceding the date upon which the Parent Shares are to be priced.

AGREEMENT AND PLAN OF MERGER

“Parent SEC Filings” shall have the meaning set forth in Section 3.7(a) of this Agreement.

“Parties” or “Party” shall mean individually and collectively (as the case may be) the Parent, the Merger Sub, the Company and the Stockholder.

“Payment Date” shall have the meaning set forth in Section 1.5 of this Agreement.

“Performance Obligations” shall have the meaning set forth in Section 2.14(d) of this Agreement.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean any natural person, corporation, limited liability company, general or limited partnership, proprietorship, other business, non-profit or charitable organization, trust, union, association (whether or not incorporated in any jurisdiction), or any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“R&D Agreement” shall mean that certain Research and Development Agreement to be entered into among the Company, SafetyTech AG, a Swiss corporation (“SafetyTech AG”), Hans Hauser and Otto Gossweiler.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the Environment.

“Releasees” shall have the meaning set forth in Section 1.12(a) of this Agreement.

“Response” shall mean a written response containing the information provided for in Section 6.3(e).

“Revenue” shall mean the gross sales revenue for the Company and Surviving Corporation, less discounts and returns, excluding sales or value added taxes.

“Revenue Shortfall” shall mean for each Earnout Period, that the actual Revenue for such Earnout Period is less than the Revenue Shortfall Trigger for such Earnout Period.

“2006 Revenue Shortfall Trigger” shall mean Five Million Dollars ($5,000,000) of Revenue for fiscal 2006.

AGREEMENT AND PLAN OF MERGER

“2007 Revenue Shortfall Trigger” shall mean Six Million Five Hundred Thousand Dollars ($6,500,000) of Revenue for fiscal 2007.

“Restricted Stock Agreements” shall have the meaning set forth in Section 6.1(k) of this Agreement.

“Rule” shall mean any constitution or statute or law or any judgment, decree, injunction, order, ruling, ordinance or final regulation or rule of any Governmental Entity, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, environment, employee safety and health, Government Bid and Government Contract, fair credit reporting and anti-competitive activities.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens for taxes not yet due and payable, and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“SFAS” shall have the meaning set forth in Section 1.7(b)(iii) of this Agreement.

“Significant Person” shall mean a Person listed in Section 2.24 of the Disclosure Schedule.

“Software” shall mean any of the software (including the documentation thereto) owned by the Company and any software included with any of the Company’s products and/or services or the Internal Systems.

“Stock Percentage” shall mean fifty percent (50%), subject to Section 1.5(a)(iii).

“Stockholder Representative” shall have the meaning set forth in Section 1.13(a) of this Agreement. The initial Stockholder Representative shall be Dale Kline.

“Surviving Corporation” shall mean the Merger Sub, as the surviving corporation in the Merger.

“Taxes” (including with correlative meaning “Tax” and “Taxable”) shall mean (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll,

AGREEMENT AND PLAN OF MERGER

profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (c) any items described in this paragraph that are attributable to another person but that the Company is liable to pay by law, by contract, or otherwise.

“Tax Returns” shall mean any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Announcements.

The Parties have agreed to the form of press release to be issued promptly after the execution and delivery of this Agreement. The Company Stockholders (and, prior to the Closing, the Company) agrees that they shall not issue any other press release or public announcement or make any statement to third parties relating to the subject matter of this Agreement (including disclosure of any terms of this Agreement) without the prior written approval of the Parent.

11.2 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

11.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein, the Company Stockholders and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

AGREEMENT AND PLAN OF MERGER

11.5 Counterparts and Facsimile Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

11.6 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: Safety Tech International, Inc. 5703 Industry Place Frederick, MD 21704 Telecopy: (301) 624-5688 Telephone: (301) 624-5600	Copy to (which shall not constitute notice): Arent Fox, PLLC 1050 Connecticut Avenue, NW Washington, DC 20036 Attn: Richard N. Gale, Esq. Telecopy: (202) 857-6395 Telephone: (202) 857-6379

If to the Company Stockholders: To the address set forth on the signature page of the Restricted Stock Agreement

If to the Stockholder Representative: Dale Kline 4005 Carrick Ct. Emmitsburg, MD 21727	Copy to (which shall not constitute notice): Arent Fox, PLLC 1050 Connecticut Avenue, NW Washington, DC 20036 Attn: Richard N. Gale, Esq. Telecopy: (202) 857-6395 Telephone: (202) 857-6379

AGREEMENT AND PLAN OF MERGER

If to the Merger Sub or the Parent:	Copy to (which shall not constitute notice):

TVI Corporation	Whiteford, Taylor & Preston L.L.P.
7100 Holladay Tyler Road	Seven Saint Paul Street
Suite 300	Suite 1500
Glen Dale, Maryland 20769	Baltimore, MD 21202
Attn: Mr. Richard V. Priddy	Attn: D. Scott Freed, Esq.
Telecopy: (301) 352-8800	Telecopy: (410) 625-7510
Telephone: (301) 352-8818	Telephone: (410) 347-8763

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail) other than electronic mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8 Governing Law; Consent to Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland.

(b) Subject to Section 1.7(c) hereof, which the Parties intend to be the sole and exclusive remedy with respect to disputes concerning Earnout Payments, all actions and proceedings arising out of or relating to this Agreement will be heard and determined in a Maryland court or a federal court sitting in Maryland, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Parties hereby consent to service of process by mail (in accordance with Section 11.7) or any other manner permitted by law.

11.9 Amendments and Waivers.

The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

AGREEMENT AND PLAN OF MERGER

11.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.11 Construction.

(a) The language used throughout this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

11.12 Attorneys Fees.

In the event of any litigation or arbitration proceeding arising out of any disputes under this Agreement, the substantially prevailing party shall be entitled to recover their costs and expenses including, without limitation, reasonable attorneys fees.

AGREEMENT AND PLAN OF MERGER

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TVI CORPORATION

By: /s/ Richard V. Priddy
Name: Richard V. Priddy
Title: President and CEO

TVI SUB, INC.

By: /s/ Richard V. Priddy
Name: Richard V. Priddy
Title: President

SAFETY TECH INTERNATIONAL, INC.

By: /s/ Dale Kline
Name: Dale Kline
Title: President

/s/ Hans Hauser
Hans Hauser, individually

/s/ Hugo Beer
Hugo Beer, individually

/s/ Dale Kline
Dale Kline, individually

/s/ Dale Kline, Jr.
Dale Kline, Jr., individually

/s/ Jeff Paden
Jeff Paden, individually

/s/ Don Yount, Jr.
Don Yount, Jr., individually

AGREEMENT AND PLAN OF MERGER

SIGNATURE PAGE

EXHIBIT A

[OMITTED]

EXHIBIT B

[OMITTED]

EXHIBIT C

Form of Opinion of Counsel to the Company and the Company Stockholders

EXHIBIT C

November     , 2005

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glen Dale, Maryland 20769

Attention: Richard V. Priddy, President and CEO

RE:	Agreement of Plan and Merger (the Agreement), dated November , 2005, by and among TVI Corporation (the Parent), TVI Sub, Inc. (the Merger Sub), Safety Tech International, Inc. (the Company), and the stockholder parties thereto (the Company Stockholders)

Dear Ladies and Gentlemen:

We have acted as counsel to the Company and Company Stockholders in connection with the execution and delivery of the Agreement and the transaction contemplated therein (the Transaction). We are delivering this opinion letter to the Parent pursuant to Section 6.1(h) of the Agreement. We may refer collectively to these parties as the Clients. Unless otherwise defined in this opinion, capitalized terms used herein have the meanings ascribed to them in the Agreement.

We have examined the original (or photostatic copies of the) executed counterparts of the following documents, all of which, except as otherwise indicated, are dated the date of this letter (collectively, the Transaction Documents). When the term Transaction Documents is used with respect to a Client, the term refers only to those Transaction Documents signed by that Client.

1.	The Agreement;

2.	The Escrow Agreement by and among the Parent, the Merger Sub, the Company Stockholders and M&T Bank;

3.	The Restricted Stock Agreements by and between the Parent and the Company Stockholders;

4.	Articles of Merger between the Company and the Merger Sub to be filed with the Maryland State Department of Assessments and Taxation; and

5.	The Research and Development Agreement by and among the Company, SafetyTech AG, Hans Hauser and Otto Gossweiler.

We have also examined the following documents related to the Company (the Organizational Documents):

1.	The Articles of Incorporation of the Company, as amended, certified by the Maryland State Department of Assessments and Taxation as of September 20, 2005;

November     , 2005

2.	A copy of the Bylaws of the Company, as amended through the date hereof, certified to be true and correct by the President of the Company, as of the date hereof;

3.	A certificate from the Maryland State Department of Assessments and Taxation indicating that the Company is in good standing in the State of Maryland as of September 19, 2005;

4.	The stock records of the Company consisting of (a) minutes of meetings of the board of directors authorizing the issuance of capital stock and (b) the stock ledger of the Company (collectively, the Stock Records), certified to be true, accurate and complete as of the date hereof by an officer of the Company.

In preparing the opinions in paragraphs 1 through 4 below, we have reviewed no other documents other than the Organizational Documents.

For purposes of this letter, the term “our knowledge” means the conscious awareness of facts or other information, at the time of execution and delivery of this opinion letter, by the lawyer or lawyers in our Firm who have actively participated in the negotiation and preparation of the Transaction Documents or this letter. Those lawyers are Richard N. Gale and Rachel Richardson (the Primary Lawyer Group).

In reaching the opinions set forth below, we have assumed that (i) each entity that is a party to the Transaction Documents (other than the Company) is a duly organized or duly formed entity and is validly existing and in good standing, (ii) each party to the Transaction Documents (other than the Clients) has duly and validly executed and delivered each instrument, document and agreement to which it is a signatory and that its obligations are its legal, valid and binding obligations, enforceable in accordance with their respective terms, (iii) each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so, and (iv) each natural person executing any instrument, document or agreement referred to in this letter is legally competent to do so.

In our examination of the Transaction Documents, agreements and instruments for purposes of this letter, we have assumed that (i) all signatures (other than the Clients) on all documents, agreements and instruments submitted to us for examination are genuine, (ii) all original documents, agreements and instruments submitted to us for examination are authentic, (iii) all copies of documents, agreements and instruments submitted to us for examination conform to the originals, and (iv) all public records reviewed by us are accurate and complete.

The opinions expressed in this letter concern only the effect of the laws (excluding the principles of conflict of laws) of the United States of America and the State of Maryland. We express no opinion on the applicability of the law of any other jurisdiction to the Transaction. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.

November     , 2005

Based on and subject to the foregoing and the exceptions and qualifications set forth below, it is our opinion that:

1. Organization, Existence and Good Standing.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

2. Power and Authority.

The Company has the corporate power and authority to execute and deliver to the Parent, and to perform its obligations under, the Transaction Documents.

3. Due Authorization.

The execution and delivery of the Transaction Documents by the Company have been duly authorized by all necessary corporate actions of the Company.

4. No Violation of Organizational Documents.

The Company’s execution and delivery of, and its performance of its obligations under, the Transaction Documents will not violate its Organizational Documents.

5. Due Execution and Delivery; Validity, Binding Effect; and General Enforceability.

(a) The Transaction Documents have been duly executed and delivered by the Company and constitute the legal and valid obligations of, and are binding on and enforceable against, the Company in accordance with their respective terms.

(b) The Transaction Documents have been duly executed and delivered by the Company Stockholders and constitute the legal and valid obligations of, and are binding on and enforceable against, the Company Stockholders in accordance with their respective terms.

6. Authorized and Issued Shares; Record Holders; Due Authorization and Valid Issuance of Outstanding Shares.

Based on the Organizational Documents and the Stock Records, the Company’s authorized and issued capital stock is as set forth on Exhibit A. Based on the Stock Records, and to our knowledge, no shares of the Company’s capital stock are held in the Company’s treasury. Based solely on the Stock Records, immediately prior to the consummation of the Transaction, the Company Stockholders owned of record the shares set forth on Exhibit A and are the record holders of all the issued and outstanding shares of the Company’s capital stock. The outstanding shares of the Company’s capital stock have been duly authorized and based on the Stock Records and to our knowledge (a) have been validly issued and (b) are fully paid and non-assessable, assuming that at the time of their issuance the Company actually received the consideration specified by the board of directors in the resolutions authorizing the issuance and that the consideration per share amounted to at least the par value.

November     , 2005

7. No Options or Warrants.

To our knowledge and based on the Stock Records, the Company has not granted or issued any outstanding options or warrants for the purchase of, or other outstanding rights to purchase, or outstanding securities convertible into or exchangeable for, any capital stock or other security of the Company, and to our knowledge and based on the Stock Records, the Company has no other outstanding agreement to issue or sell any shares of its capital stock or to register any of the Company’s shares under the Securities Act of 1933, as amended.

8. No Violation of Other Contracts.

(a) The Company’s execution and delivery of the Transaction Documents will not breach any Other Contract.

(b) The Company Stockholders’ execution and delivery of the Transaction Documents will not breach any Other Contract.

(c) For purposes of this paragraph 8, the term “Other Contract” means an agreement specifically identified on Exhibit B.

9. No Violation of Court Decrees or Orders.

(a) The Company’s execution and delivery of the Transaction Documents will not violate any Court Decree or Order.

(b) The Company Stockholders’ execution and delivery of the Transaction Documents will not violate any Court Decree or Order.

(c) For purposes of this paragraph 9, the term “Court Decree or Order” means a court decree or order specifically identified on Exhibit C.

10. No Pending Proceedings or Threats to Proceed, Other Than as Disclosed on the Disclosure Schedule.

(a) Except for any Pending Proceedings or Threats to Proceed identified in Section 2.18 of the Disclosure Schedule attached to the Agreement, there are no Pending Proceedings or Threats to Proceed which, if determined adversely, would have a material adverse effect on the Company’s assets, operations or financial condition, or the ability of the Company to execute, deliver or perform its obligations under the Transaction Documents.

(b) For purposes of this paragraph 10, the term “Pending Proceeding” means a proceeding pending before any court or other governmental body that is, to our knowledge, specifically applicable to the Company as a named party, and which any lawyer in the Primary

November     , 2005

Lawyer Group has reviewed in connection with our representation of the Company in the Transaction; and the term “Threat to Proceed” means a written communication actually delivered to the Company that overtly threatens the Company with commencement by the sender of litigation or other claim before any court or administrative or other governmental body, which any lawyer in the Primary Lawyer Group has reviewed in connection with our representation of the Company in the Transaction.

11. No Governmental Consent or Approval Required.

No consent, approval or other authorization of or by any court, administrative agency or other governmental authority in the State of Maryland is required to permit the Company to execute and deliver the Transaction Documents. We offer no opinion, however, on any requirement of registration of the Transaction under Federal or state securities laws.

12. Merger Effective Upon Filing.

Upon the filing by the Surviving Corporation of the Articles of Merger with the Maryland State Department of Assessments and Taxation, the Merger will be effective in accordance with the terms of the Agreement under Maryland General Corporation Law.

The opinions set forth above are subject to the following qualifications:

(a) The validity, binding nature and enforceability of the Transaction Documents may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws or equitable principles relating to or affecting the rights of creditors or other obligees generally.

(b) The validity, binding nature and enforceability of the Transaction Documents may be limited by applicable principles of equity, whether such principles are applied by a court of equity or a court of law, and we express no opinion on whether a court would grant specific performance, injunctive relief or any other equitable remedy.

(c) We have not conducted any searches of any court docket in connection with the issuance of this opinion.

(d) We express no opinion with respect to any of the following provisions if they are contained in the Transaction Documents: (i) any provisions imposing penalties, forfeitures, increased interest rates and/or late payment charges upon delinquency in payment or the occurrence of a default; (ii) any provisions under which the Company or the Company Stockholders waives any of its legal or equitable rights except to the extent the waived rights are expressly waivable pursuant to a statute or constitutional provision; (iii) any provisions entitling the Parent to obtain reimbursement for attorneys’ fees and other costs incurred by the Parent; (iv) any provision exonerating or indemnifying the Parent (or any agent or employee of the Parent or any party acting on behalf of the Parent) from the consequences of its own acts or omissions; (v) any severability provision; (vi) provisions relating to setoff rights; (vii) any provision granting a

November     , 2005

power of attorney or similar right; (viii) any provision to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of a particular remedy does not preclude recourse to one or more other remedies; (ix) any provision pursuant to which a party has granted to another party any power to execute documents, settle claims or appear in judicial proceedings on behalf of such party or to take any other action on behalf of such party; (x) any provision which purports to affect jurisdiction or venue of any specified court or courts, or which purports to establish evidentiary standards, or which waives trial by jury; (xi) any provision by which any party agrees to take action if that party’s ability to take the action in question is subject to conditions another party to the Transaction Documents controls; (xii) any provision that purports to grant the Parent relief from any provisions of the Bankruptcy Code; or (xiii) any provision that purports to restrict or limit competitive activities, including but not limited to the duration or geographic scope of such limitation.

The opinions expressed in this letter are solely for your use and the use of your counsel. These opinions may not be relied on by any other persons, may not be quoted in whole or in part, and may not be filed with any governmental agency, in each case without our express prior written approval. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

Arent Fox PLLC

EXHIBIT D

Form of Employment Agreement

EXHIBIT D

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made under seal as of the      day of November, 2005 by and between TVI Corporation, or its designee (the “Company”), and [                    ] (“Employee”)(each, a “Party,” collectively, the “Parties”).

EXPLANATORY NOTE

WHEREAS, the Company and Safety Tech International, Inc. (“STI”), of which Employee is a former employee and/or principal, entered into an Agreement and Plan of Merger, dated November [    ], 2005 (the “Merger Agreement”) which provides for the merger of STI with and into a wholly-owned subsidiary of the Company (the “Transaction”).

WHEREAS, as a key employee and/or principal of STI, Employee has been provided with open access to highly confidential and valuable information about STI’s business, clients, customers and other matters which heretofore have been maintained as confidential at considerable expense and have provided a significant competitive advantage.

WHEREAS, as a condition to the consummation of the Transaction, the Merger Agreement contemplates, among other things, that Employee enter into this Agreement and that this Agreement be effective upon the closing of the Transaction.

WHEREAS, the Company’s business is not confined by a geographic area, but is conducted throughout the United States and globally.

WHEREAS, the Company desires to employ Employee as an employee of the Company, and Employee desires to be employed as an employee, on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree under seal as follows:

Section 1. Term. The Company will employ Employee, and Employee will serve the Company, as an employee under the terms of this Agreement, for a term of four (4) years, commencing on the date hereof (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each a “Subsequent Term”), unless the Company provides written notice of its intent to terminate employee at least ninety (90) days prior to the end of the Initial Term or a Subsequent Term, as the case may be, in which case this Agreement shall expire at the end of the then current Initial Term or Subsequent Term. Notwithstanding the foregoing, Employee’s employment hereunder may be earlier terminated as provided in Section 4 or Section 5 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term.” The period of time between the commencement and the termination of Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

Section 2. Employment.

(a) Position and Reporting. The Company hereby employs Employee for the Employment Period on the terms and conditions set forth in this Agreement.

(b) Authority and Duties. Employee shall exercise such authority, perform such [                    ] duties and functions and discharge such responsibilities as are reasonably associated with Employee’s position, commensurate with the authority vested in Employee’s position, pursuant to this Agreement and consistent with the direction provided by the President of the Company, or his designee During the Employment Period, Employee shall devote his full business time, skill and efforts to the business of the Company, and to no other economic endeavor. Notwithstanding the foregoing, Employee may: (i) make and manage passive personal business investments of his choice (in the case of publicly-held corporations, not to exceed five percent (5%) of the outstanding voting stock) and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining prior approval by the President of the Company, provided such activities and service do not materially interfere or conflict in any respect with the performance of his duties hereunder and (ii) with the approval of the President, which shall not be unreasonably withheld, serve on the boards of directors of other corporations.

Section 3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $[            ] per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (“Base Salary”). Such Base Salary shall be subject to review by the President each year for possible adjustment by the Company, but shall be decreased only to the extent that the Company determines that such adjustment is necessary to align Employee’s Base Salary with the base salary of its other executives performing comparable marketing, sales and other services for the Company or any Company Affiliate.

(b) Annual Bonus. During the Employment Period, Employee may have the opportunity to earn incentive compensation in accordance with the Company’s incentive programs which may be established from time to time by the Board of Directors of the Company (the “Board”) for senior employees of the Company. The payment of any incentive compensation under any such program shall be contingent upon the achievement of certain corporate and/or individual performance goals established by the Board in its discretion.

(c) Other Benefits. During the Employment Period, Employee shall be entitled to participate in all of the employee benefit plans, programs and arrangements in effect during the Employment Period that are generally available to senior employees of the Company, subject to and on a basis similar to the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Employee shall be entitled to fringe benefits and perquisites comparable to those of other senior employees of the Company. In determining eligibility for such benefits based on the period employed by the Company (e.g., vacation), where permitted by applicable law and the subject benefit plan, prior service with STI will be credited.

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(d) Business Expenses. During the Employment Period, the Company shall reimburse Employee for all documented reasonable business expenses actually incurred by Employee in the performance of his duties under this Agreement, in accordance with the Company’s policies.

Section 4. Termination of Employment.

(a) Termination for Cause. The Company may, in its discretion, terminate the Employment Period hereunder, with Cause, without prior notice. For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(i)	Dishonesty, theft, misrepresentation, deceit, or fraud in connection with Employee’s performance of his duties or functions hereunder;

(ii)	Dishonesty, theft, misrepresentation, deceit, or fraud, other than in connection with Employee’s performance of his duties or functions hereunder, provided such actions cause material harm, or potential material harm, to the Company, including material harm to the reputation or functioning of the Company, or to Employee’s ability to fully perform all duties or functions hereunder;

(iii)	Employee’s negligence, incompetence or insubordination, as determined in the good faith, reasonable discretion of the Company, to perform the duties and functions reasonably assigned to Employee by the Company, provided however, that if the failure is such as may, in the reasonable opinion of the Company, be of the nature that the Employee was unaware of his failure to perform, the Company shall give notice of such failure, and the Employee shall have up to fifteen (15) calendar days to remedy the deficiency to the Company’s reasonable satisfaction.

(iv)	at any time prior to or after the execution of this Agreement, Employee’s conviction for, or plea of nolo contendere to, a charge or commission of a felony;

(v)	any knowing or intentional material breach of a material representation, warranty or covenant by Employee with respect to the Transaction;

(vi)	any other conduct engaged in by the Employee with the intended purpose of resulting in harm or detriment to the Company including, but not limited to, the diversion of work opportunity away from the Company, or competing with the Company; or

(vii)	any breach by Employee of the provisions of Sections 6-11 hereof which is either: (A) knowing or willful, or (B) has caused , or can reasonably be expected to cause, the Company material economic harm; provided however, that if the breach is such as may, in the reasonable opinion of the Company, be of the nature that the Employee was unaware of his breach, Employee shall have thirty (30) days following written notice from the Company to Employee to fully cure the same.

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(b) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated immediately and automatically upon the death of Employee. The Employment Period may be terminated, at the option of the Company, if Employee shall be rendered incapable of performing the normal duties and functions of his employment, as determined in the discretion of the Company, and by reason of a Disability (as defined herein). For purposes of this Agreement, “Disability” shall mean any mental or physical condition either: (i) defined to be a “disability” for purposes of eligibility to receive long term disability benefits under the Company’s long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of the Company, or (ii) that impairs the ability of the Employee to perform the normal duties and functions of his employment and which can be expected to last, or which has lasted, for a period of six (6) or more consecutive months from the first date of first onset. If the Employment Period is terminated by reason of the Disability of Employee, the Company shall give thirty (30) days’ advance written notice to that effect to Employee. If the existence of a Disability hereunder is in dispute, it shall be resolved by a mutually-agreed physician.

(c) Termination for Good Reason. Employee may terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, the term “Good Reason” shall mean either: (i) a material diminution during the Term in the Employee’s duties or responsibilities (considered as a whole) as set forth herein; (ii) a material breach by the Company of the compensation and benefits provision set forth in Section 3 hereof; subject in either event to the Company’s thirty (30) day right to cure after notification from Employee; or (iii) Employee is required by the Company to relocate to an office or facility on a regular basis that is more than five (5) miles from STI’s present location at 5703 Industry Lane, Frederick, Maryland.

(d) Termination without Cause. The Company may terminate Employee’s employment without Cause on thirty (30) days written notice.

(e) Termination by Employee. Employee may terminate the Employee’s employment for any reason upon one hundred eighty (180) days written notice to the Company.

Section 5. Consequences of Termination.

(a) Termination without Cause/ Good Reason. In the event of termination of Employee’s employment hereunder by the Company without Cause (other than upon death or Disability), or Employee’s termination for Good Reason (subject to the Company’s right to cure as described in Section 4(c) hereinabove), Employee shall be entitled to the following exit pay and benefits:

(i) Exit Pay - For a period of the lesser of              (    ) months following termination of employment or the then-remaining Term hereof (the “Severance Period”), Employee shall continue to receive payment of Employee’s Base Salary as in effect immediately prior to such termination.

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(ii) Benefits Continuation - Employee shall continue all benefits through the date of termination, and not thereafter, except that Employee will be entitled to elect continued medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(iii) Earn Out - If such termination was either without Cause or by Employee with Good Reason and occurs (i) on or before June 30, 2006, Employee shall in addition be entitled to his proportionate share of the Maximum Earnout Payment payable for 2006 and 2007, regardless of whether there is actual excess EBITDA for either year; (ii) on or after July 1, 2006 but before June 30, 2007 Employee shall in addition be entitled to his proportionate share of the Maximum Earnout Payment payable for 2007 regardless of whether there is actual excess EBITDA for 2007. In either case, the Maximum Earnout Payment shall be due and payable at such time it would otherwise be due and payable pursuant to Section 1.7 of the Merger Agreement.

(b) Other Terminations. In the event of termination of Employee’s employment hereunder for any reason other than those specified in Section 5(a) hereof, including but not limited to Employee’s voluntary termination (other than for a Good Reason), Employee shall not be entitled to any exit pay, severance pay or other benefits provided hereunder, except as may otherwise be required by law.

(c) Accrued Rights. Notwithstanding anything to the contrary in this Section 5, in the event of termination of Employee’s employment hereunder for any reason, Employee shall be entitled to payment of any unpaid portion of his Base Salary through the effective date of termination, and payment of any accrued but unpaid rights solely in accordance with the terms of any employee benefit plan or program of the Company.

Section 6. Confidentiality.

(a) Generally. All Confidential and Proprietary Information shall be and remain the sole and exclusive property of the Company, without regard to any involvement Employee may have (or have had) in the conception, development, creation, and/or modification of same. Employee agrees that he will not at any time during the Term hereof or at any time thereafter (regardless of the reason for termination), in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any Person, in any manner whatsoever, any Confidential Information and Proprietary Information (as defined herein). For purposes of this Agreement, a “Person” means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

(b) “Confidential and Proprietary Information” Defined. “Confidential and Proprietary Information” means any and all information or material: (i) disclosed or communicated by either STI or the Company to the Employee; (ii) developed, learned, or otherwise acquired by Employee and relating, directly or indirectly, to his employment with either STI or the Company; (iii) entrusted to STI or the Company by third parties; and/or (iv) disclosed or communicated to the Employee during his employment with either STI or the Company by any third party that owes a duty of confidentiality with respect to the information and/or material

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so disclosed or communicated. Confidential and Proprietary Information includes, but is not limited to, Inventions (as defined herein), confidential information, trade secrets, copyrighted works (registered, unregistered, and/or common law), product ideas, techniques, processes, formulas, computer software source and/or object code and documentation, algorithms, system design, architecture, logic, structure, software, mask works, data and/or any other information of any type relating to research, development, marketing, forecasts, sales, profit margins, costs, pricing, non-public financial or accounting information, lists of actual or potential clients suppliers or partners, and/or personnel data, including without limitation, the salaries, duties, qualifications, performance levels, and terms of compensation of other Company employees, without regard in any event to whether such information or material is or is not marked as “proprietary” and/or “confidential.” Confidential and Proprietary Information may (but need not) be contained in material such as drawings, samples, procedures, specifications, reports, studies, analyses, client or supplier lists, budgets, cost or price lists, compilations and/or computer programs, or may be in the nature of unwritten knowledge or know-how, without regard to whether such knowledge or know-how is protected by the law of trade secrets.

(c) Exclusions. The provisions of this Section 6 shall not apply to: (i) information that is public knowledge or available to the public other than as a result of disclosure by Employee in breach of this Section 6; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by Employee from a third party who, based upon inquiry by Employee, is not bound by a confidential relationship to the Company or any of its Affiliates (as defined herein); or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Employee. For purposes of this Agreement, an “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to have control when such Person possesses the power, directly or indirectly, or has the power to direct or to cause the direction of, the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

Section 7. Ownership of Company Documents. All Company Documents (as defined herein) shall be and remain the sole and exclusive property of the Company without regard to any involvement Employee may have (or have had) in the conception, development, creation, and/or modification of such Company Documents. All Company Documents, materials, and property in Employee’s possession or under his control shall be returned to the Company as and when requested, excepting only his personal copies of records relating to his compensation (“Personal Documents”). Even if the Company does not so request, Employee shall return all Company Documents, materials, and property immediately upon the termination of employment without regard to the reason for the termination, and, except for his Personal Documents, will not take with him or give to any third party any Company Documents, materials, or property or any reproduction thereof upon said termination of employment. “Company Documents” means documents or other media that contain or relate to Confidential and Proprietary Information (as defined herein) or any other information concerning the business, operations, or plans of either STI or the Company, whether such documents have been prepared by Employee or by others. Company Documents include, but are not limited to, papers, drawings, photographs, charts, graphs, notebooks, client lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

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Section 8. Inventions; Copyrights; Further Assurances.

(a) Inventions. Employee is hereby retained in a capacity such that Employee’s responsibilities may include the making of Inventions to the Company, as Employee is being hired, inter alia, to invent. Employee hereby transfers, assigns, and conveys to Company any and all rights he presently has or may acquire in any and all Inventions conceived, made, developed, or first reduced to practice or learned by him and/or others during the term of his employment with either STI or the Company which relate to the Restricted Products and Services (as hereinafter defined). This assignment shall include: (i) the right to file and prosecute patent applications on such Inventions in any and all countries, (ii) the patent applications filed and patents issuing thereon, and (iii) the right to obtain copyright, trademark or trade name protection for any related work product. Employee shall promptly and fully disclose all such Inventions to the Company conceived, made, developed, or first reduced to practice or learned, either alone or jointly with others, during the term of his employment with either STI or the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon) in any and all countries (at the Company’s sole cost and expense); provided, however, that said Inventions will be the sole property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be, and which relate, directly or indirectly, to his work for either STI or the Company. Such disclosure shall be made promptly after each Invention is conceived, made, developed, or first reduced to practice or learned, whichever is earliest in time. “Invention(s)” means any and all discoveries, developments, concepts, designs, ideas, improvements, inventions and/or works of authorship (including, but not limited to interim work product, modifications, and derivative works), whether or not patentable, copyrightable, or otherwise legally protectable. This includes, but is not limited to, any new product, method, procedure, process, formulation, algorithm, computer program, software, technique, use, equipment, device, apparatus, system, compound, composition of matter, design or configuration of any kind, and/or any improvement(s) thereon.

(b) Copyrights. Employee agrees to promptly and fully disclose to the Company any and all copyrighted (registered, unregistered, or common law) and potentially copyrightable subject matter that Employee conceives, creates, develops, or modifies during the term of his employment by either STI or the Company and which relates, directly or indirectly, to his work as an employee, including without limitation, all computer programs, documentation, technical descriptions for products, user’s guides, and/or illustrations, including any contributions to such subject matter (“Copyright Product”). All Confidential and Proprietary Information which is Copyright Product shall be considered “work made for hire” under the copyright laws of the United States, and the copyright for any and all Copyright Product shall automatically be and remain the sole and exclusive property of the Company. Furthermore, Employee hereby transfers and assigns to the Company any and all rights he presently possesses or may acquire in any and all Copyright Product which, for any reason, does not qualify as “work made for hire”. If any Copyright Product embodies or reflects any of preexisting rights, Employee hereby grants to the Company an irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

(c) Further Assurances. During and at anytime after employment by the Company and upon Company request, Employee will execute all papers in a timely manner and do all

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reasonable acts necessary or desired to apply for, secure, maintain and/or enforce patents, copyrights, trademarks and any other legal rights in the United States and any foreign countries in any and all Inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets owned by and/or assigned to Company under this Agreement or otherwise. Employee will execute all papers and do any and all reasonable acts necessary or desired to assign and transfer to Company, or any Person to whom Company is obligated to assign its rights, Employee’s entire right, title, and interest in and to any and all Inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets. In the event that Company is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or desired for any of the foregoing purposes (including, but not limited to, renewals, extensions, re-registrations, continuations, divisions or continuations in part), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and in his stead, but only for the purpose of executing and filing any such document(s) and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.

Section 9. Non-Competition. Employee agrees that he shall not during the Employment Period and during the Restricted Period (as herein defined), directly or indirectly, alone or as principal, partner, joint venture, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, engage in, consult or assist any other entity in any manner or in any capacity whatsoever, in designing, developing, manufacturing, installing, servicing, maintaining and/or otherwise marketing powered air purifying respirators equipment, dual air supply units and any other respiratory product for chemical, biological, radiological and nuclear protection, including all associated accessories, supplies and products; or (b) performing any other business activities which are the same or substantially similar to any business activity provided or performed by the Company at anytime during the Term (the “Restricted Products and Services”). The foregoing restriction will apply throughout North America, or such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Company and its Affiliates (the “Restricted Territory”). For purposes of this Agreement, the term “Restricted Period” shall mean the period of time following the date of the Employee’s termination equal to the longer of: (i) twenty-four (24) months; or (ii) forty-eight (48) months less the number months that have elapsed from the date hereof until the date of the Employee’s termination (or if such calculated period is unenforceable by law, then for such period as shall be enforceable).

Section 10. Non-Solicitation of Employees. Employee agrees that he shall not during the Employment Period and during the Restricted Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever: (i) hire, solicit for hire, employ, retain, or enter into any employment, agency, consulting or other similar agreement or arrangement with, any Person who, within the twenty-four (24) month period prior to the termination of Employee’s employment by the Company, was an employee of STI, the Company or a Company Affiliate, (ii) induce or attempt to induce such Person to terminate his employment with the Company or any Company Affiliate.

Section 11. Non-Solicitation of Clients or Customers. Employee agrees that he shall not during the Employment Period and during the Restricted Period, directly or indirectly, alone or

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as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, directly or indirectly, for his own account, or for the account of others, solicit orders for Restricted Products and Services from, or provide Restricted Products and Services to or for, any Person that was a customer or client of STI, the Company or any Company Affiliate (or which STI, the Company or any Company Affiliate was soliciting to be a customer or client) at anytime during the twenty-four (24) month period preceding the termination of Employee’s employment.

Section 12. Breach of Restrictive Covenants; Specific Enforcement; Passive Investments.

(a) The restrictions contained in Sections 6 through 11 hereof, inclusive, are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by the Employee to be reasonable for such purposes. It is acknowledged that it may be impossible to determine the monetary damages incurred by Employee’s violation of this Agreement and that any violation of this Agreement will cause irreparable, immediate and substantial injury to the Company. Accordingly, Employee agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining Employee and any other involved party from committing a violation of this Agreement and Employee agrees to the issuance and entry of such injunction. In addition, Company will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by Employee and/or others. With specific regard to the restrictions contained in Section 9 hereof, in the event a court should find that the Restricted Territory should encompass some geographic territory other than North America despite the Parties agreement that such restriction is necessary for the protection of the business and goodwill of the Company, the Parties intend that the covenant contained therein shall be construed as a series of separate covenants, one for each city, county, state and country of the Restricted Territory. In such an event, except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained therein.

(b) Notwithstanding the terms of Sections 6 through 11 hereof, inclusive, Employee shall be permitted to be a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Employee has no active participation in the business of the corporation.

(c) All payments otherwise to be made by the Company to the Employee hereunder may be set-off in accordance with the set-off provisions as set forth in Section 7.5 of the Merger Agreement.

Section 13. No Breach of Prior Agreement. The performance of Employee’s duties as an Company employee will not breach any invention, assignment, proprietary information, non-competition, confidentiality, or other agreement or understanding with any former employer or other Person, and Employee will not use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to Company. Company understands that situations may arise in the future that may require Company to discuss with his future employers the existence of this Agreement and Employee hereby expressly grants Company permission to do so.

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Section 14. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

____________________

____________________

____________________

With copy to:

Arent Fox, PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036

Attention: Richard N. Gale, Esq.

If to the Company:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glen Dale, Maryland 20769

Attention: Richard V. Priddy

With copy to:

Whiteford, Taylor & Preston L.L.P.

7 St. Paul Street

Baltimore, Maryland 21202

Attention: Frank S. Jones, Jr., Esq.

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof. Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.

Section 15. Waiver of Breach. Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Employee or of the Company.

Section 16. Assignment. Employee may not assign his rights or delegate his duties under this Agreement; provided, however, that this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Employee to the extent of any payments due to Employee hereunder. Notwithstanding anything to the contrary contained herein, the Company shall be free to assign its rights and delegate its duties under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

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Section 17. Withholding of Taxes. All payments required to be made by the Company to Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

Section 18. Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 20. Governing Law. This Agreement has been entered into within the State of Maryland and shall be deemed performed therein. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of law principles. The Company and Employee hereby agree that any suit, action or proceeding arising out of or based upon any claim under this Agreement shall be instituted against Employee in state or federal court in Maryland, and Employee and Company waive any objection they may have to the laying of venue of such suit, action or proceeding therein. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 21. Amendments. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an officer of the Company. No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement.

Section 22. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 23. Press Releases and Public Announcements. Employee shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company. The Company may use Employee’s name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media during his employment for any business purpose.

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Section 24. Headings; Explanatory Note. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The explanatory appearing at the beginning of this Agreement are not mere recitals but are an integral part of the agreement embodied hereby.

Section 25. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Parties agree that in the event that a Party is successful in whole or in part in any legal action against the other Party under this Agreement (including, without limitation, an action to enforce the restrictions contained in Sections 6 through 11 hereof, inclusive), the prevailing Party will be entitled to recover all costs associated with such action, including reasonable attorneys’ fees, from the other Party.

Section 26. Construction.

(a) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns.

(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 27. Entire Agreement. This Agreement constitutes the entire agreement by the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Employee and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Employee and the Company.

Section 28. Survival. The obligations of Sections 5 through 12, inclusive, and this Section 28 shall survive any termination or expiration of this Agreement.

EMPLOYMENT AGREEMENT

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EXHIBIT D

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

TVI CORPORATION

By:
Richard V. Priddy, President and CEO

EMPLOYEE:

EMPLOYMENT AGREEMENT

SIGNATURE PAGE

EXHIBIT E

Form of Restricted Stock Agreement

Exhibit E

FORM OF

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made under seal as of the             day of November, 2005, by and between TVI CORPORATION, a Maryland corporation (the “Parent”), and each of the Persons identified on the signature page hereto and their permitted successors, assignees or transferees each, a (“Holder” and together the “Holders”).

WHEREAS, Parent, TVI Sub, Inc. (“Merger Sub”), a Maryland corporation and wholly owned subsidiary of Parent, Safety Tech International, Inc. (the “Company”) and the Holders have entered into an Agreement and Plan of Merger (the “Merger Agreement”), of even date herewith, pursuant to which (i) the Company will merge with and into the Merger Sub (the “Merger”) and (ii) in accordance with the Merger Agreement, Parent has agreed to issue shares of Common Stock (the “Parent Shares”) to the Holders, a portion of which shares will be placed in escrow pursuant to the terms of the Merger Agreement and the Escrow Agreement (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, the distribution of the Parent Shares pursuant to the Merger Agreement will not been registered under either the Securities Act of 1933, as amended (the “Securities Act”), or comparable state acts (the “State Acts”).

NOW, THEREFORE, it is agreed between the parties under seal as follows:

Section 1. Limitations on Transfer.

(a) Except as otherwise permitted in Sections 2(b) and 2(c), prior to the termination of this Agreement, Holder shall not sell, assign, hypothecate, donate, gift, subject to a security interest or other lien or otherwise dispose of, transfer or encumber in any manner whatsoever (collectively, “transfer”) any interest in the Parent Shares except in compliance with the provisions herein and in all respects in compliance with all applicable securities laws.

(b) Subject to the further provisions of this Agreement and the Escrow Agreement, Holder may transfer (i) up to one-half ( 1/2) of the Parent Shares issued to such Holder under the Merger Agreement at any time after the first (1st) anniversary of the date of issuance, and (ii) the remaining one-half ( 1/2) of such Parent Shares at any time after the second (2nd) anniversary of the date of issuance, subject to compliance with the Securities Act and the State Acts.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to the terms of the Escrow Agreement, any Holder may transfer Parent Shares to or for the benefit of (i) any member of his family, which shall include parents, siblings, spouse or lineal descendants (including step children and adopted children), or to a trust or other estate-planning device solely for his or their benefit, or (ii) a charitable organization(s) or foundation(s); provided that such Parent Shares shall remain subject to this Agreement and, in the case of a transfer pursuant to clauses (i) and (ii) hereinabove, such permitted transferee shall have all of the rights and obligations of such Holder under this Agreement (including without limitation the

RESTRICTED STOCK AGREEMENT

restrictions on transfer set forth in this Section 2), and such permitted transferee shall, as a condition to such transfer, deliver to Parent a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

Section 2. Restrictive Legends. All certificates representing the Parent Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR ANY COMPARABLE STATE ACTS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THIS CERTIFICATE (OR HIS PREDECESSOR IN INTEREST), AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE PRINCIPAL OFFICE OF THE CORPORATION. “

Upon request of any Holder, the Parent shall remove, or direct its transfer agent to remove, the second legend above from any certificate representing Parent Shares held by such Holder, following the second anniversary of the issuance of such shares by Parent. This provision shall survive the termination of the Agreement.

Section 3. Investment Representations. In connection with the issuance of the Parent Shares, Holder represents and covenants to the Parent the following:

(a) Holder understands that the Parent Shares has not been registered under the Securities Act or State Acts by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Specifically, Holder is acquiring and will hold the Parent Shares for investment for his account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b) Holder is aware of the Parent’s business affairs and financial condition and has acquired sufficient information about the Parent to reach an informed and knowledgeable decision to acquire and hold the Parent Shares. Holder is aware that any investment in the Parent is a speculative investment that has limited liquidity and is subject to the risk of complete loss. He is able, without impairing his financial condition, to hold the Parent Shares for an indefinite period and to suffer a complete loss of investment in the Parent Shares. Holder has been furnished with, and has had access to, such financial and other information as he considers necessary or appropriate for deciding whether to invest in the Parent Shares, and he has had an opportunity to ask questions and receive answers from the Parent regarding the terms and conditions of the issuance of the Parent Shares.

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(c) Holder further acknowledges and understands that the Parent Shares must be held indefinitely unless the Parent Shares is subsequently registered under the Securities Act or an exemption from such registration is available. Such Holder further acknowledges and understands that the Parent is under no obligation to register the Parent Shares.

(d) Holder satisfies the requirements of either (i) or (ii) below (check applicable item):

(i)              he is an “Accredited Investor” as defined in Rule 501(a) of Regulation D because (check applicable item(s)):

             his net worth, or the joint net worth of himself and his spouse, currently exceeds $1,000,000 and will exceed $1,000,000 at the time of acquisition of the Parent Shares; or

             his individual pre-tax income (exclusive of his spouse’s income) exceeded $200,000 in each of the last two full years, or the joint income of him and his spouse exceeded $300,000 in each of the last two years, and he, or his spouse and he, reasonably expect to reach such an income level in the current year.

(ii)              he does not satisfy either of the definitions of “accredited investor” contained in (i); however, he is a sophisticated investor because he has such knowledge and experience in financial matters either himself or through professional advisors who are unaffiliated with and who are not compensated by the Parent or any of its affiliates, that he is capable of evaluating the merits and risks of an investment in the Parent Shares.

Holder represents that he is a legal resident of the state listed as the “Home Address” on the signature page of this Agreement.

(e) (i) Holder is familiar with the provisions of Rule 144 under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

(ii) Holder understands that a transfer of Parent Shares in reliance on Rule 144 may require, depending on the paragraphs under Rule 144 upon which such Holder is relying, among other things: (1) the availability of certain public information about the Parent; (2) the resale occurring only after the required holding period under Rule 144 after such Holder has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold; (3) that the securities be sold in unsolicited brokers’ transactions or directly to a market maker; (4) that the amount of securities that can be sold during any three-month period cannot exceed the greater of (I) one percent (1%) of the outstanding securities of the class, or (II) the average weekly reported trading volume for securities of the class during the four (4) calendar weeks preceding the filing of the notice of sale referred to below; and (5) that a notice of the proposed sale must be filed by the seller with the SEC (as defined below) at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 500 shares nor involves sale proceeds greater than $10,000.

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Section 4. Covenants of Parent. Parent shall cause all Parent Shares to be listed on the principal national securities exchange, and included in an inter-dealer quotation system of a registered national securities association, on or in which securities of the same class or series issued by the Parent are then listed or included. With a view to making available to the Holders the benefits of Rule 144 or any other similar rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time permit the Holders to sell Parent Shares to the public without registration, the Parent agrees to use its good faith, commercially reasonable efforts to: (a) comply with the provisions of paragraph (c) (1) of Rule 144; and (b) file with the SEC in a timely manner all reports and other documents required to be filed by the Parent pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934, as amended.

Section 5. Tax Matters. Holder acknowledges that the Parent has directed Holder to seek independent advice regarding the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the income tax laws of any municipality, state or foreign country in which Holder may reside, including the tax consequences of Code Section 83.

Section 6. Refusal to Transfer. The Parent shall not be required (a) to transfer on its books any Parent Shares which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as Holder of such shares or to accord the right to vote as such Holder or to pay dividends to any transferee to whom such shares shall have been so transferred.

Section 7. Parent Insider Trading Policies and Procedures. Holder acknowledges that, so long as Holder is employed by or an officer or director of Parent and/or Merger Sub, any sale, disposition or transfer of Parent Shares shall be subject to compliance in the Parent’s Insider Trading Policy and Code of Ethics and Holder acknowledges receipt of copies of these documents.

Section 8. No Employment Rights. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever any right or power that Parent (or a parent or subsidiary of the Parent) may have to terminate Holder’s employment for any reason at any time, with or without cause and with or without notice.

Section 9. Miscellaneous.

(a) Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or sent by telegram or fax or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at his address hereinafter shown below its signature or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Parent and, subject to the restrictions on transfer herein set forth, be binding upon Holder and Holder’s successors and assigns. The rights of the Parent hereunder shall be assignable by the Parent at any time or from time to time, in whole or in part. The rights of each Holder hereunder shall be assignable, in whole or in part, to any transferee of the Parent Shares, provided that the transfer to such transferee was in accordance with this Agreement.

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(c) Termination. This Agreement shall terminate on the second (2nd) anniversary of the last issuance of Parent Shares to the Holders under the Merger Agreement.

(d) Attorneys’ Fees; Specific Performance. In the event of any litigation or arbitration proceeding arising out of any disputes under this Agreement between the Parent and any Holder, the prevailing party shall be entitled to recover his/her/its costs and expenses including, without limitation, reasonable attorneys’ fees, from the non-prevailing party. Furthermore, each Holder expressly agrees that it will not oppose any action by the Parent seeking specific enforcement of its rights hereunder on the basis that an adequate remedy at law exists.

(e) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland. The parties agree that any action brought by any party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of the Circuit Court of Prince Georges County, Maryland, and the United States District Court for the District of Maryland, Greenbelt Division.

(f) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(g) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms. The rights and liabilities of each Holder under this Agreement are severable from those of each other Holder, and such rights and liabilities are not joint as between the Holders.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

RESTRICTED STOCK AGREEMENT

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TVI CORPORATION

By:
Richard V. Priddy, President & CEO

HOLDERS:

SEE SEPARATE ATTACHED SIGNATURE PAGES

RESTRICTED STOCK AGREEMENT

6

HOLDER:

Hans Hauser

RESTRICTED STOCK AGREEMENT

SIGNATURE PAGE

HOLDER:

Hugo Beer

RESTRICTED STOCK AGREEMENT

SIGNATURE PAGE

HOLDER:

Dale Kline

RESTRICTED STOCK AGREEMENT

SIGNATURE PAGE

HOLDER:

Dale Kline, Jr.

RESTRICTED STOCK AGREEMENT

SIGNATURE PAGE

HOLDER:

Jeffrey Paden

RESTRICTED STOCK AGREEMENT

SIGNATURE PAGE

HOLDER:

Don Yount, Jr.

RESTRICTED STOCK AGREEMENT

SIGNATURE PAGE

EXHIBIT F

Form of Confidentiality, Innovations and Non-Solicitation Agreement

Exhibit F

TVI CORPORATION

CONFIDENTIALITY, INNOVATIONS AND NON-SOLICITATION AGREEMENT

1. Parties: This Agreement is made between the person whose name is listed on the signature page below (“you”), and TVI Corporation, a Maryland corporation, with offices at 7100 Holladay Tyler Road, Suite 300, Glenn Dale, Maryland 20769, for the benefit of TVI Corporation, its current and future affiliates, successors and assigns (“TVI” or the “Company”).

2. General: You recognize that the Company (together with any of its subsidiaries and affiliated entities) is engaged in a continuous program of research, development and production respecting its business, present and future, on its own behalf and on behalf of its customers. You recognize that these programs represent valuable assets to the Company. You further recognize that the Company is required to keep confidential information it receives from its customers and, for purposes hereof, all reference to the “Company” shall include confidential and proprietary information about the Company’s customers.

3. Intellectual Property: It is understood and agreed that all Intellectual Property (as defined below) that was, is or will be developed, conceived, constructed, reduced to practice or written by you and arises out of, or is related to, your work and services for the Company (collectively the “Work”), has been, is being and will be developed by you for the sole and exclusive use of the Company, whether or not such Intellectual Property is conceived during the time such work and services are performed or billed. The Company is and shall be the sole and exclusive owner of all right, title, and interest in the Intellectual Property and any and all other intellectual and proprietary rights relating thereto of every nature, kind and description whatsoever. Without limiting the generality of the foregoing, all work performed by you in connection with the Work and any supporting documentation therefor shall all be considered “Works Made for Hire” (as such are defined under the U.S. Copyright Laws, 17 U.S.C. 101 et seq.) and, as such, shall be owned by and for the sole benefit of the Company. For the purposes of this Agreement, the term “Intellectual Property” shall include all U.S. and foreign patents, copyrights, trademarks, trade dress, trade secrets, inventions, innovations, discoveries, improvements, experimental work, work in progress, writings, information, and any and all other intellectual and proprietary rights of any nature, kind and description whatsoever, together with all supporting documentation and other related materials and information, in any form, format or media whatsoever, whether or not registrable or patentable. The term “Intellectual Property” shall also include all Intellectual Property that is developed, conceived, constructed, reduced to practice or written by you prior to the execution of this Agreement.

Upon request, you agree to sign any documents needed to confirm that the Work or any portion thereof is a Work Made for Hire and to effectuate the full assignment of its rights to the Company. Alternatively, in the event that it should be determined that any of such Work or supporting documentation does not qualify as a “Work Made for Hire” or otherwise is not owned by the Company in the first instance, you will and hereby do assign to the Company for no additional consideration, all right, title, and interest that it may possess in such Work and related documentation including, but not limited to, all copyright, trademark, and/or patent rights and other proprietary rights relating thereto. Consequently, the Company has the right to use or not use the Work and to use, reproduce, re-use, alter, modify, edit, or change the Work as it sees fit and for any purpose and you retain no rights whatsoever thereto. Upon request, and from time to time, you will take such steps as are reasonably necessary to enable the Company to record such assignment at its own cost and expense. In order to ensure its rights hereunder, you will assist the Company and its agents, upon request, in preparing U.S. and foreign copyright, trademark, and/or patent applications covering the Work. You will sign any such applications, upon request and from time to time, and deliver them to the Company. If the Company is unable because of your mental or physical incapacity or for any other reason to secure your signature to apply for or to pursue any application for any U.S. or foreign patent, or copyright registrations, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by you. The Company will bear all expenses that it causes to be incurred in connection with such protections.

In order to effectuate the foregoing, you agree that you will promptly and fully disclose and describe, in writing, to a duly authorized officer of the Company, any and all ideas, inventions, improvements, innovations, formulae, computer programs, trade secrets or discoveries (whether or not patentable) (collectively, the “Inventions”), made or conceived by you (whether alone or in collaboration with others) from the time of your affiliation with the Company to a date ninety (90) days after you cease to provide services thereto, which relate to the Company’s existing or contemplated business.

4. Protection of Intellectual Property: You recognize that under U.S. and certain foreign patent laws, all patent applications must be filed in the name of the true and actual inventor(s) of the subject matter sought to be patented. Thus, if you make any patentable inventions, you agree to be named as an applicant in any U.S. and foreign patent application(s) filed on such invention(s). However, the Company will own all rights to any such patents.

5. Confidential Information; Trade Secrets: You recognize that all information disclosed to you by the Company, and all information generated by you in the performance of your duties to the Company, is a valuable trade secret of the Company, and you agree to treat all such information as strictly confidential, during and after your employment. Specifically, you agree not to, directly or indirectly, without prior written authorization of the Company: (i) use any such information for your benefit or the benefit of anyone other than the Company; (ii) disclose, reveal, publish, or communicate any such information to anyone other than the Company; and (iii) assist, act as an agent for, or act as a consultant to, anyone other than the Company for the purpose of developing or marketing any product or service that incorporates any such information. This clause shall not apply to any information which you can document in writing or is presently in or enters the public domain: (a) other than as a result of any disclosure or other action or inaction by you; (b) from a source that is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation owed to the Company or any of its affiliates or representatives.

6. Return of Property: Upon request, you agree to return all written materials and objects received from the Company, to deliver to the Company all written materials and objects (and all copies thereof) resulting from your employment, and not to keep in your possession, recreate or deliver to any person, organization, or publisher, or cause to be published, any such written material without prior written authorization from the Company.

7. Original Work: You represent and warrant that your work will be wholly original material not published elsewhere (except for material in the public domain or used with the permission of the owner), will not infringe any patent, copyright, trade secret or other proprietary right, and will not constitute a defamation, or invasion of the right of privacy or publicity, or infringement of any other kind, of any third party.

INNOVATIONS AND INVENTIONS AGREEMENT

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8. Non-Solicitation.

(a) In General. You expressly acknowledge and agree that: (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, and otherwise; (ii) the protections afforded to the Company hereunder are necessary to protect its legitimate business interests; and (iii) the agreement to observe such restrictions form a material part of the consideration for this Agreement. It is further acknowledged that it may be impossible to determine the monetary damages incurred by your violation of this Agreement and that any violation of this Agreement will cause irreparable, immediate and substantial injury to TVI. Accordingly, you agree that TVI will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining you and any other involved party from committing a violation of this Agreement and you agrees to the issuance and entry of such injunction. In addition, TVI will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by you and/or others.

(b) Customers. You further agree that during your employment, and for a period of eighteen (18) months following the termination of your relationship with the Company for any reason, you will not solicit (directly or indirectly, for your own account, or for the account of others) orders for products (or services) of a kind or nature like or similar to services performed (or products sold) by the Company at anytime during the term of your employment, from any party that was a customer of the Company, or which the Company was soliciting to be its customer during the eighteen (18) month period preceding the date of the termination of your relationship with the Company. You further agree that you will not, at any time, directly or indirectly, urge or encourage any customer or potential customer of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

(c) Employees. You further agree that for a period of eighteen (18) months immediately following the termination of your relationship with the Company for any reason, whether with or without cause, you shall not either directly or indirectly, either for yourself or for any other person or entity: (i) solicit, induce, recruit or encourage any Company Employee to leave their employment with TVI, or (ii) hire or otherwise engage any Company Employee, or (iii) otherwise encourage any Company Employee to terminate its employment relationship with the Company. “Company Employee” means any person either: (a) who is then employed by the Company; or (b) who was employed by TVI at any time during the eighteen (18) month period ending on the day of the termination of your employment with TVI.

9. At-Will Employment. You understand that this Agreement is not an employment contract and that your employment may be terminated at-will by either you or TVI at anytime, with or without cause or prior notice.

10. General Provisions. The Company may use your name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media for any business purpose. This Agreement may be amended or modified only in writing executed by both parties. Captions are inserted only for convenience and are in no way to be construed as part of this Agreement. The waiver or failure of any party to exercise any rights under this Agreement shall not be deemed a waiver or other limitation of any other right or any future right. Nothing in this agreement shall be construed to prohibit the Company from also pursuing any other remedy available to it, the parties having agreed that all remedies are to be cumulative. This Agreement and the rights and obligations hereunder with

INNOVATIONS AND INVENTIONS AGREEMENT

3

respect to you are personal to the Company and may not be assigned by any act of you or by operation of law without the prior written consent of the Company. The Company shall have the unfettered right to assign this Agreement to a successor in interest to the Company or to the purchaser of any portion of the assets of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be binding upon, the parties, their respective successors and permitted assigns. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable electronic means. Any notice or other communication required or permitted to be given hereunder shall be effected by first class mail to the address set forth on the signature page hereof. Except as expressly set forth herein, each party shall bear its own costs, expenses, taxes and other charges whatsoever incurred in connection with the execution and performance of this Agreement. In the event that any action is filed in relation to this Agreement, the party that does not prevail in such action shall pay the reasonable attorneys’ fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings. Time is of the essence with respect to the performance of this Agreement. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision shall then be enforceable and enforced. This Agreement shall be governed, enforced, performed and construed in accordance with the laws of the State of Maryland (excepting those conflicts of laws provisions which would serve to defeat application of Maryland substantive law). Each of the parties hereto hereby submits to the exclusive jurisdiction of the state and/or federal courts located within the State of Maryland for any suit, hearing or other legal proceeding of every nature, kind and description whatsoever in the event of any dispute or controversy arising hereunder or relating hereto, or in the event any ruling, finding or other legal determination is required or desired hereunder. The parties hereto hereby expressly recognize and acknowledge that extensive and irreparable damage would result in the event that this Agreement is not specifically enforced; therefore, their respective rights and obligations hereunder shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. The parties agree to do such further acts and to execute and deliver such additional agreements and instruments from time to time as either may at any time reasonably request in order to assure and confirm unto such requesting party the rights, powers and remedies conferred in the Agreement. There is no intended third party beneficiary of this Agreement. This Agreement, including any exhibits and schedules attached hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, representations and proposals, written and oral, relating thereto.

INNOVATIONS AND INVENTIONS AGREEMENT

4

10. Signatures: The parties have indicated their agreement to all of the above terms by signing this Agreement on the respective dates below indicated.

TVI CORPORATION

Richard V. Priddy, President & CEO	Name:
Date:	Date:
Residence Address:

INNOVATIONS AND INVENTIONS AGREEMENT

SIGNATURE PAGE

EXHIBIT G

Form of Escrow Agreement

Exhibit G

FORM OF

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of November [    ], 2005, by and among TVI CORPORATION, a Maryland corporation (“Parent”), TVI SUB, INC., a Maryland corporation (the “Merger Sub”), SAFETY TECH INTERNATIONAL, INC., a Maryland corporation (the “Company”), the undersigned stockholders of the Company (each a Depositor” and together the “Escrow Depositors”) and [                ] (the “Escrow Agent”).

WHEREAS, Parent, Merger Sub, the Company and the Company Stockholders have entered into an Agreement and Plan of Merger (the “Merger Agreement”), of even date herewith, pursuant to which (i) the Company will merge with and into the Merger Sub (the “Merger”) and (ii) in accordance with the Merger Agreement, Parent has agreed to issue shares of Common Stock (the “Parent Shares”) to the Company Stockholders (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, the Merger Agreement provides that, at the Closing Date the Escrow Shares will be placed into escrow for the purpose of securing the obligations of the Company Stockholders to Parent and any other Indemnified Party relating to Parent pursuant to the terms and conditions set forth in Section 1.6 and Articles VII and VIII of the Merger Agreement, and pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Merger Agreement provides that the total number of shares subject to release to the Company Stockholders from the escrow created hereby (the “Escrow”) shall be as provided herein.

WHEREAS, the Company Stockholders are entering into this Agreement as a material inducement and consideration for Parent and the Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated therein, and as a material inducement and condition precedent to consummation of the Merger.

WHEREAS, the parties desire to set forth in this Agreement the terms and conditions pursuant to which the Escrow Amount shall be deposited in, held in and delivered from an escrow account.

NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the mutual promises hereinafter set forth, the parties hereby agree as follows:

Section 1. Escrow and Indemnification.

1.1. Escrow.

(a) Deposit of Escrow Shares. By virtue of the Merger Agreement and as security for the obligations of the Company Stockholders to Parent and any other Indemnified Party relating to Parent pursuant to the terms and conditions set forth in Section 1.6 and Articles VII and VIII of the Merger Agreement, at the Closing Date the Company Stockholders will be deemed to have received and deposited the Escrow Shares (plus any Additional Escrow Shares) with the Escrow Agent without any act of the Company Stockholders.

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(b) Delivery of Stock Powers. On the Closing Date, each Escrow Depositor will deliver to the Escrow Agent a duly endorsed stock power (a “Stock Power”) substantially in the form attached as Exhibit A. In the event any Additional Escrow Shares are issued, the Escrow Depositors will, upon request, promptly execute and deliver an additional Stock Power to the Escrow Agent.

1.2. Post-Closing Adjustment; Indemnification. Pursuant to Section 1.6 of the Merger Agreement, the Closing Payment shall be adjusted by the Closing Payment Adjustment following the Closing. Parent, the Merger Sub and any other Indemnified Party relating to Parent are also entitled to be indemnified by the Company Stockholders, pursuant to the terms of Articles VII and VIII of the Merger Agreement against certain Damages after the Closing Date. Any amounts due to Parent under the Closing Payment Adjustment, and all claims for Damages against the Escrow Shares must be initiated prior to the expiration of the Escrow Period. Each of the Company Stockholders has agreed to the use of the Escrow Shares as collateral for these obligations, subject to the terms and limitations set forth in Section 1.6 and Articles VII and VIII of the Merger Agreement and in this Agreement.

Section 2. Escrow; Ownership Interest and Release of Escrow Shares.

2.1 Escrow. The Escrow Agent shall hold and safeguard the Escrow Shares during the Escrow Period, and shall hold and dispose of the Escrow Shares only in accordance with the terms of this Agreement. The term “Escrow Period” shall mean the period beginning on the Closing Date and ending on the date which is the earlier of (a) the date when all Claims have been resolved and all Escrow Shares shall have been released to Parent or to the Escrow Depositors, and (b) twenty-four (24) months following the Closing Date.

2.2. Escrow Depositors’ Interests in the Escrow Shares.

(a) Status of Escrow Shares. All of the Escrow Shares shall be deemed to be issued and outstanding capital stock of Parent and shall be held by the Escrow Agent in the name of the Escrow Depositors.

(b) Additional Shares; Dividends. Any shares of Parent Shares or other equity securities issued or distributed by Parent (including shares issued upon a stock split) (“Additional Escrow Shares”) in respect of Escrow Shares which have not been released from Escrow shall be added to the Escrow Shares and become a part thereof. Additional Shares issued in respect of Escrow Shares which have been released from Escrow shall be distributed to the record holders thereof. Cash dividends on Escrow Shares shall be distributed to the Escrow Depositors in accordance with their interests.

(c) Voting Rights. The Escrow Depositors shall have all voting rights with respect to the Escrow Shares (and on any Additional Shares issued in respect of the Escrow Shares), and the Escrow Agent and Parent shall take commercially reasonable steps to cooperate with the exercise of such rights.

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(d) No Transfers or Encumbrances. Except as provided hereunder, for so long as Shares are held in Escrow hereunder (as hereinafter defined), the Escrow Depositors may not sell, assign or otherwise transfer, nor place any lien, mortgage, pledge, security interest, charge, encumbrance or other adverse claim or interest of any kind (“Encumbrance”) on, any such Escrow Shares or any beneficial interest therein, except: (i) transfers made for estate planning purposes; (ii) transfers by operation of law or laws of descent and distribution; and (iii) in connection with a tender offer for Parent Shares. In the case of any permitted transfer, the transferee will be subject to all terms and provisions of this Agreement. Subject to the terms of the Restricted Stock Agreements, the Stockholders Representative may direct the Escrow Agent to sell all or part of the Escrowed Shares; provided however, that all proceeds from such sale shall be held in accordance with the terms of this Agreement and treated in the same manner as the Escrowed Shares for the purpose of satisfying claims and release etc. Also, prior to the release of the Escrow Shares by the Escrow Agent and delivery to the Escrow Depositors pursuant to Section 2.4 hereof, no part of the Escrow Shares nor any beneficial interest therein be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of either Escrow Depositors, except to satisfy such Escrow Depositors’ obligations to Parent and/or the Merger Sub under Sections 1.6 and 1.7 and Articles VII and VIII of the Merger Agreement. The Escrow Agent shall have no responsibility for determining or enforcing compliance with this paragraph.

2.3. Escrow Ledger. The Escrow Agent shall create and maintain a written record (the “Escrow Ledger”) of (a) the Escrow Shares initially deposited, (b) the amount of Escrow Shares distributed in respect of an Uncontested Claim, (c) the amount of Escrow Shares subject to a pending Contested Claim, and (d) the amount of Escrow Shares distributed to the Escrow Depositors. Absent manifest error, all of the Escrow Agent’s determinations as to the Escrow Ledger shall be binding and conclusive on all parties to this Agreement.

2.4. Release of Escrow Shares to Company Stockholders.

(a) Interim Release. Prior to the Final Release, the Escrow Shares shall be released to the Escrow Depositors as follows:

(i) fifty percent (50%) of the Escrow Shares shall be released to the Escrow Depositors on the first (1st) anniversary of the Closing Date; and

(ii) the balance of the Escrow Shares (which is not then subject to Claims) shall be released to the Escrow Depositors on the second (2nd) anniversary of the Closing Date.

(b) Escrow Shares Subject to Pending Claims. Notwithstanding subparagraph (a) above, in the event there are Unsatisfied Damages, the Escrow Period shall not terminate with respect to the portion of Escrow Shares as determined below:

(i) The Escrow Period shall not terminate with respect to the number of Escrow Shares (the “Withheld Shares”) equal to the quotient obtained by dividing the Unsatisfied Damages, by the price determined pursuant to Section 4.7(b) hereof. The term “Unsatisfied Damages” shall mean the aggregate amount of Damages (A) specified in any Notice of Claim delivered to the Escrow Agent by Parent prior to the date that is ten (10) days

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following the second (2nd) anniversary hereof (the “Final Release Date”) and (B) for which no indemnification has been received by Parent in satisfaction thereof. The foregoing is intended to require the retention in Escrow of sufficient Escrowed Shares to satisfy any Unsatisfied Damages, but to allow the release and distribution in accordance with subparagraph (a) above all Escrowed Shares in excess of that required to satisfy an Unsatisfied Damages.

(ii) The Escrow Agent shall retain the Withheld Shares in Escrow until all of the Claim(s) to which they relate are resolved. Parent shall notify the Escrow Depositors and the Escrow Agent promptly after the resolution of any impending Claim as provided in Section 4.5 hereof. Upon receipt of such notice, the Escrow Agent shall: (A) immediately charge and allocate the number of Withheld Shares (determined in accordance with Section 4.7 hereof) required to satisfy the amount of Unsatisfied Damages specified in such Claim; provided that the Claim to which such Unsatisfied Losses relate is not being contested pursuant to Section 4.3 hereof. Promptly after all Claim(s) relating to the Withheld Shares are finally resolved, the Escrow Agent shall distribute to the Escrow Depositors the balance of Withheld Shares remaining in Escrow.

(d) Distribution of Payments Among Escrow Depositors. The Escrow Agent shall distribute the Escrow Shares among the Escrow Depositors on a pro rata basis according to Section 1.5(a) of the Merger Agreement and the Spreadsheet included as Exhibit A to the Merger Agreement.

Section 3. Claims.

3.1. “Claim” Defined. As used herein, the term “Claim” means a claim for any Closing Payment Adjustment made by Parent under Section 1.6 of the Merger Agreement, and any claim for indemnification made by Parent or by any other Indemnified Party related to Parent under Articles VII and VII of the Merger Agreement.

3.2. Notice of Claim.

(a) When a Notice of Claim is Required. An officer of Parent shall execute and deliver written notice of a Claim (a “Notice of Claim”) to the Stockholder Representative and the Escrow Agent as promptly as reasonably practicable, and in no event after the Final Release Date, upon: (i) Parent’s discovery of any inaccuracy, misrepresentation or breach of or default by any of the parties constituting the Escrow Depositors within the applicable provisions of the Merger Agreement; or (ii) Parent’s receipt of verbal or written notice of an order or proceeding brought by any third party against Parent or any Indemnified Party related to Parent that is based upon or includes assertions that would, if true, constitute an inaccuracy, misrepresentation, breach of or default by any of the parties constituting the Escrow Depositors within the applicable provisions of the Merger Agreement (a “Third Party Proceeding”).

(b) Failure to Provide Notice of Claim. Failure to provide such notice in a timely manner shall not reduce Parent’s rights hereunder or the obligations of the Escrow Depositors in this Agreement and under the Merger Agreement, unless the failure to provide such notice materially impairs the Escrow Depositors’ ability to defend the Claim, and then only to the extent of such impairment.

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3.3. Contents of Each Notice of Claim. Each Notice of Claim given by Parent pursuant to Section 3.2 hereof shall be set forth in writing and shall include: (i) the amount of Damages that Parent believes has actually been incurred by Parent or any Indemnified Party related to Parent in connection with the Claim; and (ii) Parent’s good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages that will ultimately be incurred by Parent and/or any Indemnified Party related to Parent in connection with such Claim, including without limitation any Damages from a potential Third Party Proceeding.

3.4. Requirement of Resolution of Claims. Except as provided in Section 2.4(b) hereof, the Escrow Agent shall not act regarding any of the Escrow Shares held pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Article 4 hereof and, in the case of a Contested Claim, it receives appropriate notice pursuant to Section 4.3 hereof.

Section 4. Resolution of Claims. Any Notice of Claim received by the Stockholder Representative and the Escrow Agent pursuant to Article 3 hereof shall be resolved as follows:

4.1. Third Party Proceedings. The provisions of Articles VII and VIII of the Merger Agreement shall govern the procedures regarding Third Party Claims.

4.2. Uncontested Claims. If, within thirty (30) calendar days after the Stockholder Representative receives a Notice of Claim, the Stockholder Representative does not contest such Notice of Claim (an “Uncontested Claim”) in a written notice delivered to the Escrow Agent pursuant to Section 4.3 hereof, then the Escrow Agent shall: (a) immediately charge and allocate the number of Escrow Shares (determined in accordance with Section 4.7 hereof) required to satisfy the amount of Damages specified in such Notice of Claim; (b) update the Escrow Ledger to reflect the effect of the application of Escrow Shares; and (c) notify the Stockholder Representative in writing of the application of Escrow Shares as promptly as reasonably practicable. Notwithstanding anything herein to the contrary, in accordance with Section 7.3(e) of the Merger Agreement, the Stockholder Representative may elect to satisfy any indemnification obligation under this Agreement by directly paying to Parent any amount due hereunder (rather than utilizing cash or Parent Shares then held by the Escrow Agent).

4.3. Contested Claims. If Parent and the Escrow Agent receive a written notice from the Stockholder Representative contesting all, or a portion of, a Notice of Claim within the thirty (30) day period described in Section 4.2 hereof (a “Contested Claim”), then the parties will work together in good faith to resolve their dispute for up to thirty (30) days. If the Stockholder Representative and Parent should so agree, they shall execute a written settlement agreement complying with Section 4.6 hereof.

4.4. Multiplicity of Claims Permitted. The assertion of any single Claim for indemnification hereunder shall not bar Parent or any Indemnified Party related to Parent from asserting any other Claims hereunder.

4.5. Notice of Resolution of Claim. The Escrow Agent shall not deliver Escrow Shares held pursuant to a Contested Claim until the Escrow Agent receives appropriate notice. Such notice must consist of: (i) written notice of the resolution of such Claim executed by both the Stockholder Representative and Parent; (ii) a written settlement agreement pursuant to

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Section 4.7 hereof; (iii) delivery to the Escrow Agent of an appropriate final non-appealable order by a court of competent jurisdiction; or (iv) delivery to the Escrow Agent of a copy of the final order of an arbitrator or court. The Escrow Agent shall be entitled to rely on any such settlement agreement and make distributions in accordance with the terms thereof.

4.6. Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Stockholder and Parent, then the Stockholder Representative and Parent shall promptly deliver such written settlement agreement to the Escrow Agent with written instructions on the appropriate charges or adjustments to be made to the Escrow Ledger, and the Escrow Agent shall, subject to Section 4.2 hereof, then: (a) immediately charge and allocate the number of Escrow Shares (determined in accordance with Section 4.7 hereof) as required in connection with such settlement; (b) update the Escrow Ledger to reflect the effect of the application of Escrow Shares; and (c) notify the Stockholder Representative in writing of the application of Escrow Shares as promptly as reasonably practicable.

4.7. Determination of Number of Escrow Shares for Claims. Subject to Section 4.5 of this Agreement, any amount owed to Parent under this Agreement will be determined as follows: unless a specific number of Escrow Shares is specified, the number of Escrow Shares to be delivered to Parent in connection with any Claim will be determined by deducting from the Escrow Shares account in the Escrow Ledger the number of Escrow Shares equal to: (a) the amount of Damages for that Claim, divided by, (b) the average closing price of a share of Parent Shares on the Nasdaq Capital Market for the twenty (20) trading days immediately preceding the date of the Notice of Claim delivered by Parent to the Stockholder Representative.

4.8. No Election of Remedies. Parent shall institute Claims against the Escrow Shares and exhaust such Escrow Shares prior to proceeding against the Company Stockholders and in satisfaction thereof may elect to have such Escrow Shares deducted from the Escrow Ledger, after any notice to the Stockholder Representative required hereunder, without making any other claims directly against the Escrow Depositors and without rescinding or attempting to rescind the transactions consummated pursuant to the Merger Agreement. The assertion of any single Claim hereunder will not bar Parent from asserting other Claims hereunder or under the Merger Agreement. Parent shall not be required to exhaust any other remedies that may be available but may proceed directly in accordance with the provisions of this Agreement.

Section 5. The Escrow Agent.

5.1. Limitation of Escrow Agent’s Liability/Responsibility. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, fraud or gross negligence. The Escrow Agent shall have no duty or responsibility: (a) for the validity or sufficiency of this Agreement, or to inquire into or investigate the validity, accuracy or content of any document that it receives, or to take notice of any provision of the Merger Agreement, (b) to verify that the Stockholder Representative or Parent received a Notice of Claim or other required notice, and (c) other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing. This Agreement expressly sets forth all duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties

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or obligations shall be read into this Agreement against Escrow Agent. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of Maryland.

5.2. Use of Agents and Reliance on Counsel. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or through its agents or attorneys and shall be entitled to consult with its legal counsel as to any questions or matters arising hereunder. The reasonable, good faith written opinion of such legal counsel shall be full and complete authorization and protection to the Escrow Agent in respect of any act or omission by the Escrow Agent undertaken in good faith and in accordance with the opinion of such legal counsel. The Escrow Agent shall have no liability for the conduct of any outside attorneys, accountants or other similar professionals it retains.

5.3 Reliance on Documents, Instruments, Etc. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

5.4 Incumbency. Contemporaneously with the execution and delivery of this Agreement, each of Parent, Merger Sub and Stockholder Representative shall deliver an incumbency certificate and specimen signature, in form and substance satisfactory to Escrow Agent, as to the officers authorized to act on its behalf under this Agreement or, in the case of Stockholder Representative, his authority to act on behalf of the Holders under this Agreement. Parent, Merger Sub and Stockholder Representative shall update their respective incumbency certificates from time to time to reflect any changes in such authorizations.

5.4. Indemnification of the Escrow Agent.

(a) For the purposes of this Section 5.4, references to the Escrow Agent shall include the Escrow Agent’s officers, directors, employees, counsel and agents.

(b) Each party to this Agreement other than the Escrow Agent (each an “Indemnifying Party” and together the “Indemnifying Parties”) will jointly and severally reimburse, indemnify and hold harmless the Escrow Agent from and against any damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel, collectively, “Loss”) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent’s services hereunder. This indemnity will exclude any indemnification for any Loss arising in whole or in part, directly or indirectly, from any gross negligence or willful misconduct on the Escrow Agent’s part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect

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or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by another party to this Agreement, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent related to this Agreement, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that, if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, the Escrow Agent’s retention of separate counsel will be reimbursable as herein above provided. The Escrow Agent’s right to indemnification hereunder will survive the Escrow Agent’s resignation or removal as the Escrow Agent and will survive the termination of this Agreement by lapse of time or otherwise.

(d) The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against the Escrow Agent arising out of this Agreement, or any action commenced against the Escrow Agent arising out of this Agreement, within five (5) business days after the Escrow Agent’s receipt of written notice of such claim. However, the Escrow Agent’s failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have to the Escrow Agent under this Section 5.4 or otherwise unless such failure by the Escrow Agent to give such notice materially prejudices such Indemnifying Party.

5.5. Compensation and Expenses of Escrow Agent. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be shared equally between Parent, on the one hand, and the Company Stockholders, on the other hand, and shall be paid upon receipt by Parent of a written invoice by Escrow Agent.

5.6. Resolution of Conflicting Demands. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Shares or the Escrow Ledger, the Escrow Agent shall have the right, at the Escrow Agent’s election, to either: (a) give written notice to the other parties to this Agreement that it has received conflicting instructions from Parent and the Stockholder Representative and is refraining from taking action until it receives instructions consented to in writing by both Parent and the Stockholder Representative, or (b) resign so that a successor escrow agent can be appointed pursuant to Section 5.7 hereof. In the further event that the Escrow Agent gives written notice under (a) above and does not receive instructions consented to in writing by both Parent and the Stockholder Representative within thirty (30) calendar days, then the Escrow Agent may file a suit in interpleader and obtain an order from a court of competent jurisdiction located in Baltimore City, Maryland, requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In this case, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and all costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent’s rights under this paragraph shall be shared equally between Parent, on the one hand, and the Company Stockholders, on the other hand, and shall be paid upon receipt by Parent of a written invoice by Escrow Agent.

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5.7. Successor Escrow Agent.

(a) In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as Escrow Agent hereunder, the Escrow Agent may resign and be discharged from its duties hereunder by giving notice of resignation to the parties to this Agreement, specifying a date not less than ten (10) days following such notice date of when such resignation shall take effect and refunding any prepaid but unearned fees previously paid to the Escrow Agent hereunder. Parent shall designate a successor Escrow Agent reasonably satisfactory to the Stockholder Representative prior to the expiration of such ten (10) day period by giving written notice to the Escrow Agent and the Stockholder Representative. If no successor escrow agent is named by Parent, then the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. In either case, the Escrow Agent shall promptly transfer the Escrow Shares and Escrow Ledger to the designated successor Escrow Agent.

(b) In the event Escrow Agent is merged with, acquired or otherwise combined with another entity, or Escrow Agent transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another institution, the successor as a result of such transaction will be the Escrow Agent hereunder without any further action by the parties hereto.

Section 6. Stockholder Representative.

6.1. Powers of the Stockholder Representative. In order to receive their consideration pursuant to the Merger Agreement, each Company Stockholder (other than the Stockholder Representative) hereby consents to: (a) the appointment of the Stockholder Representative as representative of the Company Stockholders and as the agent and attorney-in-fact for and on behalf of each Company Stockholder, and (b) so long as all Company Stockholders are treated in material respects in the same manner, the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representative under this Agreement, including, without limitation, the exercise of the power to: (i) authorize deduction of Escrow Shares from the account of each Company Stockholder, as reflected in the Escrow Ledger, in satisfaction of Claims; (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts, with respect to Claims; (iii) take all actions necessary in connection with the waiver of any condition to the obligations of the Company Stockholders under this Agreement; (iv) waive any right of any or all of the Company Stockholders; (v) give and receive all notices required to be given under this Agreement; (vi) resolve any Claims; and (vii) take all actions necessary in the sole judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Company Stockholders shall be bound by all actions taken and decisions made by the Stockholder Representative in connection with this Agreement. Parent and the Escrow Agent shall be entitled to rely on any action or decision of the Stockholder Representative.

6.2. Limitation of the Stockholder Representative’s Liability. In performing the functions specified in this Agreement, the Stockholder Representative shall not be liable to the Company Stockholders in the absence of fraud, gross negligence or willful misconduct (including willful breach of this Agreement) on the part of the Stockholder Representative.

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6.3. Indemnification. Each of the Company Stockholders agree to indemnify and hold the Stockholder Representative harmless from and against any and all loss, liability, damages, cost or expense (including but not limited to reasonable attorneys’ and experts’ fees and court costs) incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties and obligations as the representative under this Agreement (other than any loss, liability, damages, cost or expense incurred through acts or omissions constituting fraud, gross negligence or willful misconduct on the Stockholder Representative’s part).

6.4. No Compensation; Reimbursement for Expenses. Except as stated in Section 6.3 hereof and in this paragraph, the Stockholder Representative shall not be entitled to receive any compensation for his services in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Stockholder Representative in connection with actions taken pursuant to the terms of this Agreement shall be paid by the Company Stockholders equally promptly upon the Stockholder Representative’s written request to the Company Stockholders.

Section 7. General Provisions.

7.1. Entire Agreement; Conflicts. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. Except as otherwise specified herein, in the event of a conflict between this Agreement and the Merger Agreement, all parties agree that the provisions of this Agreement shall control.

7.2. Assignment; Binding Nature. No party may assign any of its rights and obligations hereunder without the prior written consent of the other parties. This Agreement and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

7.3. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language of this Agreement will be construed for or against either party.

7.4. Section Headings. A reference to a section, article or exhibit will mean a section in, article in or exhibit to this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

7.5. Amendment. This Agreement may be amended by the written agreement of Parent, the Escrow Agent and the Stockholder Representative; provided, however, that, if the Escrow Agent does not agree to an amendment agreed upon by Parent and the Stockholder Representative, then the Escrow Agent shall resign and Parent shall appoint a successor Escrow

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Agent in accordance with the provisions of Section 5.7 hereof. No amendment of the Merger Agreement shall increase or alter the Escrow Agent’s duties, responsibilities or liability hereunder without the Escrow Agent’s written agreement.

7.6. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless it is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

7.7. Severability. If any provision of this Agreement or its application will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

7.8. Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Maryland, as applied to agreements entered into solely between residents of and to be performed entirely in the State of Maryland, without reference to that body of law relating to conflicts of law or choice of law.

7.9 Waiver of Jury Trial. Each of Parent, the Stockholder Representative and each of the other Company Stockholders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

7.10. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

7.11. Specific Performance. Parent, Merger Sub, the Company and the Holders acknowledge that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties will be entitled to an injunction(s) to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof (including the indemnification provisions hereof) in any court of the United States or any state having jurisdiction. This is in addition to any other remedy to which the parties might be entitled at law or in equity.

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7.12. Notices. All notices, instructions and other communications required or permitted to be given under this Agreement or necessary or convenient in connection herewith must be in writing and shall be deemed given: (a) when personally served; (b) one business day after deposit with an overnight courier service as shown by the records of such delivery service; (c) on the business day of transmission if such notice is sent by facsimile and the sender receives electronic confirmation of receipt by the recipient; or (d) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified or registered mail, postage prepaid, addressed as follows:

If to PARENT:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glen Dale, Maryland 20769

Attention: Richard V. Priddy, President and CEO

With a copy to:

Whiteford, Taylor & Preston L.L.P.

Seven Saint Paul Street

Baltimore, MD 21202-1626

Attention: Frank S. Jones, Esq. and D. Scott Freed, Esq.

If to the Escrow Depositors:

To the addresses set forth on the signature pages of the Restricted Stock Agreements

With a copy to:

Arent Fox, PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036

Attn: Richard N. Gale, Esq.

Dale Kline

4005 Carrick Ct.

Emmitsburg, MD 21727

Attn: Stockholder Representative

If to the Escrow Agent:

____________________

____________________

____________________

____________________

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or to such other address as a party designates in a writing delivered to each of the other parties hereto in accordance with this Section 7.12. Notwithstanding the foregoing, notices, instructions and other communications addressed to the Escrow Agent shall be deemed to have been given to the Escrow Agent only upon receipt by the Escrow Agent. The Escrow Agent may assume without inquiry (unless the Escrow Agent has written notice to the contrary) that notices received by it which are also required to be delivered to another party have, in fact, been delivered to such other party.

7.13. Third Parties. This Escrow Agreement is not for the benefit of any person or entity not a specific named party to it, except as otherwise provided herein.

7.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as regards any party whose signature appears thereon, but all of which together shall constitute one and the same instrument. This Agreement will become binding when two or more counterparts hereof, individually or taken together, bear the signatures of each of the parties reflected hereon as signatories.

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ESCROW AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

TVI CORPORATION	TVI SUB, INC.

By:	By:
Richard V. Priddy, President and CEO	Richard V. Priddy, President and CEO

STOCKHOLDER REPRESENTATIVE:	COMPANY STOCKHOLDERS:

Hans Hauser

Hugo Beer

Dale Kline

Dale Kline, Jr.

Jeff Paden

Don Yount, Jr.
ESCROW AGENT:

[ ]

By:

ESCROW AGREEMENT

SIGNATURE PAGE

Exhibit A

Form of Stock Power

FOR VALUE RECEIVED, [                    ] does hereby sell, assign, and transfer unto                      [            ] (    ) shares of the Common Stock of TVI Corporation (the “Corporation”) standing in his name on the books of said Corporation represented by Certificate No. [            ] herewith and does hereby irrevocably constitute and appoint the Secretary of the Corporation attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated: November [    ], 2005.

____________________

In Presence of:

____________________

EXHIBIT H

Form of R&D Agreement

EXHIBIT H

RESEARCH AND DEVELOPMENT AGREEMENT

THIS RESEARCH AND DEVELOPMENT AGREEMENT (the “Agreement”), is entered into under seal as of the      day of November, 2005 among Safety Tech International, Inc., a Maryland corporation, or its affiliated designee (“STI”), Safety Tech AG, a Swiss corporation (“STAG”), Hans Hauser, a Swiss resident and principal of STAG (“Hauser” or the “Principal”), (STAG and Hauser each, a “STAG Party,” collectively, the “STAG Parties”)(STI, STAG and Hauser each, a “Party,” collectively, the “Parties”).

EXPLANATORY NOTE

WHEREAS, STAG has performed for the benefit of STI certain critical and innovative research, design, development and other related services relating to the manufacture, installation, servicing, maintenance and marketing generally of powered air purifying respirators equipment, dual air supply units and other respiratory products.

WHEREAS, the businesses of STAG and STI are not confined by a geographic area, but is conducted throughout the United States and globally.

WHEREAS, as either or both a key employee and/or owner of STAG, the Principal has been provided with open access to highly confidential and valuable information about STAG’s and STI’s business, technologies, products, future business plans, clients, customers and other sensitive technical, financial and business matters which heretofore have been maintained as confidential at considerable expense and have provided a significant competitive advantage to STI.

WHEREAS, STI and TVI Corporation, a Maryland corporation (“TVI”), have entered into an Agreement and Plan of Merger, dated November     , 2005 (the “Merger Agreement”) which provides for the merger of STI with a wholly-owned subsidiary of TVI (the “Transaction”).

WHEREAS, as a condition to the consummation of the Transaction, the Merger Agreement contemplates, among other things, that the Parties enter into this Agreement and that this Agreement be effective immediately prior to the closing of the Transaction.

WHEREAS, STI now desires to engage STAG as an independent contractor and secure the continuing services of the Principal, and STAG desires to so engaged, all on the terms and conditions provided in this Agreement.

WHEREAS, the Principal is a key employee, controlling shareholder, director and executive of STAG, and in such capacity, the Principal endeavors to cause STAG to comply with the terms and conditions of this Agreement, and the Principal agrees to be bound by the sections of this Agreement that specifically apply to the Principal.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree under seal as follows:

Section 1 Engagement as Independent Contractor.

(a) Generally. Subject to the terms and conditions hereof, STI hereby engages STAG during the Term to perform, on an exclusive basis, research, design, development, testing and other related services relating to the manufacture, installation, servicing, maintenance and marketing generally of powered air purifying respirators equipment, dual air supply units and other identified respiratory products (the “Services”).

(b) Duties and Authority.

(i) All Services shall be performed by STAG in a professional and workman-like manner to the very best of its ability and STAG will devote such time, energy and skills as are reasonably necessary to the orderly and efficient dispatch of its responsibilities hereunder; provided that, at all times during the Term, STAG commits to retaining the Principal’s full business time, skill and efforts to the Services (approximately 40 hours per week, on average, consistent with past custom and practice), and to no other business endeavor. Notwithstanding the foregoing, STAG and the Principal may engage in other non-competitive business activities, provided such activities do not materially interfere or conflict in any respect with the performance of their respective duties hereunder. Subject to the foregoing and the remaining terms of this Agreement, STAG shall be free to dispose of such portion of its entire time, energy and skill as it is not obligated to devote hereunder, in such manner as it chooses.

(ii) The Principal shall at all times lead all efforts hereunder and, as such, shall be primarily responsible for the performance of the Services. During the Term, STAG shall maintain a suitable staff of engineers and other personnel needed to render the Services, consistent with its current custom and practice (including with respect to total man-hours and service level) in providing Services to STI. The parties acknowledge that, other than the services of the Principal as set forth herein, STAG shall not be required to retain the services of any specific individual employee or personnel hereunder. However, in the event of the loss of the services of other STAG personnel (e.g., [            ]), STAG shall replace such personnel so that the service level commitment set forth in the second sentence of this subsection is fulfilled. STAG may utilize the assistance of other STAG personnel in performing the Services; provided that, STI reserves the right to pre-approve any proposed assignment or changes, which approval shall not be unreasonably withheld.

(iii) It is agreed that STAG shall render and perform the Services to STI as an independent consultant, and not as an employee. As an independent contractor, STAG shall have no right or authority at any time to make any contract or binding promise of any kind on STI’s behalf. STAG, rather than STI, shall have day-to-day control over the precise scope and details of the Services, subject only to the ultimate approval, of satisfactory progress and completion, by STI; provided however, that in performing the Services, STAG shall consult with STI on a regular basis and shall comply with the reasonable requests of STI regarding the Services. STAG is responsible for compliance with all applicable laws and regulations relating to the Services.

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(c) Scope of Work.

(i) STI and STAG shall work together to develop and implement appropriate engineering and development projects consistent with their past custom and practice that support and further STI’s core business and products. At the outset of each such project, the parties will develop appropriate milestones, cost estimates and, where possible, market goals. STI and STAG shall meet on a regular basis to discuss potential projects and business opportunities.

(ii) In order to coordinate and track the performance of Services hereunder, each month STI and STAG shall jointly develop a project list setting forth all outstanding projects which shall contain: (i) the identity of each project by name and project number; (ii) the man-hours and costs incurred for such project, both on a most recent month and inception-to-date basis; (iii) an estimate of the remaining man-hours and costs needed to project completion; and (iv) a target date of completion, together with such additional information as the Parties may specify. STI and STAG shall communicate on a monthly basis to discuss the status and progress of all outstanding projects.

Section 2 Consulting Fees and Other Payments.

(a) Base Consulting Fee. During the Term, STI shall pay to STAG, as compensation for the performance of its duties and obligations hereunder, a base consulting fee at the rate of          dollars ($            ) per month (“Consulting Fee”). Notwithstanding Section 2(f) below, STAG shall bear any and all risk or liability whatsoever associated with any foreign currency exchange.

(b) Other Personnel Costs; Use of Third Parties. In the event that the services or resources of any outside consultants, vendors, suppliers or other non-STAG personnel are deemed necessary to perform properly the Services to be rendered hereunder (collectively, the “Third Party Contractors”), the use of any such Third Party Contractors and the related terms of engagement shall require the prior approval of STI. In no event will STI be charged more than the costs charged to and paid by STAG for such Contractor services. STAG agrees to pass through to STI any discounts, credits or any other allowances on cost of expenses afforded to STAG. In the event such are afforded to STAG after invoices have been sent or paid by STI, STAG shall credit the amount in full against the next invoice submitted. STI shall not be responsible for payment of any Contractor costs or fees in excess of the amounts agreed to by the Parties in writing.

(c) Reimbursement of Business Expenses. During the Term, STI shall reimburse STAG for all other documented reasonable business expenses actually incurred by STAG in the performance of its duties hereunder (including business-related travel to STI’s facility), in accordance with STI’s policies; provided that, any single expense in excess of $1,500 and any expenses collectively in excess of $3,500 per month will require the advance written approval of STI.

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(d) Reimbursement for Certain Procurements. During the Term, at STI’s request, STAG may directly procure needed tooling, equipment or raw materials, for which STAG will be entitled to reimbursement in full for all reasonable costs related to the acquisition and transport to STI of such tooling, equipment or raw materials, and an additional handling fee not to exceed ten percent (10%) of STAG’s actual and documented costs for any such raw materials.

(e) Invoices. STAG shall invoice STI every month for all Services provided to STI by STAG, together with all out-of-pocket expenses incurred during the preceding month period. Each such invoice shall be due and payable within thirty (30) days after delivery to STI.

(f) Payment; Currency. All payments made pursuant to this Agreement shall be denominated and made in United States dollars. Except as expressly set forth herein, STI shall bear any and all risk or liability whatsoever associated with any foreign currency exchange.

(g) No Employee or Other Benefit or Perquisite. STAG agrees that as an independent contractor, it shall be compensated for its Services hereunder only as set forth above and it shall have the sole responsibility for payment of any and all income taxes and such other payments or other contributions as may be required by all applicable law. STAG agrees that as an independent contractor, it alone will be responsible for its employees’ health insurance, Swiss social security and any other compulsory payments under Swiss law, and any and all other employee, fringe and other benefit and perquisite whatsoever.

Section 3 Deliverables.

(a) STAG shall deliver to STI good and marketable title, free and clear on any lien or encumbrance whatsoever to all work products hereunder (the “Deliverables”); provided that, STAG shall be permitted to incorporate into Deliverables technologies, materials or other works of third parties (a “Preexisting Work”) under the terms of blanket developer licenses or other agreement providing for the irrevocable, perpetual, non-accountable, worldwide, royalty-free right and license to use, reproduce, modify, sell, distribute internally or externally, and otherwise freely exploit said Preexisting Works; provided further, that the use of any other Preexisting Works shall require the prior approval of STI.

(b) In the event of any material non-conformity of any Deliverable to its specifications, STAG shall use all available commercially reasonable efforts to correct promptly any such material non-conformity.

(c) The Parties acknowledge that meeting the dates established in the project lists is important and each will use all available commercially reasonable efforts to meet such dates. The Parties shall immediately advise each other in the event of circumstances that might lead to changes in the dates set forth in project list. Neither Party shall not be liable for any delay or failure in performance arising out of acts or events beyond its reasonable control, including, but not limited to, fires, labor disputes, embargoes, requirements imposed by government regulation, civil or military authorities, acts of God, or by the public enemy.

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Section 4 Representations and Warranties.

(a) Each Party represents and warrants to the other corporate Party as follows: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) it has all requisite corporate power and authority to carry on its business as presently conducted, and to enter into this Agreement and perform its obligations hereunder; (iii) the execution, delivery and performance by said Party of its obligations under this Agreement have been duly authorized by all necessary corporate action of said Party; (iv) this Agreement constitutes the legal, valid and binding obligation of said Party and is enforceable against said Party in accordance with its terms, and does not conflict with any other contracts or agreements to which said Party is a party; and (v) said Party shall comply fully with all applicable laws, regulations, ordinances, statutes or codes, in the performance of its obligations under this Agreement. The Principal represents and warrants to STI that he has all requisite power, capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder.

(b) STAG additionally represents and warrants that the Services will be performed in a professional manner by qualified personnel and that each Deliverable will be free of material defects and will conform to, and operate in accordance with, any associated specifications. STAG warrants that, to its knowledge, no Deliverable shall violate or otherwise infringe upon any other party’s patent, copyright, trademark, trade secret or other intellectual property or proprietary right whatsoever.

Section 5 Indemnification.

(a) STAG and STI each agree to indemnify, defend and hold harmless the other, its successors and permitted assigns, from and against any and all amounts payable under any judgment, verdict, court order or settlement for death or bodily injury or the damage to or loss or destruction of any real or tangible personal property to the extent arising out of the indemnitor’s gross negligence, willful misconduct or intentional acts in the performance of this Agreement; provided that, nothing contained herein shall excuse the gross negligence, willful misconduct or intentional acts of either Party to the other hereunder, for which said Party shall be fully responsible and indemnify the other Party.

(b) STAG agrees to indemnify, defend and hold harmless STI, its successors and permitted assigns, from and against any and all amounts payable under any judgment, verdict, court order or settlement to the extent resulting from any unaffiliated third party allegation that the work performed by STAG under this Agreement willfully or knowingly infringes, misappropriates or otherwise violates such party’s patent, copyright, trademark, trade secret or other intellectual property or proprietary right whatsoever. The foregoing infringement indemnity expressly does not cover claims arising from: (i) the combination of such systems, materials or work with products or services not provided by STAG; (ii) the modification of such systems, materials or work performed by any person, other than STAG; or (iii) the use of systems, materials or work performed in a manner not permitted or contemplated hereunder or by another obligation of STI to STAG.

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(c) The indemnities in this Section 5 are contingent upon: (i) the indemnified Party promptly notifying the indemnifying Party in writing of any claim which may give rise to a claim for indemnification hereunder; (ii) the indemnifying Party being allowed to control the defense and settlement of such claim; and (iii) the indemnified Party cooperating with all reasonable requests of the indemnifying Party (at the indemnifying Party’s expense) in defending or settling a claim. The indemnified Party shall have the right, at its option and expense, to participate in the defense of any suit or proceeding through a counsel of its own choosing. If, however, the defendants in such action include multiple parties hereto and the indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying Party, the indemnified Party shall be entitled to separate counsel, reasonably acceptable to the indemnified Party, which shall be paid for by the indemnifying Party. In the event that an indemnifying Party undertakes a defense, the counsel chosen to conduct such defense shall be reasonably acceptable to the indemnified Party. The Parties agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding. No Party shall make a settlement of any claim for which indemnity is sought without the written consent of the other, which consent shall not be unreasonably withheld.

Section 6 Term.

The term of this Agreement will commence immediately and automatically upon the Closing (as defined in the Merger Agreement) and continue thereafter for a term of four (4) years (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each a “Subsequent Term”), unless either: (a) STI provides written notice to STAG of its intent to terminate STAG’s engagement at least ninety (90) days prior to the end of the Initial Term or a Subsequent Term; or (b) STAG provides written notice to STI of its intent to terminate its engagement at least one hundred eighty (180) days prior to the end of the Initial Term or a Subsequent Term, as the case may be, in either of which case this Agreement shall expire at the end of the then current Initial Term or Subsequent Term. Notwithstanding the foregoing, STAG’s engagement hereunder may be earlier terminated as provided in Section 7 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term.”

Section 7 Termination of Engagement.

(a) Termination for Cause. STI may, in its discretion, terminate the Term hereunder, with Cause, without prior notice. For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(i) Dishonesty, theft, misrepresentation, deceit, or fraud in connection with any STAG Party’s performance of its or his duties hereunder;

(ii) Dishonesty, theft, misrepresentation, deceit, or fraud, other than in connection with any STAG Parties’ performance of its or his duties or functions hereunder, provided such actions cause material harm, or potential material harm, to STI, including material harm to the reputation or functioning of STI, or to the STAG Parties’ ability to fully perform all duties or functions hereunder;

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(iii) a STAG Party’s negligence, incompetence or insubordination, as determined in the good faith, reasonable discretion of STI, to perform the duties and functions assigned by STI hereunder, provided however, that if the failure is such as may, in the reasonable opinion of STI, be of the nature that the STAG Party were unaware of its failure to perform, STI shall give notice of such failure, and the STAG Party shall have up to fifteen (15) calendar days to remedy the deficiency to STI’s reasonable satisfaction. In such an event, Cause shall be determined finally by the affirmative vote of a majority of the entire STI Board of Directors (excluding the Principal, should he then be a member of such Board), acting in good faith and in a manner that is consistent with its fiduciary duties to maximize STI stockholder value, after the STAG Parties have been provided the opportunity to make a presentation to the Board;

(iv) At any time prior to or after the execution of this Agreement, the Principal’s conviction for, or plea of nolo contendere to, a charge or commission of a felony or equivalent (e.g., indictable offense);

(v) At any time after the execution of this Agreement, Principal ceases to be a full-time employee of STAG for any reason whatsoever or otherwise be available to perform the Services hereunder other than due to death or Disability;

(vi) Any knowing or intentional breach of a material representation, warranty or covenant by Principal with respect to the Transaction;

(vii) any breach by the STAG Parties of the provisions of Sections 11-17 hereof which is either: (A) knowing or willful, or (B) has caused , or can reasonably be expected to cause STI material economic harm; provided however, that if the breach is such as may, in the reasonable opinion of STI, be of the nature that the STAG Parties were unaware of its breach, the STAG Parties shall have thirty (30) days following written notice from STI to fully cure the same; or

(viii) Any other conduct engaged in by any of the STAG Parties with the intended purpose of resulting in harm or detriment to STI including, but not limited to, the diversion of work opportunity away from STI, or competing with STI.

(b) Termination Upon the Principal’s Death or Disability. The Term shall be terminated immediately and automatically upon the death of the Principal. The Term may be terminated, at the option of STI, if the Principal shall be rendered incapable of performing the normal duties and functions of his engagement, as determined in the discretion of STI, and by reason of a Disability (as defined herein). For purposes of this Agreement, “Disability” shall mean any mental or physical condition either: (i) defined to be a “disability” for purposes of eligibility to receive long term disability benefits under STI’s long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of STI; or (ii) that impairs the ability of the Principal to perform the normal duties and functions of his engagement and which can be expected to last, or which has lasted, for a period of six (6) or more consecutive months from the first date of first onset. If the Term is terminated due to the Disability of the Principal, STI shall give thirty (30) days’ advance written notice to that effect to STAG. If the existence of a Disability hereunder is in dispute, it shall be resolved by a mutually-agreed physician.

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(c) Termination without Cause. STI may terminate the Term without Cause at anytime on ninety (90) days advance written notice.

(d) Termination by STAG Party. In addition to the right set forth in Section 6(b) hereof, a STAG Party may terminate the Term for Cause if STI fails to make payment of any amount due hereunder not the subject of a bona fide dispute and such failure continues uncured for forty-five (45) days following written notice to STI.

Section 8 Consequences of Termination.

(a) Termination without Cause. In the event of the termination of the Term by STI without Cause, STAG shall be entitled to continue to receive the Consulting Fee for a period of ninety (90) days following the effective date of such termination. Additionally, if such termination by STI without Cause occurs (i) on or before June 30, 2006, Principal shall be entitled to his proportionate share of the Maximum Earnout Payment payable for 2006 and 2007 regardless of whether there is actual excess EBITDA for either year; (ii) after June 30, 2006 but before June 30, 2007, Principal shall be entitled to his proportionate share of the Maximum Earnout Payment payable for 2007 regardless of whether there is actual excess EBITDA for 2007. In either case, the Maximum Earnout Payment shall be due and payable at such time it would otherwise be due and payable pursuant to Section 1.7 of the Merger Agreement. The terms “Maximum Earnout Payment” and “EBITDA” shall have the same meaning as is ascribed to such terms under the Merger Agreement.

(b) Other Terminations. In the event of the termination of STAG’s engagement hereunder for any reason other than those specified in Section 8(a) hereof, including but not limited to STAG’s voluntary termination or the death or Disability of the Principal, STAG shall not be entitled to any payments hereunder; provided that, notwithstanding anything to the contrary in this Section 8, in the event of termination of STAG’s engagement hereunder for any reason, the STAG Parties shall be entitled to payment of any unpaid portion of its Consulting Fee and any other payments required by Section 2 hereof through the effective date of termination.

Section 9 Additional Consequences of Certain Termination; Liquidated Damages

(a) If at anytime during any Subsequent Term, any of the STAG Parties breaches the notice requirements of Section 7(d), or fails to diligently perform his or its responsibilities during that notice period as required thereby, the Parties agree that the STAG Parties shall pay to STI, as liquidated damages for such breach immediately thereupon, an amount equal to the pro rata portion of the Consulting Fee for the period for which the required notice was not fully given.

(b) The Parties acknowledge that: (i) the uninterrupted provision of the Services by the STAG Parties throughout the entire Initial Term as required hereby is both a material inducement to, and a fundamental basis of the bargain for, both: (i) the consummation of the

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Merger by TVI; and (ii) STI’s agreement to engage STAG hereunder, the level of fees to be paid to, and the duties and functions assigned to, STAG hereunder. The Parties further acknowledge that: (x) any termination of the Term prior to the expiration of the full Initial Term (“Early Termination”), will cause irreparable, immediate and substantial economic and other injury and damage to both STI and TVI; (y) in the event of any Early Termination, it will be either extremely difficult or impossible to determine and identify the damages that will be incurred as a result thereof; and (z) in order for STI and TVI to protect their respective businesses and goodwill, the liquated damages provided for in this Section 9 are reasonable, necessary and appropriate in duration, nature and amount.

(e) Nothing in this Section shall be construed to limit in any manner whatsoever any other rights and remedies that STI may have by virtue of any breach of this Agreement including, without limitation, any breach of Sections 11 through 17 hereof, inclusive, each of which is deemed separately and additionally necessary for the protection of the business and goodwill of STI and its Affiliates.

Section 10 Insurance.

During the Term, STI shall be entitled to maintain, at its cost and for its benefit, such insurance policies and risk management arrangements covering the Services and the STAG Parties’ activities hereunder as STI deems appropriate under the circumstances. The STAG Parties agree to cooperate fully, at STI’s sole expense, in the acquisition and maintenance of any such policies and arrangements. In the event that such policies can not be obtained directly by STI, the STAG Parties agree to all cooperate, at STI’s expense, with all reasonable requests of STI including, if permitted by applicable law, obtaining such policies in STAG’s name, with STI being named as a loss payee or other insured.

Section 11 Confidentiality.

(a) Generally. All Confidential and Proprietary Information shall be and remain the sole and exclusive property of STI, without regard to any involvement that any of the STAG Parties may have (or have had) in the conception, development, creation, and/or modification of same. Each of the STAG Parties agree that it and they will not at any time during the Term hereof or at any time thereafter (regardless of the reason for termination), in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any Person, in any manner whatsoever, any Confidential Information and Proprietary Information (as defined herein). For purposes of this Agreement, a “Person” means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

(b) “Confidential and Proprietary Information” Defined. “Confidential and Proprietary Information” means any and all information or material: (i) disclosed or communicated by STI to the STAG Parties; (ii) developed, learned, or otherwise acquired by the STAG Parties and relating, directly or indirectly, to the engagement with STI; (iii) entrusted to STI or the STAG Parties by third parties; and/or (iv) disclosed or communicated to the STAG Parties during its engagement with STI by any third party that owes a duty of confidentiality with respect to the

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information and/or material so disclosed or communicated. Confidential and Proprietary Information includes, but is not limited to, Inventions (as defined herein), confidential information, trade secrets, copyrighted works (registered, unregistered, and/or common law), product ideas, techniques, processes, formulas, computer software source and/or object code and documentation, algorithms, system design, architecture, logic, structure, software, mask works, data and/or any other information of any type relating to research, development, marketing, forecasts, sales, profit margins, costs, pricing, non-public financial or accounting information, lists of actual or potential clients suppliers or partners, and/or personnel data, including without limitation, the salaries, duties, qualifications, performance levels, and terms of compensation of other STI employee, without regard in any event to whether such information or material is or is not marked as “proprietary” and/or “confidential.” Confidential and Proprietary Information may (but need not) be contained in material such as drawings, samples, procedures, specifications, reports, studies, analyses, client or supplier lists, budgets, cost or price lists, compilations and/or computer programs, or may be in the nature of unwritten knowledge or know-how, without regard to whether such knowledge or know-how is protected by the law of trade secrets.

(c) Exclusions. The provisions of this Section 11 shall not apply to: (i) information that is public knowledge or available to the public other than as a result of disclosure by any of the STAG Parties in breach of this Section 11; (ii) information disseminated by STI to third parties in the ordinary course of business; (iii) information lawfully received by the STAG Parties from a third party who, based upon reasonable inquiry by the STAG Parties, is not bound by a confidential relationship to STI or any of its Affiliates (as defined herein); or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the STAG Parties. For purposes of this Agreement, an “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to have control when such Person possesses the power, directly or indirectly, or has the power to direct or to cause the direction of, the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

Section 12 Ownership of STI Documents.

All STI Documents (as defined herein) shall be and remain the sole and exclusive property of STI without regard to any involvement any of the STAG Parties may have (or have had) in the conception, development, creation, and/or modification of such STI Documents. All STI Documents, materials, and property in any of the STAG Party’s possession or under its or his control shall be returned to STI as and when requested, excepting only personal copies of records relating to compensation (“Personal Documents”). Even if STI does not so request, each of the STAG Parties shall return all STI Documents, materials, and property immediately upon the termination of engagement hereunder without regard to the reason for the termination, and, except for Personal Documents, will not take or give to any third party any STI Documents, materials, or property or any reproduction thereof upon said termination of engagement. “STI Documents” means documents or other media that contain or relate to Confidential and Proprietary Information (as defined herein) or any other information concerning the business, operations, or plans of STI, whether such documents have been prepared by the STAG Parties or by others. STI Documents include, but are not limited to, papers, drawings, photographs, charts, graphs, notebooks, client lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

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Section 13 Inventions; Copyrights; Further Assurances.

(a) Inventions. The STAG Parties are hereby retained in a capacity that specifically includes the making of Inventions for the exclusive benefit of STI, as the STAG Parties are being hired, inter alia, to invent. The STAG Parties hereby transfer, assign, and convey to STI any and all rights he presently has or may acquire in any and all Inventions conceived, made, developed, or first reduced to practice or learned by him and/or others during the term of his engagement with STI (regardless of patentability) which relate to the Restricted Products and Services (as hereinafter defined). This assignment shall include: (i) the right to file and prosecute patent applications on such Inventions in any and all countries, (ii) the patent applications filed and patents issuing thereon, and (iii) the right to obtain copyright, trademark or trade name protection for any related work product. The STAG Parties shall promptly and fully disclose all such Inventions to STI conceived, made, developed, or first reduced to practice or learned, either alone or jointly with others, during the term of his engagement with STI and assist STI in obtaining and protecting the rights therein (including patents thereon) in any and all countries (at STI’s sole cost and expense); provided, however, that said Inventions will be the sole property of STI, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be, and which relate, directly or indirectly, to his work for STI. Such disclosure shall be made promptly after each Invention is conceived, made, developed, or first reduced to practice or learned, whichever is earliest in time. “Invention(s)” means any and all discoveries, developments, concepts, designs, ideas, improvements, inventions and/or works of authorship (including, but not limited to interim work product, modifications, and derivative works), whether or not patentable, copyrightable, or otherwise legally protectable. This includes, but is not limited to, any new product, method, procedure, process, formulation, algorithm, computer program, software, technique, use, equipment, device, apparatus, system, compound, composition of matter, design or configuration of any kind, and/or any improvement(s) thereon.

(b) Copyrights. Each of the STAG Parties agrees to promptly and fully disclose to STI any and all copyrighted (registered, unregistered, or common law) and potentially copyrightable subject matter that any of the STAG Parties conceives, creates, develops, or modifies at anytime during the term of engagement by STI which relates, directly or indirectly, to its work as a contractor, including without limitation, all computer programs, documentation, technical descriptions for products, user’s guides, and/or illustrations, including any contributions to such subject matter (“Copyright Product”). All Confidential and Proprietary Information which is Copyright Product shall be considered “work made for hire” under the copyright laws of the United States, and the copyright for any and all Copyright Product shall automatically be and remain the sole and exclusive property of STI. Furthermore, each of the STAG Parties hereby transfers and assigns to STI any and all rights they presently possess or may acquire in any and all Copyright Product which, for any reason, does not qualify as “work made for hire”. If any Copyright Product embodies or reflects any of preexisting rights, the STAG Parties hereby grant to STI an irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

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(c) Moral Rights Waiver. The STAG Parties irrevocably waive and agree never to assert any moral or any other rights of any nature, kind and description whatsoever the STAG Parties may be deemed to have in any Deliverables, even after any termination or expiration of this Agreement, and to obtain a similar waiver from other STAG personnel and Third Party Contractors performing Services on behalf of the STAG Parties prior to the provision of any such Services by each such party.

(d) Further Assurances. During and at anytime after engagement by STI and upon STI request, each of the STAG Parties will execute all papers in a timely manner and do all reasonable acts necessary or desired to apply for, secure, maintain and/or enforce patents, copyrights, trademarks and any other legal rights in the United States and any foreign countries in any and all Inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets owned by and/or assigned to STI hereunder or otherwise. Each of the STAG Parties will execute all papers and do any and all reasonable acts necessary or desired to assign and transfer to STI, or any Person to whom STI is obligated to assign its rights, all of the STAG Party’s entire right, title, and interest in and to any and all Inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets. In the event that STI is unable for any reason whatsoever to secure any STAG Party’s signature to any document reasonably necessary or desired for any of the foregoing purposes (including, but not limited to, renewals, extensions, re-registrations, continuations, divisions or continuations in part), each of the STAG Parties hereby irrevocably designates and appoints STI and its duly authorized officers and agents as their agents and attorneys-in-fact to act for and in their behalf and in their stead, but only for the purpose of executing and filing any such document(s) and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by the STAG Parties.

Section 14 Non-Competition.

Each of the STAG Parties agrees that it or he shall not during the Term and during the Restricted Period (as herein defined), directly or indirectly, alone or as principal, partner, joint venture, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, engage in, consult or assist any other entity in any manner or in any capacity whatsoever, in designing, developing, manufacturing, installing, servicing, maintaining and/or otherwise marketing powered air purifying respirators equipment, dual air supply units and any other respiratory product for chemical, biological, radiological and nuclear protection, including all associated accessories, supplies and products; or (b) performing any other business activities which are the same or substantially similar to any business activity provided or performed by STI or any STI Affiliate at anytime during the Term (the “Restricted Products and Services”). The foregoing restriction will apply throughout all of North America and Europe, or such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of STI and its Affiliates (the “Restricted Territory”). For purposes of this Agreement, the term “Restricted Period” shall mean the period of time following the date of the STAG Party’s termination equal to the longer of: (i) twenty-four (24) months; or (ii) forty-eight (48) months less the number months that have elapsed from the date hereof until the date of STAG’s termination hereunder (or if such calculated period is unenforceable by law, then for such period as shall be enforceable).

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Section 15 Non-Solicitation of the STAG Parties.

Each of the STAG Parties agrees that it or he shall not during the Term and during the Restricted Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever: (i) hire, solicit for hire, engage, retain, or enter into any engagement, agency, consulting or other similar agreement or arrangement with, any Person who, within the twenty-four (24) month period prior to the termination of STAG’s engagement by STI, was an employee of STI or a STI Affiliate, or (ii) induce or attempt to induce such Person to terminate his engagement with STI or any STI Affiliate.

Section 16 Non-Solicitation of Clients or Customers.

Each of the STAG Parties agrees that it or he shall not during the Term and during the Restricted Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, directly or indirectly, for his own account, or for the account of others, solicit orders for Restricted Products and Services from, or provide Restricted Products and Services to or for, any Person that was a customer or client of STI or any STI Affiliate (or which STI or any STI Affiliate was soliciting to be a customer or client) at anytime during the twenty-four (24) month period preceding the termination of STAG’s engagement.

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Section 17 Breach of Restrictive Covenants; Specific Enforcement; Passive Investments.

(a) The restrictions contained in Section 9 and Sections 11 through 17 hereof, inclusive, are necessary for the protection of the business and goodwill of STI and its Affiliates and are considered by each of the STAG Parties to be reasonable for such purposes. It is acknowledged that it may be impossible to determine the monetary damages incurred by the violation of this Agreement by any STAG Party and that any violation of this Agreement will cause irreparable, immediate and substantial injury to STI. Accordingly, each of the STAG Parties agrees that STI will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining the STAG Parties and any other involved party from committing a violation of this Agreement and each of the STAG Parties agrees to the issuance and entry of such injunction. In addition, STI will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by any of the STAG Parties and/or others. With specific regard to the restrictions contained in Section 14 hereof, in the event a court should find that the Restricted Territory should encompass some geographic territory other than all of North America and Europe despite the Parties’ agreement that such restriction is necessary for the protection of the business and goodwill of STI, the Parties intend that the covenant contained therein shall be construed as a series of separate covenants, one for each city, county, state and country of the Restricted Territory. In such an event, except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained therein.

(c) Notwithstanding the terms of Sections 14 through 16 hereof, inclusive, each of the STAG Parties shall be permitted to be a passive owner of not more than five percent (5%) of the outstanding stock of a corporation that is publicly traded, so long as such STAG Parties has no active participation in the business of the corporation.

(d) All payments otherwise to be made by STI to STAG hereunder may be set-off in accordance with the set-off provisions as set forth in Section 7.5 of the Merger Agreement.

(e) The Parties acknowledge that the legal rights and protections afforded to STI in Sections 11 through 13 hereof, inclusive, are for the benefit of STI and extend to, and cover, all of services provided by STAG to STI prior to the execution of this Agreement. Consequently, such provisions shall expressly cover all of STI’s predecessors in interest, by merger or otherwise.

(f) The Parties acknowledge that STI has entered into this Agreement in strict reliance upon the terms and conditions contained in Section 9 and Sections 11 through 17 hereof, inclusive, and that the same form an essential basis of the bargain between the parties. Consequently, the parties agree that the terms and conditions contained in Section 9 and Sections 11 through 17 hereof, inclusive, will survive and apply even if found to have failed of their essential purpose.

Section 18 No Breach of Prior Agreement.

The performance of STAG’s duties hereunder will not breach any invention, assignment, proprietary information, non-competition, confidentiality, or other agreement or

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understanding with any former employer or other Person, and none of the STAG Parties will not use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to STI. STI understands that situations may arise in the future that may require STI to discuss with his future employers the existence of this Agreement and each of the STAG Parties hereby expressly grants STI permission to do so.

Section 19 Notices.

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the STAG Parties:

Hans Hauser

Frohburgstrasse 20 a

C H 8006 Zurich Switzerland

With a copy to:

Arent Fox, PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036

Attention: Richard N. Gale, Esq.

If to STI:

Safety Tech International, Inc.

c/o TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glen Dale, Maryland 20769

Attention: Richard V. Priddy

With a copy to:

Whiteford, Taylor & Preston L.L.P.

7 St. Paul Street

Baltimore, Maryland 21202

Attention: Frank S. Jones, Jr., Esq.

or to such other address as a Party hereto shall designate to the other Party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof. Notice shall be deemed duly given when received by the addressee thereof, provided that any notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.

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Section 20 Waiver of Breach.

Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either any of the STAG Parties or of STI.

Section 21 Assignment.

None of the STAG Parties may assign its or his rights or delegate any of their duties hereunder; provided, however, that this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the STAG Parties to the extent of any payments due to STAG hereunder. Notwithstanding anything to the contrary contained herein, STI shall be free to assign its rights and delegate its duties hereunder, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of STI, all as though such successors and assigns of STI and their respective successors and assigns were STI. As used in this Agreement, the term “STI” shall be deemed to refer to any such successor or assign of STI referred to in the preceding sentence.

Section 22 Withholding of Taxes.

All payments required to be made by STI to STAG hereunder shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as STI may reasonably determine it should withhold pursuant to any applicable law or regulation.

Section 23 Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

Section 24 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 25 Governing Law.

This Agreement has been entered into within the State of Maryland and shall be deemed performed therein. This Agreement shall be construed, interpreted and enforced in accordance only with the laws of the State of Maryland, without regard to its conflicts of law principles, and without regard to the United Nations Convention on Contracts for the International Sale of Goods. STI and the STAG Parties hereby agree that any suit, action or proceeding arising out of or based upon any claim hereunder shall be instituted against the STAG Parties in state or federal court in Maryland, and the STAG Parties and STI waive any objection they may have to the exclusive laying of venue of such suit, action or proceeding therein. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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Section 26 Amendments.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement.

Section 27 Third Party Beneficiaries.

Other than TVI which is an express third party beneficiary hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 28 Press Releases and Public Announcements.

No STAG Party shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of STI. STI may use the STAG Parties’ name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media during his engagement for any business purpose.

Section 29 Headings; Explanatory Note.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The Explanatory Note appearing at the beginning of this Agreement is not a mere recital but is an integral part of the agreement embodied hereby.

Section 30 Expenses.

Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Parties agree that in the event that a Party is successful in whole or in part in any legal action against the other Party hereunder (including, without limitation, an action to enforce the restrictions contained in Sections 11 through 17 hereof, inclusive), the prevailing Party will be entitled to recover all costs associated with such action, including reasonable attorneys’ fees, from the other Party.

Section 31 Construction.

(a) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context

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requires otherwise. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including any and all schedules and exhibits hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns.

(b) The only binding version of this Agreement shall be in the English language. In the event of any dispute, the English language version of this Agreement will control. The Parties hereby waive any and all defenses to the full enforcement of this Agreement, which defenses are based in whole or in part upon the failure, or claimed failure of any Party, to understand the English version of this Agreement. Any version of this Agreement that exists in any other language shall have no validity or weight whatsoever in the event of any dispute.

(c) The Parties acknowledge that each Party and its respective counsel have reviewed and revised the English version of this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits, or schedules hereto.

Section 32 Entire Agreement.

This Agreement constitutes the entire agreement by STI and the STAG Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the STAG Parties and STI with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the STAG Parties and STI.

Section 33 Survival.

The obligations of Sections 4, 5, 11 through 17, 25, 28, 30, and this Section 33 shall survive any termination or expiration or other termination of this Agreement whatsoever.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

SAFETY TECH INTERNATIONAL, INC.

By:
Dale Kline, President and CEO

SAFETY TECH, AG

By:
Hans Hauser, President and CEO

PRINCIPAL:

Hans Hauser, individually

RESEARCH AND DEVELOPMENT AGREEMENT

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